SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

THOUSAND TRAILS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☒  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock (par value $.01)

(2)	Aggregate number of securities to which transaction applies: 6,973,943

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee is determined based upon the sum of (a) the product of 6,973,943 shares of Common Stock and the expected merger consideration of $14.50 per share and (b) the difference between the expected merger consideration of $14.50 per share and the exercise price per share of each of the outstanding options to purchase 1,200,368 shares of Common Stock for which the exercise price per share is less than the merger consideration per share. In accordance with Exchange Act Rule 0-11(c) and Fee Rate Advisory #11 for fiscal year 2003 the filing fee was determined by calculating a fee of $80.90 per $1,000,000 of the aggregate merger consideration of $113,664,293.

(4)	Proposed maximum aggregate value of transaction: $113,664,293

(5)	Total fee paid: $9,195

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy

Thousand Trails, Inc.

3801 Parkwood Blvd., Suite 100
P.O. Box 2529
Frisco, Texas 75034

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Thousand Trails, Inc.:

     You are cordially invited to attend a special meeting of stockholders of Thousand Trails, Inc., which will be held at                      local time on         , 2003 at our headquarters at 3801 Parkwood Blvd., Suite 100, Frisco, Texas 75034.

     At the special meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger under which KTTI Acquisition Company, Inc., a wholly owned subsidiary of KTTI Holding Company, Inc., will merge with and into Thousand Trails. If the merger is completed, for each share of Thousand Trails common stock you own, you will receive $14.50 in cash, subject to adjustment in the event our working capital is less than a specified amount at the end of the month before the closing of the merger. We do not currently expect that any adjustment will be required. Following the merger, Thousand Trails will be a wholly-owned subsidiary of KTTI Holding Company, Inc.

     After careful consideration, the Thousand Trails board of directors has approved the merger agreement and has determined that the merger and merger agreement are advisable, fair to and in the best interests of Thousand Trails and the Thousand Trails stockholders. The board of directors recommends that you vote “FOR” the merger proposal.

     Your vote is very important, regardless of the number of shares you own. Please vote your shares as soon as possible so that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please take the time to vote on the proposal by completing and mailing the enclosed proxy card to us. To vote your shares please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage prepaid envelope.

     The accompanying proxy statement and notice of special meeting contain important information about the merger. We encourage you to read this entire document carefully.

Sincerely,

William J. Shaw President and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities regulator nor has the Securities and Exchange Commission or any state securities regulator passed upon the fairness or merits of the merger or upon the accuracy or adequacy of the information contained in the proxy statement. Any representation to the contrary is unlawful.

The proxy statement and form of proxy are dated             , 2003 and are first being mailed to stockholders
on or about               , 2003.

Thousand Trails, Inc.

3801 Parkwood Blvd., Suite 100
P.O. Box 2529
Frisco, Texas 75034

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON             , 2003

     The Special Meeting of Stockholders of Thousand Trails, Inc., a Delaware corporation, will be held beginning at               local time on               , 2003 at its headquarters at 3801 Parkwood Blvd., Suite 100, Frisco, Texas 75034, to consider and vote on the following matters:

1.	To consider and vote upon a proposal recommended by the Thousand Trails board of directors to approve the Agreement and Plan of Merger, dated as of April 29, 2003, by and among Thousand Trails, KTTI Holding Company, Inc., a Delaware corporation, and KTTI Acquisition Company, Inc., a Delaware corporation and wholly owned subsidiary of KTTI Holding Company, Inc., and the merger contemplated thereby, as more fully described in the accompanying proxy statement; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

                            , 2003 has been fixed as the record date for stockholders entitled to receive notice of and to vote at the special meeting, and only holders of record of Thousand Trails common stock at the close of business on that day will be entitled to receive notice of, and to vote at, the special meeting.

     All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, whether or not you plan to attend, you are urged to complete and promptly return the enclosed proxy, which is solicited by the board of directors, in the return envelope provided. Returning your proxy does not deprive you of your right to attend the special meeting and to vote your shares of common stock in person, should you desire to do so.

BY ORDER OF THE BOARD OF DIRECTORS

Walter B. Jaccard Corporate Secretary
Dated: , 2003

PLEASE DATE, MARK AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT
PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
NO POSTAGE FOR MAILING IN THE UNITED STATES.

TABLE OF CONTENTS

SUMMARY TERM SHEET
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
General
Voting Information
Voting Agreements
Required Vote
Postponement or Adjournment
Surrender of Share Certificates
Parties to the Merger
Background of the Merger
Reasons for the Merger and Recommendation of the Thousand Trails Board of Directors
Thousand Trails Board of Directors’ Recommendation
Opinion of Stephens Inc.
Financing of the Merger
Appraisal Rights
Federal Income Tax Consequences
THE MERGER AGREEMENT
Effective Time
Certificate of Incorporation and By-Laws
Payment for Thousand Trails Common Stock and Options
Directors and Officers of Thousand Trails Following the Merger
Representations and Warranties
Conduct of Business Pending the Merger
Covenants and Agreements
Conditions to Consummation of Merger
No Solicitation of Transactions
Termination
Termination Fee; Expenses
Amendment and Waiver
Director and Officer Indemnification
Delaware’s Anti-Takeover Statute
INTERESTS OF CERTAIN PERSONS IN THE MERGER
Treatment of Options
Arrangements with Continuing Management
Indemnification and Insurance
INFORMATION ABOUT THOUSAND TRAILS
Selected Financial Data
Price Range of Thousand Trails Common Stock
Dividends
Principal Stockholders And Security Ownership Of Management
ADDITIONAL INFORMATION
Stockholder Proposals For The Next Annual Meeting
Where You Can Find More Information
ANNEX A
ANNEX B
ANNEX C

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS	6
THE SPECIAL MEETING	7
General	7
Voting Information	7
Voting Agreements	8
Required Vote	8
Postponement or Adjournment	9
Surrender of Share Certificates	9
Parties to the Merger	11
Background of the Merger	11
Reasons for the Merger and Recommendation of the Thousand Trails Board of Directors	17
Thousand Trails Board of Directors’ Recommendation	18
Opinion of Stephens Inc.	18
Financing of the Merger	22
Appraisal Rights	24
Federal Income Tax Consequences	26
THE MERGER AGREEMENT	28
Effective Time	28
Certificate of Incorporation and By-Laws	28
Payment for Thousand Trails Common Stock and Options	28
Directors and Officers of Thousand Trails Following the Merger	29
Representations and Warranties	29
Conduct of Business Pending the Merger	31
Covenants and Agreements	31
Conditions to Consummation of Merger	32
No Solicitation of Transactions	33
Termination	34
Termination Fee; Expenses	34
Amendment and Waiver	36
Director and Officer Indemnification	36
Delaware’s Anti-Takeover Statute	36
INTERESTS OF CERTAIN PERSONS IN THE MERGER	37
Treatment of Options	37
Arrangements with Continuing Management	37
Indemnification and Insurance	38
INFORMATION ABOUT THOUSAND TRAILS	39
Selected Financial Data	39
Price Range of Thousand Trails Common Stock	40
Dividends	40
Principal Stockholders And Security Ownership Of Management	41
ADDITIONAL INFORMATION	42
Stockholder Proposals For The Next Annual Meeting	42
Where You Can Find More Information	42
ANNEX A — THE MERGER AGREEMENT	A-1
ANNEX B — OPINION OF STEPHENS INC	B-1
ANNEX C — SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	C-1

i

THOUSAND TRAILS, INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
                     , 2003

SUMMARY TERM SHEET

     The following is a summary of the terms of the proposed merger of KTTI Acquisition Company, Inc., a wholly-owned subsidiary of KTTI Holding Company, Inc., with and into Thousand Trails, Inc., with Thousand Trails surviving as a subsidiary of KTTI Holding, and other information relating to the special meeting of stockholders of Thousand Trails.

     This summary may not contain all of the information that is important to you. For a more complete understanding of the merger and the other information contained in this proxy statement, you should read this entire proxy statement carefully, as well as the additional documents to which it refers. A copy of the Agreement and Plan of Merger, dated as of April 29, 2003, by and among Thousand Trails, KTTI Holding and KTTI Acquisition, is attached as Annex A to this proxy statement. For instructions on obtaining more information, see “Additional Information — Where You Can Find More Information.”

The Parties

Thousand Trails (see page 11)	Thousand Trails, Inc., a Delaware corporation, and its subsidiaries own and operate a system of 59 membership-based campgrounds located in 17 states and British Columbia, Canada, serving 112,000 members as of June 30, 2002. Through its subsidiaries, Thousand Trails also provides a reciprocal use program for members of approximately 280 recreational facilities and manages 240 public campgrounds for the United States Forest Service and other entities.

KTTI Holding and KTTI Acquisition (see page 11)	KTTI Holding Company, Inc. is a Delaware corporation formed solely for the purpose of holding 100% of the capital stock of KTTI Acquisition Company, Inc. and, after the merger, the surviving corporation. At the closing of the merger, investment funds affiliated with Kohlberg Management IV, L.L.C. (“Kohlberg”) will be the owners of all of the outstanding capital stock of KTTI Holding.

KTTI Acquisition Company, Inc. is a Delaware corporation and is a wholly-owned subsidiary of KTTI Holding and was formed solely for the purpose of merging with and into Thousand Trails, at which time the separate corporate existence of KTTI Acquisition will cease and Thousand Trails will continue in existence as the surviving corporation and a wholly-owned subsidiary of KTTI Holding. KTTI Acquisition has not engaged in any business except in furtherance of the merger.

The Special Meeting

General (see page 7)	This proxy statement is being furnished to holders of shares of Thousand Trails common stock for use at the special meeting of stockholders in connection with the approval of the merger agreement. The meeting will be held at local time on , 2003 at its headquarters at 3801 Parkwood Blvd., Suite 100, Frisco, Texas 75034.

Vote Required to Approve the Merger Agreement (see page 8)	The holders of a majority of the outstanding shares of Thousand Trails common stock entitled to vote at the meeting must vote to approve the merger agreement. If you do not vote your shares, the effect will be a vote against the approval and adoption of the merger agreement and the merger.

Voting Agreements of Principal Stockholders (see page 8)	Simultaneously with the execution of the merger agreement, William J. Shaw, the William J. Shaw Family Partnership, L.P. and Carl Marks Strategic Investments, L.P., entered into voting agreements with KTTI Holding and KTTI Acquisition, in which such stockholders agreed among other things to vote their shares of Thousand Trails common stock in favor of the merger and against any competing transaction at any meeting of Thousand Trails stockholders held to consider and vote upon the merger. These stockholders also granted KTTI Holding an irrevocable proxy to accomplish such actions. Mr. Shaw is the president, chief executive officer and a director of Thousand Trails; Carl Marks is the largest stockholder of Thousand Trails; and Andrew M. Boas, an affiliate of Carl Marks, is a director of Thousand Trails. The shares held by Mr. Shaw, the William J. Shaw Family Partnership and Carl Marks collectively represent approximately 57% of the shares of Thousand Trails common stock outstanding as of the record date for the special meeting. These shares will be sufficient to approve the merger agreement and the merger.

The voting agreements will terminate on the earlier of the effective time of the merger or the termination of the merger agreement according to its terms. The merger agreement provides Thousand Trails with specified termination rights, including the right to terminate in connection with the determination that it is required in order for the board of directors to comply with its fiduciary duties under applicable law. The voting agreements do not limit or restrict Mr. Shaw or Mr. Boas in their capacity as directors or as an officer of Thousand Trails.

Record Date and Quorum Requirement (see page 8)	Thousand Trails has set , 2003 as the record date for determining those stockholders who are entitled to notice of and to vote at the special meeting.

A majority of the shares of Thousand Trails common stock issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum for transacting business at the meeting.

Revocation of Proxies (see page 7)	You have the unconditional right to revoke your proxy at any time prior to its use at the meeting by:

•	delivering written notice that the proxy is revoked to the Corporate Secretary of Thousand Trails prior to the special meeting,

•	submitting a subsequently dated proxy to the Corporate Secretary prior to the special meeting or to the inspector of elections at the special meeting, or

•	attending the special meeting, delivering written notice that the proxy is revoked to the inspector of elections, and voting in person.

The Merger

The Merger (see page 28)	KTTI Holding will acquire Thousand Trails through a merger of KTTI Acquisition with and into Thousand Trails. Following the merger, Thousand Trails will be a wholly-owned subsidiary of KTTI Holding.

What You Will Receive in the Merger (see page 28)	Upon the closing of the merger, you will be entitled to receive $14.50 in cash, without interest, for each share of Thousand Trails common stock you hold. However, if Thousand Trails’ working capital, as defined in the merger agreement, is less than $26 million as of the last day of the month prior to the closing of the merger, then the per share merger consideration will be reduced by an amount equal to (i) the amount by which the working capital is less than $26 million, divided by (ii) the fully-diluted number of shares of common stock outstanding as of the date of determination of working capital. It is a condition to closing that Thousand Trails working capital is at least $24 million. Thousand Trails does not currently expect that any working capital adjustment will be required.

The Board of Directors Recommends That You Vote For the Merger Agreement (see page 18)	After careful consideration, the Thousand Trails board of directors approved the merger agreement and has determined that the merger agreement and merger are advisable, fair to, and in the best interests of, Thousand Trails and its stockholders. The Thousand Trails board of directors recommends that you vote “FOR” the adoption and approval of the merger agreement and the merger.

Reasons for the Merger (see pages 17 to 18)	The Thousand Trails board of directors considered a number of factors in reaching its determination to approve the merger agreement. The factors are discussed in detail beginning on page 17 “Reasons for the Merger and Recommendation of the Thousand Trails Board of Directors.”

Interests of Directors and Executive Officers (see pages 37 to 38)	Some of the directors and executive officers of Thousand Trails have interests and arrangements that may be considered different from, or in addition to, your interests as Thousand Trails stockholders.

Opinion of Financial Advisor (see pages 18 to 22)	Stephens Inc., financial advisor to Thousand Trails, has provided an opinion to the Thousand Trails board of directors that, as of the date of that opinion, the cash price of $14.50 per share provided in the merger agreement was fair, from a financial point of view, to holders of Thousand Trails common stock, other than Carl Marks and its affiliates. The full text of Stephens’ written opinion, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by Stephens in rendering such opinion, is attached to this proxy statement as Annex B. Stephens’ opinion was provided for the information and assistance of the Thousand Trails board of directors and is not a recommendation as to how Thousand Trails stockholders should vote at the special meeting. The stockholders are urged to read Stephens’ opinion carefully and in its entirety.

Financing of the Merger (see pages 22 to 24)	The merger is subject to a financing contingency. KTTI Holding intends to fund the merger and Thousand Trails’ working capital needs through a combination of an equity contribution, debt financing, a new revolving credit facility and available cash. Kohlberg has delivered a commitment letter to Thousand Trails to provide the equity and KTTI Holding has provided Thousand Trails with a copy of a commitment letter from iStar Financial Inc. to provide debt, in amounts, when taken together with the available cash of Thousand Trails, sufficient for the payment of the aggregate merger consideration and transaction expenses. KTTI Holding has also provided Thousand Trails with a copy of a commitment letter from a commercial bank to provide a new revolving credit facility for Thousand Trails after the merger. If the financings contemplated by the debt commitment letters are not completed, the merger agreement provides that KTTI Holding and KTTI Acquisition will use commercially reasonable efforts to obtain alternate financing on terms no less favorable to them than the financings contemplated by those debt commitment letters.

Thousand Trails common stock information (see page 40)	The closing price of a share of Thousand Trails common stock on April 29, 2003, which was the trading day immediately preceding Thousand Trails’ announcement that it had signed the merger agreement, was $9.35 per share. The average closing price for a share of Thousand Trails common stock for the four weeks preceding Thousand Trails’ announcement that it had signed the merger agreement was $9.32 per share. The closing price of a share of Thousand Trails common stock on , 2003, which was the last trading day for which a closing sales price was available before this proxy statement was mailed, was $ per share.

Appraisal Rights (see pages 24 to 26)	Under Delaware law, Thousand Trails stockholders are entitled to exercise appraisal rights by following the requirements of the Delaware General Corporation Law. A copy of Section 262 of the Delaware General Corporation Law is attached as Annex C to this proxy statement.

Federal Income Tax Consequences (see pages 26 to 27)	The receipt of cash by holders of Thousand Trails common stock will be a taxable transaction. All stockholders are urged to consult their own tax advisors to determine the effect of the merger on them under federal law and under their own state and local tax laws.

The Merger Agreement

Conditions to the Merger (see pages 32 to 33)	The merger will be completed only if a number of conditions are satisfied or waived by Thousand Trails, KTTI Acquisition and KTTI Holding, as applicable. These conditions include:

•	Stockholder Approval. The merger agreement and the merger will have been approved by the stockholders of Thousand Trails. As noted above, Mr. Shaw, the William J. Shaw Family Partnership and Carl Marks, have entered into voting agreements with respect to approximately 57% of the Thousand Trails common stock.

•	Representations and Warranties. The representations and warranties of the parties shall be true and correct on and as of the closing date of the merger, except to the extent that any failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a material adverse effect on Thousand Trails.

•	Material Adverse Effect. Since April 29, 2003, no circumstances will have occurred that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Thousand Trails.

•	Financing. The financing contemplated by the debt commitments letters described above will have been consummated.

•	Working Capital. Thousand Trails will have working capital, as defined in the merger agreement, of at least $24 million.

•	Appraisal Shares. No more than 5% of the stockholders will have exercised their appraisal rights.

•	No Orders. The absence of any judgment, injunction or order prohibiting the merger.

No Solicitation of Transactions; Rights to Enter Into a Superior Proposal (see pages 33 to 34)	The merger agreement provides that Thousand Trails will not initiate, solicit, negotiate, encourage or provide nonpublic or confidential information to facilitate any proposal or offer from any person concerning an acquisition transaction, or enter into any agreement with respect to an acquisition transaction, except as necessary for its board of directors to comply with its fiduciary duties under applicable law in connection with unsolicited acquisition proposals that could constitute a superior proposal.

If Thousand Trails receives a superior proposal, the board of directors may withdraw or adversely modify its prior recommendation, recommend any alternative acquisition transaction, or enter into an agreement with respect to any alternative acquisition transaction if within five business days after receiving notice of the material terms of the superior proposal KTTI Holding and KTTI Acquisition do not offer adjustments to the merger agreement that permit the board of directors to determine that the merger will be at least as favorable as the superior proposal. In that event, upon payment of a termination fee and expense reimbursement, Thousand Trails may terminate the merger agreement. The Thousand Trails board of directors may cancel the special meeting if it determines it is required to do so to comply with its fiduciary duties under applicable law upon payment of a termination fee and expense reimbursement.

Termination (see pages 34 to 35)	The merger agreement can be terminated in specified circumstances prior to the effective time. These circumstances include:

•	By KTTI Acquisition if the Thousand Trails board of directors withdraws or adversely modifies its recommendation of the merger, recommends any alternative acquisition transaction, or, after receiving a proposal for an alternative acquisition transaction, fails to reconfirm the recommendation or publicly announce that it is not recommending the alternative acquisition transaction.

•	By Thousand Trails if the Thousand Trails board of directors receives a superior proposal to acquire Thousand Trails and the board of directors authorizes Thousand Trails to enter into a definitive agreement with respect to such superior proposal, the Thousand Trails board of directors notifies KTTI Holding of its intent to enter into such agreement and the material terms of the superior proposal, KTTI Holding and KTTI Acquisition have not made an offer that the Thousand Trails board of directors determines is at least as favorable as such superior proposal, and Thousand Trails pays KTTI Acquisition the termination fee and expense reimbursement.

•	By Thousand Trails if the board of directors has determined in good faith, after consultation with legal counsel, that not holding the special meeting is required for the board of directors to comply with its fiduciary duties and Thousand Trails pays KTTI Acquisition a termination fee and expense reimbursement.

•	By Thousand Trails or KTTI Acquisition if, as of the last day of the month preceding the closing of the merger, Thousand Trails’ working capital is less than $24 million.

Termination under each of the circumstances listed above requires Thousand Trails to pay KTTI Acquisition a termination fee of $4 million and reimburse its expenses up to a specified amount. However, there are other circumstances in which termination could require expense reimbursement or the payment of the termination fee.

Regulatory and Third-Party Approvals	Thousand Trials anticipates that no material governmental or third party approvals will be required in order to consummate the merger.

Where You Can Find More Information (see page 42)

     If you have more questions about the merger or would like additional copies of this proxy statement, you should contact:

Thousand Trails, Inc.
3801 Parkwood Blvd., Suite 100
P.O. Box 2529
Frisco, Texas 75034
Attn: Investor Relations
(214) 618-7200

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this proxy statement include statements as to Thousand Trails’ future financial condition, results of operations, cash flows and business. All of these statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical and involve risks and uncertainties. Thousand Trails’ actual financial condition, results of operations, cash flows and business for future periods may differ materially due to several factors, including but not limited to Thousand Trails’ ability to control costs, campground market conditions and other factors affecting Thousand Trails’ sales and marketing plan, the actual rate of attrition in the campground membership base, the actual use of the campgrounds by members and guests, Thousand Trails’ success in collecting its contracts receivable and selling assets, Thousand Trails’ success in acquiring members through the purchase of other membership campground operations and the other factors affecting Thousand Trails’ operations described in this proxy statement and other reports filed by Thousand Trails with the SEC. For further information, please refer to Thousand Trails’ annual report on Form 10-K for the fiscal year ended June 30, 2002 and its quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003.

THE SPECIAL MEETING

General

     This proxy statement is being furnished to you in connection with the solicitation of proxies by the Thousand Trails board of directors for use at the special meeting of stockholders of Thousand Trails to be held beginning at             local time on               , 2003 at its headquarters at 3801 Parkwood Blvd., Suite 100, Frisco, Texas 75034, and any adjournments and postponements of the special meeting. At the special meeting, holders of Thousand Trails common stock of record as of the close of business on the record date will be eligible to consider and vote on the following matters:

1.	To consider and vote upon a proposal recommended by the Thousand Trails board of directors to approve the merger agreement, which is attached as Annex A to this proxy statement and summarized in this proxy statement under the heading “The Merger Agreement” and the merger contemplated thereby; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     The Thousand Trails board of directors recommends that you vote “FOR” approval of the merger agreement and the merger.

     A proxy for the meeting is enclosed with this notice. You are requested to fill in and sign the proxy and mail it promptly in the enclosed postage prepaid envelope. Return of an executed proxy with no instructions indicated on this proxy will result in the shares represented by the proxy being voted “FOR” approval of the merger agreement. Failure to return a properly executed proxy card or to vote at the special meeting will have the effect of a vote “against” approval of the merger agreement.

Voting Information

     Shares of common stock, represented by a properly executed proxy, will be voted as indicated on the proxy. The form of proxy accompanying this proxy statement and the persons named as proxies have been approved by the board of directors. Any proxy given pursuant to this solicitation is revocable at any time prior to the voting at the special meeting by:

•	delivering written notice that the proxy is revoked to the Corporate Secretary of Thousand Trails prior to the special meeting,

•	submitting a subsequently dated proxy to the Corporate Secretary prior to the special meeting or to the inspector of elections at the special meeting, or

•	attending the special meeting, delivering written notice that the proxy is revoked to the inspector of elections, and voting in person.

     Any written notice of revocation should be delivered to Corporate Secretary, Thousand Trails, Inc., 3801 Parkwood Blvd., Suite 100, P.O. Box 2529, Frisco, Texas 75034. Subject to proper revocation, all shares of Thousand Trails common stock entitled to vote at the special meeting and represented at the special meeting by properly executed proxies received by Thousand Trails will be voted in accordance with the instructions contained in such proxies.

     It is proposed that, at the special meeting, action will be taken on the matter set forth in the accompanying notice of special meeting and described in this proxy statement. The board of directors knows of no other matters at this time that may properly be presented for action at the special meeting. If any other matters do properly come before the special meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

     When proxies in the form accompanying this proxy statement are returned properly executed, the shares represented thereby will be voted as indicated thereon, and, where a choice has been specified by the stockholder on the proxy, the shares will be voted in accordance with the specification so made. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this proxy statement, will be paid for by Thousand Trails. In addition to solicitations by mail, directors, officers and regular employees of Thousand Trails may solicit proxies personally or by telephone, mail or other means, for which no compensation will be paid other than their regular salary or other usual compensation. Arrangements also will be made as appropriate with banks and brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such persons, and Thousand Trails will, upon request, reimburse those persons for their reasonable expenses in so doing.

     The Thousand Trails board of directors has fixed the close of business on                    , 2003 as the record date for the determination of the stockholders entitled to notice of, and to vote, at the special meeting and any adjournments and postponements of the special meeting. At the close of business on                         , 2003, the record date for the special meeting, there were outstanding and entitled to vote at the special meeting                   shares of common stock. As of the record date, Thousand Trails directors and executive officers and their affiliates owned               shares of Thousand Trails common stock, entitling them to cast approximately      % of the votes entitled to be cast at the special meeting. The directors and executive officers of Thousand Trails have advised that they intend to vote for the merger and the merger agreement. Shares of Thousand Trails common stock are the only authorized and outstanding voting securities of Thousand Trails.

     The presence at the special meeting, in person or by proxy, of stockholders holding a majority of the voting power of Thousand Trails will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum.

Voting Agreements

     Simultaneously with the execution of the merger agreement, William J. Shaw, president and chief executive officer and chairman of the board of directors of Thousand Trails, the William J. Shaw Family Partnership, L.P. and Carl Marks Strategic Investments, L.P., entered into voting agreements with KTTI Holding and KTTI Acquisition, in which such stockholders agreed to vote their shares of common stock in favor of the merger and against any competing transaction at any meeting of Thousand Trails stockholders held to consider and vote upon the merger and also granted KTTI Holding an irrevocable proxy to accomplish such actions. The shares held by Mr. Shaw, the William J. Shaw Family Partnership and Carl Marks collectively represent approximately 57% of the shares of Thousand Trails common stock outstanding as of the record date for the special meeting. These shares will be sufficient to approve the merger agreement and the merger.

     The voting agreements will terminate on the earlier of the effective time of the merger or termination of the merger agreement according to its terms. The merger agreement provides Thousand Trails with specified termination rights, including the right to terminate in connection with the determination that it is required in order for the board of directors to comply with its fiduciary duties under applicable law upon payment of a termination fee and expense reimbursement. The voting agreements do not limit or restrict Mr. Shaw or Mr. Boas in their capacity as directors or as an officer of Thousand Trails.

Required Vote

     Each holder of Thousand Trails common stock as of the record date is entitled to cast one vote per share, in person or by proxy, upon each matter properly submitted for the vote of the stockholders at the special meeting. Votes at the special meeting will be tabulated by an inspector of elections appointed by Thousand Trails. Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Thousand Trails common stock entitled to vote at the special meeting. A failure to vote, an abstention from voting, or a broker non-vote will have the same legal effect as a vote cast “against” approval of the merger agreement. Executed but unmarked proxies will be voted “FOR” approval of the merger agreement. Brokers, and in many cases nominees, will not have discretionary power to vote on the proposals to be presented at the special meeting. Accordingly, beneficial owners of shares must instruct their brokers or nominees how to vote their shares with respect to the merger proposal at the special meeting. Stockholders are urged to read and carefully consider the information presented in this proxy statement and to complete, date and sign the accompanying proxy card and return it promptly to Thousand Trails in the enclosed postage-prepaid envelope.

Postponement or Adjournment

     Although it is not expected, the special meeting may be postponed or adjourned to a date not later than 30 days after the date of the special meeting without fixing a new record date. Such postponement or adjournment may be made by the Thousand Trails board of directors prior to the special meeting or by approval of the holders of a majority of the shares of Thousand Trails common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Thousand Trails will announce the postponement of the special meeting by press release if made prior to the special meeting and will announce any adjournment at the special meeting. Notice of the time and place of any such postponement or adjournment need not be given unless the meeting is postponed or adjourned for more than 30 days, or a new record date is set. Any postponement or adjournment of the special meeting will allow Thousand Trails stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Surrender of Share Certificates

     Prior to the effective time, KTTI Holding will select a bank or trust company, reasonably acceptable to Thousand Trails, to act as paying agent for the benefit of holders of shares of Thousand Trails common stock in connection with the merger. It is expected that KTTI Holding will deposit with the paying agent funds sufficient to make the payments to Thousand Trails stockholders and option holders required under the merger agreement.

     Promptly after the date on which the transactions contemplated by the merger agreement are consummated, the paying agent will send to each holder of shares of Thousand Trails common stock a letter of transmittal and instructions for use in effecting the surrender of stock certificates. The merger agreement provides that holders of more than 5% of the outstanding shares of Thousand Trails common stock, directors and executive officers will receive letters of transmittal prior to the closing of the merger so that such persons will have an opportunity to surrender their stock certificates and receive the merger consideration on the day of closing. The letter of transmittal will specify that the delivery will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing shares of Thousand Trails common stock to the paying agent. The paying agent will receive a customary fee as compensation for its services, plus reimbursement of its out-of-pocket expenses in connection with such services. Thousand Trails has agreed to indemnify the paying agent against specified liabilities arising in connection with its engagement.

     Each holder of a share of Thousand Trails common stock that has been converted into the right to receive the cash payment of $14.50 per share, less any adjustment for working capital, upon surrender to the paying agent of a stock certificate or certificates representing such shares, together with a properly completed letter of transmittal covering such shares, will receive a cash payment of such consideration. Until surrendered in this manner, each such stock certificate will, after the effective time of the merger, represent for all purposes only the right to receive the merger consideration. No interest will be paid or will accrue on the cash payment.

     If any portion of the cash payment is to be paid to a person other than the registered holder of the stock certificate surrendered in exchange therefor, the stock certificate being surrendered must be properly endorsed or otherwise be in proper form for transfer. In addition, the person requesting such payment must pay to the paying agent any transfer or other taxes required as a result of such payment, or establish that such tax has been paid or is not applicable. Beginning six months after the closing date, holders of Thousand Trails common stock who have not surrendered their stock certificates will be entitled to look to the surviving corporation only as general creditors for payment of their claim for cash. Any amounts remaining unclaimed by holders of common stock five years after the effective time of the merger, or earlier if such amounts would otherwise escheat to or become the property of any governmental entity, will become the property of the surviving corporation, to the extent permitted by applicable law. Neither the paying agent nor any party to the merger agreement will be liable to any holder of certificates formerly representing shares for any amount paid to a public official pursuant to any abandoned property, escheat or similar laws.

     At and after the effective time of the merger, there will be no further registration of transfers of Thousand Trails common stock on the records of Thousand Trails or its transfer agent. From and after the effective time, the holders of Thousand Trails common stock will cease to have any rights with respect to such shares except as provided in the merger agreement or under applicable law.

THE MERGER

Parties to the Merger

     Thousand Trails, Inc. Thousand Trails, Inc., a Delaware corporation, and its subsidiaries own and operate a system of 59 membership-based campgrounds located in 17 states and British Columbia, Canada, serving 112,000 members as of June 30, 2002. Through its subsidiaries, Thousand Trails also provides a reciprocal use program for members of approximately 280 recreational facilities and manages 240 public campgrounds for the United States Forest Service and other entities. Thousand Trails’ principal executive office is located at 3801 Parkwood Boulevard, Suite 100, P.O. Box 2529, Frisco, Texas 75034; its telephone number is (214) 618-7200; and its home page on the Internet is www.thousandtrails.com. The Thousand Trails home page on the Internet is not part of this proxy statement.

     Thousand Trails entered the membership campground business in 1991 with the acquisition of 100% of the capital stock of National American Corporation, a Nevada corporation, and 69% of the capital stock of Thousand Trails, Inc., a Washington corporation (“Old Trails”). Thousand Trails subsequently increased its ownership in Old Trails to 100% and merged Old Trails into Thousand Trails. In December 1999, Thousand Trails acquired 100% of the capital stock of Leisure Time Resorts of America, Inc., a Washington corporation. Thousand Trails and Leisure Time were incorporated in 1984, National American Corporation was incorporated in 1967, and Old Trails was incorporated in 1969.

     KTTI Holding Company, Inc. KTTI Holding Company, Inc. is a Delaware corporation with its principal executive and business office located at 111 Radio Circle, Mount Kisco, New York 10549. Its business telephone number is (914) 241-7430. KTTI Holding was formed solely for the purpose of holding 100% of the capital stock of KTTI Acquisition Company, Inc. and, after the merger, the surviving corporation. At the closing of the merger, investment funds affiliated with Kohlberg Management IV, L.L.C. (“Kohlberg”) will be the owners of all of the outstanding capital stock of KTTI Holding.

     KTTI Acquisition Company, Inc. KTTI Acquisition Company, Inc. is a Delaware corporation with its principal executive and business office located at 111 Radio Circle, Mount Kisco, New York 10549. Its business telephone number is (914) 241-7430. KTTI Acquisition is a wholly-owned subsidiary of KTTI Holding and was formed solely for the purpose of merging with and into Thousand Trails, at which time the separate corporate existence of KTTI Acquisition will cease and Thousand Trails will continue in existence as the surviving corporation and a wholly-owned subsidiary of KTTI Holding. KTTI Acquisition has not engaged in any business except in furtherance of the merger.

Background of the Merger

     In early November 2002, Andrew M. Boas, a director of Thousand Trails and a managing partner of the general partner of Carl Marks Strategic Investments, L.P., Thousand Trails’ largest stockholder, received an unsolicited telephone call from John S. Eastburn, Jr., a principal of Kohlberg & Company, LLC, requesting a meeting with Mr. Boas to discuss a possible acquisition of Thousand Trails. Mr. Boas subsequently telephoned William J. Shaw, Thousand Trails’ president and chief executive officer, to inform him of the contact.

     On November 13, 2002, Mr. Boas and Mr. Eastburn met in New York City. At the meeting Mr. Eastburn expressed an interest in Thousand Trails at a price of from $11.00 to $12.00 per share. Mr. Boas informed Mr. Eastburn that Thousand Trails would be interested in a transaction only at a significantly higher price. At the meeting, Mr. Eastburn signed a confidentiality agreement on behalf of Kohlberg that had been prepared and requested by Thousand Trails. Mr. Boas suggested that Mr. Eastburn follow up on their conversations by contacting Mr. Shaw.

     On November 14, 2002, the board of directors of Thousand Trails held its regularly scheduled meeting at Thousand Trails’ offices in Frisco, Texas. At the meeting, Mr. Boas informed the board that Kohlberg had expressed interest in possibly acquiring Thousand Trails and signed a confidentiality agreement and intended to conduct due diligence regarding Thousand Trails. Mr. Shaw informed the board that two other private equity firms had signed confidentiality agreements with Thousand Trails and were conducting due diligence on Thousand Trails. Mr. Shaw told the board that, in his opinion, the likelihood of a transaction occurring was remote because these firms typically invest in companies that are growing at a faster rate than Thousand Trails.

     On November 18, 2002, Mr. Eastburn telephoned Mr. Shaw to discuss Kohlberg’s interest in Thousand Trails and to gather more information about the operating results and financial condition of Thousand Trails. After the conversation, Mr. Shaw sent diligence materials to Mr. Eastburn, including financial and marketing information. On November 21, 2002, Mr. Eastburn telephoned Bryan D. Reed, Thousand Trails’ chief financial officer, and they discussed the financial information included in the materials.

     On November 25, 2002, Mr. Eastburn telephoned Mr. Shaw to arrange a diligence meeting and followed up by sending Messrs. Shaw and Reed questions to be addressed in the meeting.

     On December 4, 2002, Mr. Eastburn and another representative of Kohlberg, met with Messrs. Shaw and Reed at Thousand Trails’ executive offices in Frisco, Texas, to conduct diligence. After the meeting, Mr. Reed provided Mr. Eastburn with additional information that he had requested.

     On December 5, 2002, Messrs. Boas and Shaw discussed approaches to valuation of Thousand Trails that reflected its cash flow as well as its excess cash and assets available for sale. Later that day, Mr. Boas telephoned Mr. Eastburn to advise him that he and Mr. Shaw would recommend to the board of directors of Thousand Trails the pursuit of a possible combination with affiliates of Kohlberg at a price of $18.50 per share, subject to possible adjustment based on Thousand Trails’ cash position at closing. Mr. Eastburn responded that affiliates of Kohlberg would be willing to pay $15.75 per share, plus up to an additional $1.80 per share based on Thousand Trails’ cash position at closing. He also advised Mr. Boas that a transaction would be subject to a financing contingency. Mr. Boas rejected Mr. Eastburn’s price.

     On December 6, 2002, Messrs. Boas and Eastburn spoke again and Mr. Eastburn proposed a price of $18.50 per share in cash, subject to possible adjustment for Thousand Trails’ cash position, as a basis for proceeding further. Mr. Boas reported the results of his conversation with Mr. Eastburn to Mr. Shaw and Walter B. Jaccard, Thousand Trails’ general counsel.

     On December 13, 2002, the Board of Directors of Thousand Trails held a special meeting by conference telephone. At the meeting, Mr. Boas reviewed for the board the discussions he and Mr. Shaw had had with representatives of Kohlberg. Mr. Shaw also reviewed for the board generally the unsolicited expressions of interest that Thousand Trails had previously received from others. He noted that past interest had generally been withdrawn at an early stage because of concerns with Thousand Trails’ rate of growth and an inability to obtain financing. He also noted that Kohlberg was a substantially capitalized potential acquirer that appeared to have the resources and strategic interest required to consummate a transaction at a value substantially in excess of the interests previously received by Thousand Trails. He also noted that the price proposed by representatives of Kohlberg was substantially beyond the highest market price at which Thousand Trails’ shares had historically traded. At the meeting, counsel from Gibson, Dunn & Crutcher LLP reviewed for the board its fiduciary duties and responsibilities when considering the possible sale of Thousand Trails. After discussion, it was the consensus of the board that the Kohlberg proposal should be pursued. The board also authorized Mr. Shaw to retain a financial advisor to render a fairness opinion concerning the proposed transaction in the event Thousand Trails was able to negotiate a definitive agreement with affiliates of Kohlberg. After the meeting, Mr. Shaw telephoned Mr. Eastburn to advise him of the sense of the board in the meeting.

     On December 16, 2002, Mr. Eastburn sent to Mr. Shaw a draft letter proposing a business combination in which Thousand Trails would be acquired by a newly formed affiliate of Kohlberg for $18.50 per share in cash, subject to reduction if Thousand Trails’ cash was below a minimum level. The letter advised that affiliates of Kohlberg would provide significant equity financing and that it was confident that the required debt financing could be arranged. The letter invited, but did not require, participation in the transaction by management and certain stockholders. The letter stated that the transaction would be subject to the satisfactory completion of diligence, the receipt of commitment letters for the financing and the agreement of Thousand Trails’ principal stockholders to vote in favor of the transaction. In the letter, Kohlberg requested an exclusivity period and expense reimbursement if affiliates of Kohlberg provided a financed transaction at the indicated price which Thousand Trails did not accept, and a fee in the event a competing transaction were consummated.

     On December 16, 2002, Thousand Trails retained Stephens Inc. to render an opinion as to the fairness of the transaction to the Board of Directors of Thousand Trails.

     On December 17, 2002, Mr. Eastburn telephoned Mr. Shaw to schedule additional diligence meetings at Thousand Trails’ offices.

     On December 18 and 19, 2002, Messrs. Shaw and Boas, together with Mr. Jaccard, discussed the contents of the Kohlberg letter and the appropriate response. On December 19, 2002, Mr. Shaw telephoned Mr. Eastburn to advise him of Thousand Trails’ response. During this call, Mr. Shaw informed Mr. Eastburn that management and Thousand Trails’ stockholder affiliates did not desire to participate in the transaction. After the call, Mr. Jaccard sent Mr. Eastburn and Kohlberg’s counsel, Ropes & Gray LLP, a revised draft proposal letter. The revised draft provided for a potential increase to the purchase price based on Thousand Trails’ cash position, eliminated any financing contingency in the event a definitive agreement was reached, shortened the exclusivity period to end on February 10, 2003, and eliminated the payment of any fee on account of any competing transaction arising prior to a definitive agreement.

     On December 20, 2002, Messrs. Shaw and Jaccard, along with counsel, participated in a conference call with Mr. Eastburn and Kohlberg’s counsel to negotiate the open points of the proposal letter. On December 23, 2002, negotiations continued in a conference call among the same participants. Later that day Thousand Trails and Kohlberg signed the proposal letter. The letter provided for a price per share of $18.50 in cash, subject to adjustment upward or downward to reflect Thousand Trails’ cash position at the time of closing, a limited financing contingency and an exclusivity period with limited potential expense reimbursement and no associated fee. The letter also confirmed that the agreement of Carl Marks and Mr. Shaw to vote in favor of the transaction would be subject to Thousand Trails’ not exercising its termination rights in any definitive agreement for a superior offer.

     During January and early February 2003, representatives of Kohlberg conducted diligence on Thousand Trails and sought to obtain financing commitments for the transaction, and representatives of Thousand Trails provided representatives of Kohlberg with requested information. At Mr. Eastburn’s request, on January 6, 2003, Messrs. Shaw, Reed and Jaccard, together with R. Gerald Gelinas, Thousand Trails’ vice president of sales and marketing, had a telephone conference with Kohlberg’s marketing consultants to discuss marketing and other diligence matters. On January 8 and 9, 2003, Mr. Jaccard worked with Kohlberg’s counsel on legal and other diligence items. On January 10, 2003, Mr. Reed met with Kohlberg’s accounting and tax consultants.

     On January 16, 2003, at the request of Mr. Eastburn, Messrs. Shaw, Reed, Gelinas and Jaccard made a presentation about Thousand Trails to potential lenders at a conference facility at the Dallas/Ft. Worth airport. Mr. Eastburn and other representatives of Kohlberg also attended the presentation. Between January 16 and 24, 2003, Kohlberg representatives made site visits to several Thousand Trails campgrounds. On January 24, 2003, Mr. Shaw spoke with Kohlberg’s environmental consultant.

     On January 30, 2003, Messrs. Shaw, Reed, Gelinas and Jaccard made a video conference presentation to some of the principals of Kohlberg & Company, LLC concerning Thousand Trails.

     On January 31, 2003, Mr. Eastburn telephoned Mr. Shaw to discuss the state of Kohlberg’s diligence and arrange a diligence meeting at Thousand Trails’ Frisco, Texas offices. In anticipation of the meeting, Kohlberg sent Thousand Trails a supplemental diligence request list that addressed its main questions. On February 4, 2003, Mr. Eastburn telephoned Mr. Shaw to ask for an extension of its exclusivity period.

     On February 5 and 6, 2003, Mr. Eastburn, together with other representatives of Kohlberg, met with Messrs. Shaw, Reed and Gelinas to discuss diligence matters. On February 5, 2003, Thousand Trails and Kohlberg executed an amendment to the proposal letter extending the exclusivity period to February 24, 2003.

     On February 7, 2003, the board of directors of Thousand Trails held its regularly scheduled meeting at Thousand Trails’ offices in Frisco, Texas. In addition to its other business, the board discussed the status of Kohlberg’s diligence review. Mr. Shaw advised the board that Kohlberg had raised issues about Thousand Trails’ growth, the ongoing member attrition and certain tax and other matters. Mr. Shaw also advised the board that Kohlberg had encountered difficulties in obtaining debt financing for the transaction at the price specified in its proposal, but that it believed that debt financing might be available at a lower purchase price than assumed by its proposal. A representative of Stephens reported to the board concerning the ongoing financial analyses addressing the fairness of the proposed price and possibly lower prices. After discussion, it was the board’s consensus that Thousand Trails should continue to pursue a transaction with Kohlberg.

     On February 18, 2003, Mr. Eastburn telephoned Mr. Shaw and requested a conference to discuss the implications of Kohlberg’s diligence review and efforts to obtain debt financing.

     On February 21, 2003, Messrs. Shaw and Boas, together with a representative of Stephens, participated in a telephone conversation with Mr. Eastburn. Mr. Eastburn advised that in view of the results of its diligence and the limitations on available financing, Kohlberg would only be willing to proceed with the transaction at a price of $13.75 per share. He also requested that Carl Marks and Mr. Shaw, as large stockholders of Thousand Trails, agree to a post-closing indemnity with respect to certain tax matters. Later that day, Mr. Eastburn delivered a letter to Mr. Shaw detailing Kohlberg’s concerns as to business, financial, tax, real estate and other matters. The letter also addressed the implications of the financing Kohlberg believed to be available for a transaction with Thousand Trails.

     On February 24, 2003, Messrs. Shaw, Boas and Jaccard discussed the revised Kohlberg proposal. A representative of Stephens joined the discussion, and the participants addressed possible prices at which Thousand Trails might make a counter-proposal to Kohlberg. Later that day, Messrs. Shaw and Jaccard telephoned each of Thousand Trails’ independent directors to inform them of the Kohlberg letter and the possible Company response. Mr. Jaccard provided each director with a copy of the Kohlberg letter. That day, the exclusivity period in Kohlberg’s original proposal letter expired.

     On February 25, 2003, Mr. Shaw and a representative of Stephens telephoned Mr. Eastburn and suggested a price of $15.00 per share in cash, plus $20 million aggregate face amount of subordinated pay-in-kind debt. Mr. Eastburn did not respond to the proposal.

     On February 26, 2003, Mr. Boas telephoned Mr. Eastburn to discuss Thousand Trails’ proposal. Mr. Eastburn responded with alternatives as to price: either $14.50 per share in cash, or $13.75 per share in cash plus $11 million aggregate face amount of subordinated pay-in-kind debt. Mr. Boas did not respond to the proposal.

     On February 26, 2003, Messrs. Shaw and Boas discussed the revised Kohlberg proposal. Mr. Shaw telephoned a representative of Stephens to review the alternatives proposed.

     On February 27, 2003, Mr. Shaw telephoned Mr. Eastburn to discuss Kohlberg’s latest proposal. Mr. Shaw advised that he and Mr. Boas would be prepared to support a price of $14.50 per share in cash with a possible upward adjustment if Thousand Trails achieved an excess cash position before closing. Mr. Eastburn did not respond to the proposal.

     On February 28, 2003, the Board of Directors of Thousand Trails met by conference telephone to review the negotiations with Kohlberg. Mr. Shaw reviewed the history of the negotiations and discussed the reasons provided by representatives of Kohlberg for the price decrease from its original proposal, including the difficulty in obtaining debt financing and issues concerning Thousand Trails’ growth and member attrition. He also noted that Kohlberg continued to require an indemnity from Carl Marks and himself with respect to certain tax matters. He also reviewed with the board the terms of the draft commitment letter that Kohlberg had received from its prospective secured lender. He also reported to the board that a representative of Stephens had advised that he believed a price of $14.50 per share would be supported by the financial analyses he was preparing for a possible fairness opinion from Stephens. The board concluded that Thousand Trails should continue its negotiations with Kohlberg.

     On March 5, 2003, Mr. Eastburn sent Mr. Shaw a revised proposal letter. The letter provided for a price of $14.50 per share, with an upward or downward adjustment for cash, and an expense reimbursement if an acceptable definitive agreement were not executed. Mr. Jaccard sent an email message to Mr. Eastburn that the original proposal letter had expired and transmitted a revised form of standstill that did not provide for any expense reimbursement. Mr. Eastburn later telephoned Mr. Shaw and told him that Kohlberg would not proceed without the requested expense reimbursement provision.

     On March 9 and 10, 2003, Mr. Eastburn and Mr. Shaw discussed their respective proposals but did not reach any agreement.

     On March 11, 2003, Mr. Jaccard sent Mr. Eastburn a revised proposal. The proposal provided for a price of $14.75 per share, with no adjustment for Thousand Trails’ cash position, and for expense reimbursement only if a definitive agreement were fully negotiated with committed financing and Thousand Trails declined to proceed. Later that day, Mr. Eastburn advised Mr. Shaw that Thousand Trails’ position on expense reimbursement was not acceptable to Kohlberg.

     On March 14, 2003, Mr. Shaw telephoned Mr. Eastburn and told him that Kohlberg’s position on expense reimbursement was not acceptable. Mr. Shaw encouraged Mr. Eastburn to proceed directly to the negotiation of a merger agreement. Mr. Eastburn declined to do so. During this call, Mr. Shaw also advised Mr. Eastburn that he and Carl Marks were not willing to supply the requested indemnity.

     On March 17, 2003, Messrs. Shaw and Jaccard telephoned Thousand Trails’ directors to advise them of the impasse that had been reached with Kohlberg with respect to expense reimbursement. The directors were supportive of Thousand Trails’ position.

     On March 20, 2003, Mr. Eastburn telephoned Mr. Boas to discuss the state of the negotiations. Mr. Boas returned the call. In the conversation, Mr. Boas repeated to Mr. Eastburn that Carl Marks and Mr. Shaw were not willing to supply the requested indemnity. Mr. Eastburn advised that Kohlberg would be willing to proceed without the indemnity for a price of $14.50 per share, with no adjustments for Thousand Trails’ cash position.

     On March 24, 2003, Mr. Eastburn sent Mr. Shaw a revised proposal letter. The letter provided for a price of $14.50 per share, without adjustment, and expense reimbursement if Thousand Trails did not agree to the form of merger agreement to be attached to the proposal letter. Mr. Eastburn also sent a draft merger agreement and the latest draft of Kohlberg’s secured debt financing commitment.

     On March 25, 2003, Messrs. Shaw, Boas and Jaccard, together with Robert C. Ruocco and James F. Wilson, managing partners of the general partner of Carl Marks, had a telephone conference to discuss possible responses to Kohlberg’s position. The group decided to respond to the draft merger agreement and not to the terms of the revised proposal letter.

     On March 31, 2003, Mr. Jaccard sent Mr. Eastburn a revised draft of the merger agreement, together with a memorandum outlining the major points of disagreement reflected in the draft.

     On April 2, 2003, Mr. Eastburn sent a letter to the Board of Directors of Thousand Trails stating that Thousand Trails’ revisions to the draft merger agreement presented serious economic and legal points of disagreement. The letter addressed the merger consideration, the level of Thousand Trails’ disclosures, the termination provisions in the event of Thousand Trails’ receipt of a superior proposal, the financing and other conditions to the closing and the expense reimbursement and break-up fee provisions. Mr. Eastburn renewed his requirement for a standstill agreement with expense reimbursement provisions as a condition for proceeding further.

     On April 3, 2003, Mr. Shaw telephoned Mr. Eastburn and discussed their disagreements, including how to proceed. That day and the next, Messrs. Shaw, Boas and Jaccard, together with a representative of Stephens, discussed the matters raised by Mr. Eastburn’s letter. Mr. Shaw then attempted to reach Mr. Eastburn by telephone.

     On April 7, 2003, Mr. Eastburn returned Mr. Shaw’s call, and he and Mr. Shaw agreed to a one day meeting for the purpose of trying to negotiate a merger agreement.

     On April 8, 2003, Kohlberg’s counsel distributed a revised draft of the merger agreement.

     On April 9, 2003, representatives of Thousand Trails and Kohlberg met in New York City to address the draft merger agreement. Messrs. Shaw, Boas and Jaccard, together with counsel and a representative of Stephens, attended for Thousand Trails. Mr. Eastburn and other Kohlberg representatives, together with counsel, attended for Kohlberg. In the meeting, the parties addressed the principal outstanding matters, including Kohlberg’s requirement that Thousand Trails have minimum cash and working capital levels at closing and other closing conditions, the respective parties’ termination rights, and the circumstances under which Kohlberg would be entitled to expense reimbursement or a break-up fee. At the meeting, it was resolved that there would be only a downward adjustment of the purchase price if the requisite cash and working capital level condition were not satisfied, and that each party would have the right to terminate if the cash and working capital were below a minimum level. Several issues remained unresolved, including whether Kohlberg would be entitled to expense reimbursement if Thousand Trails experienced a material adverse change prior to closing, and the parties undertook to address them in the next few days.

     On April 10, 2003, after consultation with Messrs. Shaw and Boas, Mr. Jaccard and counsel telephoned Kohlberg’s counsel to propose a compromise regarding the principal outstanding matters. The suggested compromise included reimbursement of Kohlberg for its expenses if Thousand Trails did not have the requisite cash and working capital, but no reimbursement of expenses should Thousand Trails experience a material adverse change.

     On April 11, 2003, Mr. Eastburn informed Mr. Shaw that the absence of expense reimbursement for a material adverse change was still not acceptable. On April 13, 2003, Messrs. Shaw and Eastburn discussed the parties’ differences but were unable to resolve them. On April 14, 2003, Messrs. Shaw, Boas and Jaccard discussed the differences. H. Sean Mathis, a director of Thousand Trails, telephoned Mr. Shaw for an update on the negotiations, and then telephoned an operating principal of Kohlberg & Company, LLC concerning the negotiations. Mr. Mathis then reported on the conversation to Mr. Shaw.

     From April 15 to 27, 2003, representatives of and counsel for Thousand Trails and Kohlberg negotiated and resolved the outstanding issues concerning the merger agreement, including the contents of the disclosure schedule prepared by Thousand Trails for the merger agreement and expense reimbursement issues. During this period, these representatives also negotiated the terms of the voting agreements for Carl Marks and Mr. Shaw. On April 15, 2003, Mr. Jaccard and a representative of Kohlberg participated in a telephone call with Kohlberg’s proposed secured lender to discuss diligence items. During this period, Kohlberg provided Thousand Trails with the commitment letters it had received for the debt and equity financings for the transaction, and Mr. Jaccard discussed the status of the financings with Mr. Eastburn by telephone.

     On April 29, 2003, the Board of Directors of Thousand Trails held a special meeting at a conference facility at the Dallas/Ft.Worth airport. Two of the directors, Mr. Boas and Donald R. Leopold, attended by telephone. Messrs. Reed and Jaccard, together with counsel and representatives of Stephens, were also in attendance. Counsel reviewed with the board the legal duties and responsibilities of the directors with respect to the merger. The Stephens representatives made a detailed financial presentation and discussed with the board the treatment in its analyses of the net deferral of sales revenue and expense. Mr. Reed reviewed the most recent financial results of Thousand Trails and Thousand Trails’ expected cash and working capital levels over the term of the merger agreement. Mr. Jaccard reported on the status of Kohlberg’s financing. Counsel reviewed with the board the terms and conditions of the merger agreement and the voting agreements, copies of which had been previously distributed to the board. A representative of Stephens delivered the oral opinion of Stephens, subsequently confirmed in writing, to the effect that, based on and subject to the matters that are stated in the opinion letter, as of the date of the opinion, the consideration to be received by the stockholders of Thousand Trails, other than Carl Marks and its affiliates, is fair to them from a financial point of view. The directors, other than Messrs. Shaw and Boas, then met in executive session to discuss the merger. After the executive session, the discussions of the board continued. After further discussion and consideration, the board unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Thousand Trails and the stockholders of Thousand Trails and voted to recommend the adoption and approval of the merger agreement and the merger to the stockholders of Thousand Trails.

     Later on April 29, 2003, Thousand Trails, KTTI Holding, KTTI Acquisition and Messrs. Shaw and Boas executed and delivered the merger agreement and the voting agreements. On April 30, 2003, prior to the opening of the markets, Thousand Trails announced that it had entered into the merger agreement.

Reasons for the Merger and Recommendation of the Thousand Trails Board of Directors

     At the Thousand Trails board of directors meeting held on April 29, 2003, the Thousand Trails board of directors determined that the merger agreement and the merger are advisable, fair to, and in the best interests of, Thousand Trails and its stockholders and approved the merger agreement and the transactions contemplated thereby. In reaching its decision to approve the merger, the Thousand Trails board of directors, with the assistance of management and its financial and legal advisors, considered a number of factors. The following discussion includes all material factors considered by the board.

     Among the factors the Thousand Trails board of directors considered in deciding to approve the merger are the following:

•	the significant premium to historical market prices represented by the cash price being provided to Thousand Trails stockholders in the merger;

•	the relative lack of liquidity of Thousand Trails common stock due to its low trading volumes on the American Stock Exchange and the absence of research analyst coverage;

•	historical information regarding the financial performance and condition, operations, marketing, management and competitive position of the business;

•	the growth prospects for the business due to the aging and declining membership base of Thousand Trails and the marketing challenges presented to management;

•	the limited opportunities to achieve growth through acquisitions;

•	the terms and conditions of the merger agreement, including the representations, warranties and covenants, the termination provisions and the conditions to the parties’ obligations;

•	the terms of the merger agreement regarding the right of Thousand Trails to consider and negotiate an alternative transaction, as well as the possible effects of the provisions regarding a termination fee and expense reimbursement;

•	management’s assessment of Kohlberg’s ability to obtain the financing to consummate the merger, including the significant equity investment to be made by affiliates of Kohlberg;

•	the experience of Kohlberg in consummating acquisition transactions;

•	the presentation and oral opinion of Stephens, which was later confirmed in writing;

•	the fact that Thousand Trails can terminate the merger agreement, with the reimbursement of Kohlberg’s expenses, if the merger consideration would be less than $14.26 per share on account of the working capital adjustment; and

•	the directors’ fiduciary duties under Delaware law to the Thousand Trails stockholders.

     In approving the merger agreement, the Thousand Trails board of directors also considered other factors, which they believed were outweighed by the foregoing. These include the following:

•	the anticipated increase in the number of recreational vehicle owners over the coming years and the possible increase in driving vacations due to changes in airport security measures;

•	Thousand Trails management has been generally successful in controlling costs; and

•	Thousand Trails has accumulated cash reserves and is not currently dependent on financing for its working capital.

     The foregoing discussion of the factors considered by the Thousand Trails board of directors is not intended to be exhaustive. In view of the many factors considered in connection with its evaluation of the proposed merger, the Thousand Trails board of directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Instead, the board conducted an overall analysis of the factors described. Individual members of the Thousand Trails board of directors may have considered different factors and may have given differing weights to the factors considered.

Thousand Trails Board of Directors’ Recommendation

     The Thousand Trails board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that the stockholders vote “FOR” approval of the merger agreement.

Opinion of Stephens Inc.

Stephens Inc. was retained to render a fairness opinion to the Thousand Trails board of directors in connection with the merger. Pursuant to Stephens’ engagement letter with Thousand Trails, dated January 31, 2003, Stephens delivered a written opinion to the board of directors on April 29, 2003, that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, its work described below and other factors it deemed relevant, as of that date, the consideration to be received by the shareholders of Thousand Trails, other than Carl Marks and its affiliates, under the merger agreement was fair, from a financial point of view.

The full text of Stephens’ written opinion, dated April 29, 2003, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this proxy statement. The summary of Stephens’ opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read Stephens’ opinion carefully and in its entirety.

In arriving at its opinion, Stephens:

•	analyzed certain publicly available financial statements regarding Thousand Trails;

•	analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Thousand Trails prepared by management of Thousand Trails;

•	reviewed the reported prices and trading activity for Thousand Trails common stock;

•	compared the financial performance of Thousand Trails and the prices and trading activity of the common stock of Thousand Trails with that of certain other publicly-traded companies engaged in similar or related lines of business and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain transactions involving similar or related lines of business;

•	performed discounted cash flow analyses using financial projections prepared by the management of Thousand Trails;

•	reviewed the merger agreement and related documents;

•	discussed with the management of Thousand Trails the operations of and future business prospects for Thousand Trails and the anticipated financial consequences of the merger; and

•	performed such other analyses and provided such other services as it deemed appropriate.

In rendering its opinion, Stephens relied on the accuracy and completeness of the information and financial data provided to Stephens by Thousand Trails and Stephens’ opinion is based upon such information. Stephens inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinion, recognizing that Stephens rendered only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of Thousand Trails, Stephens assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the management of Thousand Trails as to the future financial performance of Thousand Trails. Stephens did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Thousand Trails nor did Stephens make any physical inspection of the properties or assets of Thousand Trails.

For purposes of rendering the fairness opinion, Stephens assumed, in all respects material to its analysis, that the representations and warranties of each party to the merger agreement and all related documents and instruments were true and correct, that each party to these documents would perform all of the covenants and agreements required to be performed by each party under these documents and that all conditions to the consummation of the merger would be satisfied without waiver. Stephens assumed that in the course of obtaining any necessary regulatory or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

Stephens’ opinion was provided for the information of the board of directors of Thousand Trails in its evaluation of the merger, and did not constitute a recommendation of the merger to Thousand Trails or its stockholders, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the merger. The consideration to be received in the merger was determined through negotiations between Thousand Trails and representatives of Kohlberg. Stephens advised Thousand Trails in connection with these negotiations but did not recommend any specific amount of consideration to Thousand Trails.

Presentation of Stephens Inc.

In connection with rendering its opinion, Stephens made a presentation to the board of directors of Thousand Trails on April 29, 2003, with respect to the material analyses performed by Stephens in evaluating the fairness of the consideration received. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Stephens, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to April 29, 2003, and is not necessarily indicative of current or future market conditions.

     Stock Price History

Stephens examined and presented the history of the trading prices for Thousand Trails common stock for the ten-year period ending April 28, 2003. Stephens reviewed the daily closing prices of Thousand Trails common stock and analyzed the implied premium represented in the merger relative to the ten-year high closing price of Thousand Trails common stock. This information was presented to the board of directors of Thousand Trails to provide contextual background information regarding the prices of Thousand Trails common stock over the periods indicated.

     Comparable Company Analysis

Stephens compared certain publicly available financial and operating data of selected publicly traded companies engaged in similar or related lines of business to Thousand Trails. This comparison was based on the respective companies’ annual reports on Form 10-K and quarterly reports on Form 10-Q as well as recent Wall Street analysts’ research reports. The selected comparable companies considered by Stephens were:

•	Bluegreen Corporation;

•	ResortQuest International, Inc.;

•	Thor Industries, Inc.;

•	Fleetwood Enterprises, Inc.;

•	Winnebago Industries, Inc.; and

•	Monaco Coach Corporation.

Equity value of the selected comparable companies was calculated based on the closing price per share of each company’s common stock on April 28, 2003. For the selected comparable companies, Stephens derived the ratio of each entity’s market value of fully-diluted common equity plus outstanding debt less cash, cash equivalents and marketable securities (“Enterprise Value”) as of April 28, 2003, to the selected comparable companies’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) and operating income for the latest twelve month (“LTM”) period. Stephens also derived the ratio of each company’s market price per share to the respective company’s LTM earnings per share (“P/E”). The following table sets forth the results of this analysis.

Ratio of Enterprise Value to:	Range:	Mean:

LTM EBITDA	4.9x - 6.5x	5.9x
LTM operating income	5.9x - 9.5x	7.0x

Ratio of :	Range:	Mean:

LTM P/E	8.8x - 15.9x	11.4x

Based on this data, Stephens derived a range of implied trading value of Thousand Trails’ common stock of $9.63 to $13.31 per share based on the ratio of Enterprise Value to Thousand Trails LTM EBITDA; a range of $9.24 to $12.11 per share based of the ratio of Enterprise Value to Thousand Trails operating income; and a range of $9.39 to $13.14 per share based on the ratio of Thousand Trails LTM P/E.

     Comparable Transactions Analysis

Stephens reviewed the financial terms, to the extent publicly available, for the following six transactions involving timeshare and vacation membership companies:

Closing Date	Acquirer	Target

September 24, 2002	USA Interactive, Inc.	Interval International, Inc.
June 3, 2002	Cendant Corporation	Trendwest Resorts
February 12, 2002	Cendant Corporation	Equivest Finance, Inc.
April 3, 2001	Cendant Corporation	Fairfield Communities Inc.
November 17, 1999	Equivest Finance, Inc.	Peppertree Resorts, LTD
October 1, 1999	Starwood Hotels & Resorts	Vistana Inc.

Stephens’ analysis of the selected transactions yielded a ratio of the price paid for the common equity plus the assumed debt (“Total Transaction Value”) to the EBITDA of the target company for the LTM period preceding the announcement of the transaction and operating income of the target company for the LTM period preceding the announcement of the transaction. In deriving a range of values, Stephens utilized only precedent transactions in which the price paid for the common equity (“Equity Value”) was less than $150 million (Cendant Corporation’s acquisition of Equivest Finance, Inc. and Equivest Finance, Inc.’s acquisition of Peppertree Resorts, LTD).

The following table sets forth the results of this analysis:

Ratio of Total Transaction Value of Target Company to:	Range:	Mean:

LTM EBITDA	5.3x-7.6x	6.5x
LTM operating income	8.9x-8.9x	8.9x

Stephens derived a range of implied value of Thousand Trails common stock of $11.47 to $15.15 per share based on a ratio of Total Transaction Value to LTM EBITDA and a range of $10.67 to $13.54 per share based on a ratio of Total Transaction Value to LTM operating income.

     Discounted Cash Flow Analysis

Stephens performed a discounted cash flow analysis of Thousand Trails based upon estimates of projected financial performance prepared by the management of Thousand Trails. Utilizing these projections, Stephens calculated a range of implied equity value per share based upon the discounted net present value of the sum of the projected stream of unlevered free cash flows for the years ending June 30, 2003 to June 30, 2006 and a projected terminal value of both GAAP EBITDA and Adjusted EBITDA (defined as GAAP EBITDA plus net deferral of sales revenue and expense) at June 30, 2006 less net debt outstanding as of December 31, 2002 divided by the number of Thousand Trails fully-diluted shares outstanding. Stephens applied several discount rates (ranging from 18.0% to 22.0%) and multiples of both GAAP EBITDA and Adjusted EBITDA ranging from 4.5x to 6.5x to generate the terminal value. Utilizing this methodology, the implied value per share of Thousand Trails common stock ranged from $11.14 to $18.12 per share.

The summary set forth above does not purport to be a complete description of the analyses performed by Stephens but describes, in summary form, the principal elements of the presentation made by Stephens to the Thousand Trails board of directors on April 29, 2003. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Stephens was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Stephens did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the merger from a financial point of view. Rather, in reaching its conclusion, Stephens considered the results of the analyses in light of each other and ultimately reached its opinion based on the analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, Stephens has indicated to Thousand Trails that it believes that consideration of some of the analyses and factors considered, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying the opinion. The analyses performed by Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Fees

Stephens will receive a fee for its services to Thousand Trails. Under a letter agreement between Thousand Trails and Stephens, Thousand Trails agreed to pay Stephens, upon the rendering of a fairness opinion, a fee of $200,000 for such services. Stephens will also be reimbursed for its out-of-pocket expenses, including reasonable fees and expenses for its legal counsel. In addition, Thousand Trails has agreed to indemnify Stephens for liabilities related to or arising out of the engagement.

As part of Stephens’ investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Thousand Trails and, accordingly, may at any time hold a long or short position in those securities. Stephens, and its affiliates, may maintain other relationships with Thousand Trails and its respective affiliates.

Financing of the Merger

     The obligations of KTTI Holding to consummate the merger are subject to a financing contingency. It is expected that KTTI Holding will fund the merger through a combination of equity contributions and debt financing, which is expected to be sufficient to make the payments required under the merger agreement. Kohlberg has provided Thousand Trails with a commitment letter to provide equity, and KTTI Holding has provided Thousand Trails with a copy of a commitment letter from iStar Financial, Inc. to provide debt financing as further described below.

     The merger agreement provides that KTTI Holding and KTTI Acquisition will use commercially reasonable efforts to complete the financings contemplated by the debt commitment letters and will use their best efforts to cause their affiliates to satisfy their obligations under the equity commitment letter. In the event that the financings contemplated by the debt commitment letters are not completed, the merger agreement provides that KTTI Holding and KTTI Acquisition will use commercially reasonable efforts to obtain alternate financing on terms no less favorable to them than the financings contemplated by the debt commitment letters.

     Thousand Trails has been advised by KTTI Holding that it estimates that the total amount of funds necessary for KTTI Holding and KTTI Acquisition to consummate the merger and pay related fees and expenses is approximately $121,000,000 (of which approximately $113,000,000 is expected to be used to pay merger consideration and $8,000,000 is expected to be used to pay transaction fees and expenses). KTTI Holding expects these funds to come from the following:

•	available cash balances of Thousand Trails;

•	a term loan in the amount of $72,000,000 from iStar Financial; and

•	equity financing in the amount of $35,000,000 to be provided by affiliates of Kohlberg.

     In addition, KTTI Holding has advised Thousand Trails that pursuant to the terms of a binding commitment letter, subject to the execution of definitive loan agreements and the satisfaction of the conditions specified in the commitment letter, Union Bank of California, N.A. has committed to provide the surviving corporation with a $10,000,000 revolving credit facility for working capital and general corporate purposes following the consummation of the merger.

Term Loan

     KTTI Holding has advised Thousand Trails that iStar Financial has committed to make a term loan to KTTI Acquisition in the principal amount of $72 million to finance a portion of the merger consideration. The term loan will be secured by first priority mortgage liens on the U.S. properties of Thousand Trails, a first priority pledge of all dues payments under its membership contracts, a first priority pledge of Thousand Trails’ interest in all of its U.S. subsidiaries and a 65% interest in its Canadian subsidiary, a first priority pledge of all permits, licenses, reservation systems and all other tangible and intangible property of Thousand Trails. The loan will have a ten year term and will bear interest at 10% per annum. The term loan will amortize monthly on a 20-year amortization schedule with mandatory additional annual principal payments equal to 75% of net cash flow, after monthly debt service payments, for the prior calendar year. After the principal balance is reduced to $50 million, the additional annual principal payments shall be made only if then required by iStar Financial.

     Funding of the term loan will be subject to the following significant conditions and other closing conditions:

•	receipt of at least a $35 million equity contribution to KTTI Acquisition;

•	the execution of loan documentation satisfactory to iStar Financial with respect to the term loan;

•	the satisfaction of the closing conditions to be set forth in such loan documentation, including without limitation opinions of counsel satisfactory to iStar Financial;

•	iStar Financial’s satisfaction with the due diligence of Thousand Trails’ properties, including:

o	physical inspections,

o	title,

o	survey,

o	environmental,

o	litigation,

o	permit status,

o	compliance with other laws, including all governmental requirements and compliance with public and private restrictions for all of the properties,

o	delivery of specified documents, and

o	establishment of any reserves or holdbacks as may be required by iStar Financial;

•	iStar Financial’s review and approval of the documents evidencing the revolving credit facility described below and the execution of an intercreditor agreement related to such revolving credit facility;

•	approval of the merger by the Thousand Trails stockholders; and

•	the absence of any material adverse change in Thousand Trails or Thousand Trails’ business or assets since April 22, 2003.

Equity Financing

     Thousand Trails has received a commitment letter from Kohlberg to provide the equity financing. The equity financing will consist of the purchase by investment funds affiliated with Kohlberg of shares of KTTI Holding common stock for total consideration of $35,000,000.

     The obligations of Kohlberg to provide and fund the equity financing are subject to receipt by KTTI Holding or KTTI Acquisition of the debt financing proceeds described above in accordance with the terms of the commitment letters with respect to the term loan and the revolving credit facility and the fulfillment of all of the other conditions to KTTI Holding’s and KTTI Acquisition’s obligations to consummate the merger and the related transactions under the merger agreement.

Revolving Credit Facility

     KTTI Holding has advised Thousand Trails that Union Bank of California has committed to make a revolving credit facility available to the surviving corporation to fund working capital requirements following consummation of the merger. The revolving credit facility would permit the surviving corporation to borrow up to $10 million and would bear interest at either the prime rate, minus 0.50% per annum, or at the London Interbank Offered Rate, plus 1.75% per annum. The revolving credit facility would mature two years after the closing date. Interest on any borrowings under the revolving credit facility would be paid monthly while principal amounts would only be due at maturity; however, the line must be reduced annually to zero for at least 60 consecutive days. Amounts repaid on the revolving credit facility before maturity may be reborrowed. The revolving credit facility would be secured by the surviving corporation’s membership contract purchase price receivables.

     Funding of the revolving credit facility will be subject to the following significant conditions and other closing conditions:

•	the absence of any material adverse change in Thousand Trails’ financial condition, operations, assets, liabilities, business or prospects since April 27, 2003;

•	the consummation of the merger;

•	the negotiation, execution and delivery of loan documentation satisfactory to Union Bank of California with respect to the revolving credit facility; and

•	the satisfaction of the closing conditions to be set forth in such loan documentation.

     If the conditions related to the debt and equity financings described herein are satisfied, it is expected that the proceeds of the debt and equity financings described above, together with Thousand Trails’ available cash, will be sufficient to consummate and fund the merger, pay all fees and expenses related to the merger and provide working capital for the surviving corporation.

     Because the only consideration in the merger is cash and the completion of the merger is subject to a financing condition in an amount sufficient for the payment of the aggregate merger consideration, Thousand Trails does not believe that the financial condition of KTTI Holding or KTTI Acquisition would be material to a stockholder’s decision whether to vote to approve the merger.

Appraisal Rights

     If the merger occurs, holders of Thousand Trails common stock who follow the procedures for asserting and perfecting appraisal rights specified in Section 262 of the Delaware General Corporation Law will be entitled to receive the appraised “fair value” of their shares instead of the merger consideration. The “fair value” could be greater than, less than or the same as the merger consideration. The following summary is qualified in its entirety by Section 262, a copy of which is attached as Annex C to this proxy statement and incorporated herein by this reference. Stockholders should carefully review Section 262 as well as the information discussed below.

     A stockholders who wishes to exercise appraisal rights under Section 262 must do all of the following:

•	The stockholder must deliver a written demand for appraisal to Thousand Trails, which must reasonably inform Thousand Trails of the identity of the stockholder and that the stockholder is demanding appraisal. The demand must be delivered before the vote is taken at the special meeting and must be in addition to and separate from any proxy or vote against adopting the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the adoption of the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.

•	The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement. However, voting for adoption of the merger agreement, whether by proxy or in person, or returning a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of appraisal rights, and will nullify any previously delivered written demand for appraisal.

•	The stockholder must continuously hold the shares of record until the completion of the merger.

     All written demands for appraisal should be delivered to Thousand Trails, Inc., 3801 Parkwood Blvd., Suite 100, P.O. Box 2529, Frisco, Texas 75034, Attention: Corporate Secretary, before the vote is taken at the special meeting. The written demand must be executed by or for the record holder of shares as the holder’s name appears on the certificate(s) for the shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

     A beneficial owner who desires appraisal of shares held in “street name” by a bank, broker or other nominee holder should take appropriate actions to ensure that the nominee holder makes a timely and proper demand for appraisal. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Beneficial owners who hold shares through a brokerage firm, bank or other nominee holder are responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares (which may be the nominee of a central security depository if the shares have been so deposited).

     A record holder, such as a bank, broker, fiduciary, depository or other nominee, who holds shares of Thousand Trails common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must specify the number of shares covered by the demand. If the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

     Within ten days after the merger, Thousand Trails will give written notice of the date of the merger to each stockholder who has properly demanded appraisal and satisfied the requirements of Section 262. These people are referred to as “dissenting stockholders.” Within 120 days after the merger, Thousand Trails or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting stockholders. Thousand Trails has no obligation to, and does not presently intend, to file such a petition. Accordingly, it is the obligation of the dissenting stockholders to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262.

     If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares of Thousand Trails common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the fair value. In determining fair value, the court will take into account all relevant factors. The Delaware Supreme Court has stated, among other things, that “proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be the stockholder’s exclusive remedy in connection with transactions such as the merger, depending on the factual circumstances. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares subject to appraisal.

     From and after the completion of the merger, no dissenting stockholder shall have any rights of a stockholder for any purpose, except the right to receive payment of the fair value determined by the court and to receive payment of dividends or other distributions on the holder’s shares of Thousand Trails common stock, if any, payable to stockholders of record as of a time prior to the merger. If a dissenting stockholder delivers a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration for his or her shares. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court.

     If you wish to exercise your appraisal rights, you must not vote in favor of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law. If you fail to take any required step in connection with the exercise of appraisal rights, it may result in the termination or waiver of these rights.

Federal Income Tax Consequences

     The following discussion is a summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations issued by the United States Treasury Department, judicial authorities, and rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that could be relevant to particular holders of Thousand Trails common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, persons who hold Thousand Trails common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than the United States dollar, persons who have received their Thousand Trails common stock as compensation or otherwise in connection with the performance of services or individuals subject to the “alternate minimum tax.” Further, this discussion does not address the state, local or foreign tax consequences of the merger. The discussion assumes that each stockholder holds its Thousand Trails common stock as a “capital asset” within the meaning of the Internal Revenue Code.

     The receipt of cash for Thousand Trails common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Each holder will recognize gain or loss per share equal to the difference between the merger consideration and the holder’s adjusted tax basis per share in Thousand Trails common stock.

     In general, a holder’s gain or loss from the merger will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for the shares exceeds twelve months. If a holder acquired Thousand Trails shares in different lots, the amount and type of gain or loss generally will be computed separately for each lot. Under current law, net long-term capital gains of individuals are subject to federal income tax at a rate of up to 20%, not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions. However, ordinary income and net short-term capital gains — i.e., gain on capital assets held for not more than twelve months — of individuals currently are subject to federal income tax at a rate of up to 38.6%, not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions. For corporations, capital gains and ordinary income are subject to tax at a federal rate of up to 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income or $1,500 in the case of married individuals filing separate returns. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations, but may not be carried back. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years following the loss year, subject to certain limitations.

     A holder of Thousand Trails common stock may be subject to backup withholding at the rate of 30% with respect to payments of cash consideration received in the merger, unless the holder provides a correct taxpayer identification number in the manner required or is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the paying agent with his or her correct taxpayer identification number by completing a Form W-9 or Substitute Form W-9. A holder of Thousand Trails common stock who does not provide the paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS, as well as backup withholding. Any amount withheld will be creditable against the holder’s federal income tax liability, with any excess refunded, provided a claim is properly filed with the IRS on a timely basis. Thousand Trials or its agent will report to the holders of Thousand Trails common stock and the IRS the amount of any “reportable payments,” as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld from those payments.

     The foregoing discussion is not a complete description of all of the potential tax consequences that may occur as a result of the merger. Each Thousand Trails stockholder should consult his, her or its tax advisor regarding the United States federal income and other tax consequences, as well as the tax consequences under the laws of any state, local or other jurisdiction, arising from the merger.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. You are urged to review the Merger Agreement carefully in its entirety.

Effective Time

     The merger agreement provides that the merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as may be specified in the certificate of merger. Subject to approval of the merger agreement at the special meeting, the filing of the certificate of merger is expected to occur promptly following the satisfaction or waiver of the conditions set forth in the merger agreement.

Certificate of Incorporation and By-Laws

     The certificate of incorporation and by-laws of Thousand Trails will be amended and restated to be identical to those of KTTI Acquisition, except that the name of the surviving company will be Thousand Trails, Inc.

Payment for Thousand Trails Common Stock and Options

     At the time of the merger:

•	each share of Thousand Trails common stock outstanding as of the effective time of the merger will be canceled and converted into the right to receive $14.50 per share in cash, less any working capital adjustment described below;

•	all outstanding options to purchase Thousand Trails common stock, whether or not then vested or exercisable, will be canceled and thereafter the former holder thereof will be entitled to a payment from Thousand Trails, subject to any applicable withholding taxes, as the case may be, equal to the product of (a) the total number of shares of Thousand Trails common stock subject to such Thousand Trails stock option and (b) the excess of the per share merger consideration over the per share option exercise price for such Thousand Trails stock option, payable in cash; and

•	each share of KTTI Acquisition common stock will be canceled and converted into one share of common stock of Thousand Trails.

     The per share merger consideration will be adjusted in the event that Thousand Trails’ working capital, as defined in the merger agreement, is less than $26 million as of the last day of the month immediately preceding the closing date of the merger. In such event, the per share merger consideration would be reduced by an amount equal to the amount by which working capital is less than $26 million divided by the fully-diluted number of shares of common stock outstanding as of the date of determination of working capital. Thousand Trails will announce in a press release any adjustment in the merger consideration due to the working capital amount promptly after the determination is made. Either party may terminate the merger agreement if the amount of working capital is less than $24 million. Based on the number of fully-diluted shares of common stock outstanding as of the date of this proxy statement, the following table shows the per share merger consideration that stockholders would receive in the event of a working capital adjustment:

Working Capital Amount	Adjusted Merger Consideration

$26,000,000	$14.50
$25,500,000	$14.44
$25,000,000	$14.38
$24,500,000	$14.32
$24,000,000	$14.26

     If, on the last day of the month immediately preceding the closing date of the merger, working capital is less than $24 million, each party has the right to terminate the merger agreement. Termination in such circumstances would require Thousand Trails to reimburse Kohlberg’s expenses in connection with the merger. Thousand Trails is currently unable to determine whether it would exercise its right to terminate the merger agreement in that event. Thousand Trails believes that any decision to terminate the merger agreement should be based on the facts and circumstances existing at the time the decision is required. If the total amount of the merger consideration falls below $14.26 per share as a result of the working capital adjustment, Thousand Trails will announce whether it will exercise its right to terminate the merger agreement in the press release announcing the determination of the adjusted merger consideration. Thousand Trails does not currently intend to resolicit proxies if it does not exercise its right to terminate. However, because the announcement will be made prior to the special meeting, stockholders may then submit or revoke their proxies in accordance with the procedures described in the section entitled “The Special Meeting — Voting Information.” As of April 30, 2003, Thousand Trails had $28.8 million of working capital as defined in the merger agreement. Thousand Trails management currently expects working capital to be in excess of $26 million as of June 30, 2003 and July 31, 2003.

Directors and Officers of Thousand Trails Following the Merger

     The directors of KTTI Acquisition immediately prior to the effective time of the merger will be the directors of the surviving corporation immediately after the merger, each to hold office in accordance with the certificate of incorporation and the bylaws of the surviving corporation. The officers of Thousand Trails immediately prior to the effective time of the merger will be the officers of the surviving corporation immediately after the merger.

Representations and Warranties

     The merger agreement contains specified representations and warranties of Thousand Trails relating to its business, operations and financial condition, including representations and warranties relating to:

•	organization and qualification of Thousand Trails and its subsidiaries;

•	certificate of incorporation and by-laws;

•	capitalization of Thousand Trails and its subsidiaries;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts between the merger agreement and Thousand Trails’ charter documents, any material contracts or applicable law;

•	governmental entity or third party consent or filing requirements;

•	company permit requirements;

•	proxy statements, reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents;

•	undisclosed liabilities;

•	information supplied in the proxy statement;

•	absence of events or changes having a material adverse effect, as defined, on Thousand Trails;

•	conduct of the business in the ordinary course;

•	litigation;

•	employee benefit matters;

•	material contracts, as defined by the merger agreement;

•	environmental matters;

•	title to properties and an absence of liens and encumbrances;

•	intellectual property;

•	tax matters;

•	insurance matters;

•	compliance with applicable law;

•	membership contracts;

•	stockholder rights agreements;

•	opinions of financial advisor;

•	the absence of brokers’ and finders’ fees with respect to the merger;

•	employee relations; and

•	affiliate transactions.

     Each of KTTI Holding and KTTI Acquisition has made representations and warranties with respect to, among other things:

•	organization and qualification;

•	ownership of KTTI Holding and KTTI Acquisition;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of conflicts between the merger agreement and charter documents, contracts or applicable law;

•	governmental entity or third party consent or filing requirements;

•	the accuracy of information supplied to Thousand Trails for inclusion in the proxy statement;

•	the absence of brokers’ and finders’ fees with respect to the merger; and

•	financing commitments and arrangements to fund the merger.

Conduct of Business Pending the Merger

     The merger agreement provides, among other things, that Thousand Trails will not take any action outside the ordinary course of business, consistent with past practice, without the prior written consent of KTTI Holding, which consent shall not be unreasonably withheld, including the following:

•	amend its certificate of incorporation or bylaws;

•	issue any stock except for shares pursuant to options previously granted or under the Thousand Trails employee stock purchase plan;

•	authorize, declare, set aside or pay any dividend or other distribution;

•	split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire any shares of Thousand Trails stock or issue or authorize the issuance of any other securities in respect of or in lieu of or in substitution to such shares;

•	acquire another business or sell any portion of its business other than specified assets held for sale;

•	sell, lease or encumber any real property;

•	incur any further debt, guarantee any other person’s debt or make any loans except in specified circumstances;

•	enter into or modify any specified material contract or agreement;

•	make capital expenditures above a specified amount;

•	amend or change the terms of, or waive stock repurchase or acceleration rights, of any options, warrants or restricted stock;

•	increase compensation of any employee except in accordance with past practices and consistent with approved budgets, grant severance pay or forgive employee indebtedness;

•	pay any claims above a specified amount or waive any confidentiality agreements;

•	settle or compromise any litigation above a specified amount;

•	make or revoke any material tax elections or change any method of tax accounting inconsistent with past practice or above a specified amount;

•	change any of the accounting principles or practices used by it;

•	adopt, amend or terminate any employee benefits plan or collective bargaining agreement; and

•	implement any stockholder rights plan.

Covenants and Agreements

     The merger agreement provides for specified covenants and agreements between Thousand Trails and KTTI Acquisition, including the following:

•	KTTI Holding and Thousand Trails will give prompt notice to the other if any occurrence or nonoccurrence would be likely to cause any representation, warranty, covenant, condition, or agreement not to be complied with or satisfied in any material respect.

•	Thousand Trails will suspend its employee stock purchase plan as of June 30, 2003.

•	Thousand Trails will prepare and file a proxy statement as promptly as practicable and call, give notice and hold a meeting of its stockholders as promptly as practicable to seek approval of the merger and the merger agreement.

•	Thousand Trails will give KTTI Holding, KTTI Acquisition and specified representatives reasonable access to Thousand Trails’ properties, books, contracts, personnel and records.

•	KTTI Holding and KTTI Acquisition, on one hand, and Thousand Trails, on the other, will hold any confidential information of the other in accordance with the terms of a confidentiality agreement between Thousand Trails and Kohlberg.

•	KTTI Holding and Thousand Trails will use their commercially reasonable efforts to obtain any necessary authorizations, consents and approvals of any governmental entity or third party.

•	KTTI Holding and KTTI Acquisition, on one hand, and Thousand Trails, on the other, will cooperate with each other and use their commercially reasonable efforts to do all things reasonably necessary, proper or advisable in order to consummate the transactions contemplated by the merger agreement.

•	KTTI Holding and KTTI Acquisition, on one hand, and Thousand Trails, on the other, will consult with each other before making any public statements regarding the merger.

•	KTTI Holding and KTTI Acquisition will use commercially reasonable efforts to complete the debt financings contemplated by the debt commitment letters and will use their best efforts to cause their affiliates to satisfy their obligations under the equity commitment letters and, if the debt financings contemplated by the debt commitment letters are not completed, KTTI Holding and KTTI Acquisition will use commercially reasonable efforts to obtain alternate financing on terms no less favorable to them than the debt financings contemplated by the debt commitment letters.

Conditions to Consummation of Merger

     The obligations of Thousand Trails, KTTI Acquisition and KTTI Holding to consummate the merger are subject to the following conditions:

•	the merger agreement will have been approved by the stockholders of Thousand Trails in accordance with Delaware law;

•	there will not be any judgment, order, decree or injunction in effect preventing consummation of the merger and transactions; and

•	the working capital, as defined, of Thousand Trails will be equal to or greater than $24 million.

     The obligations of KTTI Acquisition and KTTI Holding to consummate the merger are subject to the following conditions:

•	the representations and warranties made by Thousand Trails contained in the merger agreement will be true and correct at and as of the closing date except to the extent not having a material adverse effect on Thousand Trails;

•	Thousand Trails will have performed and complied with all of its agreements and covenants under the merger agreement in all material respects;

•	the absence of any circumstance or event that has had or would reasonably be expected to have a material adverse effect, as defined, on Thousand Trails;

•	the absence of any action pending or threatened by any government entity or by any other person if reasonably expected to have a material adverse effect;

•	the debt financing contemplated by the debt commitment letters has been consummated;

•	delivery of specified closing certificates and documents;

•	delivery of signed letters of resignation from each director of Thousand Trails and each Thousand Trails subsidiary;

•	all indebtedness and other obligations under the Union Bank loan agreement other than an outstanding letter of credit have been fully paid off and discharged; and

•	no more than 5% of the shares of Thousand Trails common stock are appraisal shares, as defined in the merger agreement.

     The obligations of Thousand Trails to consummate the merger are subject to the following conditions:

•	the representations and warranties made by KTTI Acquisition and KTTI Holding contained in the merger agreement will be true and correct at and as of the closing date except to the extent not having a material adverse effect on their ability to consummate the merger;

•	each of KTTI Holding and KTTI Acquisition will have performed and complied with all of its agreements and covenants under the merger agreement in all material respects; and

•	delivery of specified closing certificates and documents.

No Solicitation of Transactions

     The merger agreement provides that, subject to exceptions described below, Thousand Trails:

•	will cease all activities, discussions or negotiations with any parties with respect to an acquisition proposal; and

•	will not initiate, solicit, negotiate, encourage or provide nonpublic or confidential information to facilitate any acquisition proposal.

An acquisition proposal means any written proposal or offer to acquire any part of the Thousand Trails business or properties constituting 25% or more of the net revenue, net income or assets of Thousand Trails and its subsidiaries, taken as a whole, or a significant equity interest in the capital stock of Thousand Trails or any of its subsidiaries, whether by merger, consolidation, recapitalization, purchase of assets, tender offer or otherwise. Thousand Trails is required to notify KTTI Holding of any acquisition proposal orally within 24 hours and in writing with 48 hours of receipt of such a proposal.

     Notwithstanding the above, if Thousand Trails and its board of directors determine in good faith after consultation with its independent financial advisor and legal counsel that such acquisition proposal reasonably could constitute a superior proposal, as defined in the merger agreement, and the board of directors determines in good faith after consultation with legal counsel that such action is required to comply with its fiduciary duties under applicable law and such party enters into a confidentiality agreement with Thousand Trails on terms no less favorable to Thousand Trails than its confidentiality agreement with Kohlberg, then Thousand Trails and its board of directors may respond to, furnish information to or engage in discussions or negotiations with any person in response to such superior proposal. The board of directors is also permitted to take and disclose to Thousand Trails’ stockholders a position with respect to any tender or exchange offer by a third party.

     The merger agreement provides that the board of directors will not withdraw, amend, qualify or modify in any manner adverse to KTTI Holding or KTTI Acquisition the recommendation of the board of directors of the merger or the merger agreement, endorse, approve, recommend or submit to the stockholders any alternative acquisition transaction, or cause Thousand Trails to enter into any agreement with respect to an acquisition transaction, unless the board of directors:

•	determines in good faith, after it has received a superior proposal and after taking into account advice from independent outside legal counsel with respect to its fiduciary duties under applicable law, that such action is required to comply with such fiduciary duties,

•	delivers notice to KTTI Holding of its intent to take such action, and

•	allows five business days to elapse during which KTTI Holding and KTTI Acquisition may offer adjustments to the terms and conditions of the merger agreement that will permit the board of directors to determine that, with such adjustments, the merger is at least as favorable to the Thousand Trails stockholders as such superior proposal.

Termination

     The merger agreement may be terminated at any time before the effective time, notwithstanding any approval of the merger agreement by the stockholders of Thousand Trails:

•	by mutual consent of the boards of directors of Thousand Trails and KTTI Acquisition;

•	by either Thousand Trails or KTTI Acquisition, if any governmental authority issues a final order or law preventing the consummation of the merger;

•	by either Thousand Trails or KTTI Acquisition if the merger has not been completed by August 29, 2003;

•	by KTTI Acquisition if:

o	the Thousand Trails board of directors has withdrawn, amended, qualified or modified in a manner adverse to KTTI Acquisition its recommendation to approve the merger and the merger agreement, has endorsed, approved, recommended or submitted to the stockholders an alternative acquisition proposal or has caused Thousand Trails to enter into any agreement with respect to an alternative acquisition proposal,

o	the board of directors, upon request of KTTI Acquisition, fails to reconfirm its recommendation within 15 business days after public announcement of an alternative acquisition proposal or fails to publicly announce that it is not recommending any alternative acquisition proposal, or

o	Thousand Trails has breached in any material respect its obligations under the merger agreement regarding non-solicitation of alternative acquisition proposals,

in which case Thousand Trails would be obligated to pay KTTI Holding the termination fee and expense reimbursement described below under “— Termination Fee; Expenses”;

•	by either Thousand Trails or KTTI Acquisition, if the merger agreement and the merger do not receive stockholder approval, in which case Thousand Trails would be obligated to pay KTTI Acquisition the expense reimbursement and, if Thousand Trails consummates, or enters into a definitive agreement with respect to, a business combination with a third party within 12 months of such termination of the merger agreement, the termination fee;

•	by KTTI Acquisition because of:

o	a breach of the representations and warranties made by Thousand Trails in the merger agreement at the time of its execution, other than with respect to the accuracy of reports delivered to KTTI Acquisition regarding Thousand Trails’ membership contracts, that would reasonably be expected to have a material adverse effect on Thousand Trails or

o	a material breach of any covenant or agreement of Thousand Trails,

in each such case where such breach, if capable of being cured, remains uncured 15 days after receipt of notice of such breach, and in either case, except with respect to the inability of Thousand Trails to make such representations and warranties at and as of the closing date, Thousand Trails would be obligated to pay KTTI Acquisition the expense reimbursement and, if Thousand Trails consummates, or enters into a definitive agreement with respect to, a business combination with a third party within 12 months of such termination of the merger agreement, the termination fee;

•	by Thousand Trails because of:

o	a breach of the representations and warranties made by KTTI Acquisition in the merger agreement at the time of its execution that would reasonably be expected to have a material adverse effect on KTTI Acquisition’s ability to consummate the merger or

o	a material breach of any covenant or agreement of KTTI Acquisition,

in each case where such breach, if capable of being cured, remains uncured 15 days after receipt of notice of such breach;

•	by Thousand Trails if the Thousand Trails board of directors receives a superior proposal and the board of directors authorizes Thousand Trails to enter into a definitive agreement with respect to such superior proposal, the Thousand Trails board of directors notifies KTTI Holding of its intent to enter into such agreement, KTTI Holding and KTTI Acquisition have not made an offer that the Thousand Trails board of directors determines is at least as favorable as such superior proposal, and Thousand Trails pays KTTI Acquisition the termination fee and expense reimbursement;

•	by Thousand Trails if the board of directors has determined in good faith, after consultation with legal counsel, that not holding the stockholders meeting is required for the board of directors to comply with its fiduciary duties and Thousand Trails pays KTTI Acquisition the termination fee and expense reimbursement;

•	by Thousand Trails or KTTI Acquisition if, as of the last day of the month preceding the closing of the merger, Thousand Trails’ working capital is less than $24 million, in which case Thousand Trails would be obligated to pay KTTI Acquisition the expense reimbursement; and

•	by KTTI Acquisition because of a breach of the representations and warranties made by Thousand Trails with respect to the accuracy of reports previously delivered to KTTI Acquisition regarding Thousand Trails’ membership contracts.

     If the merger agreement is terminated, no party will have any liability or obligation to the other party, other than for willful breaches, except as described above and under “— Termination Fee; Expenses.”

Termination Fee; Expenses

     Except as disclosed in this proxy statement and as set forth in the merger agreement, all fees and expenses incurred in connection with the merger, the merger agreement and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses.

     Under the merger agreement, Thousand Trails must reimburse KTTI Acquisition for up to $3 million of its expenses if the merger agreement is terminated under the specified circumstances described above in “— Termination.” Further, in addition to the expense reimbursement, in some of those specified circumstances, Thousand Trails must pay KTTI Acquisition a termination fee of $4 million.

Amendment and Waiver

     The merger agreement may be amended by Thousand Trails and KTTI Holding in accordance with applicable law. Either party may waive compliance by the other party with respect to any of the agreements or conditions contained in the merger agreement.

Director and Officer Indemnification

     Subject to limitations imposed under applicable law, all rights to indemnification available to the present and former officers and directors of Thousand Trails and its subsidiaries with regard to acts or omissions occurring before the merger will remain available to the maximum extent provided under Thousand Trails’ certificate of incorporation and bylaws as in effect on the date of the merger agreement.

     For five years after the merger, KTTI Holding and Thousand Trails will maintain officers’ and directors’ liability insurance for acts or omissions occurring before the merger covering each person currently covered by Thousand Trails’ officers’ and directors’ liability insurance policy, and on terms substantially equivalent to those of the current policy; provided, however, that such coverage can be maintained at an annual cost not greater than 200% of Thousand Trails’ current premium level. If the current level of coverage cannot be maintained, then KTTI Holding will provide as much insurance as can be maintained at a cost equal to 200% of the premium level for Thousand Trails’ current insurance policy.

Delaware’s Anti-Takeover Statute

     Thousand Trails is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with Thousand Trails for three years following the date that person became an interested stockholder unless:

•	before that person became an interested stockholder, Thousand Trails’ board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Thousand Trails outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of Thousand Trails or by certain employee stock plans; or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by Thousand Trails’ board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of Thousand Trails, excluding shares held by the interested stockholder.

     An “interested stockholder” is defined generally as a person owning 15% or more of Thousand Trails’ outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Because the Thousand Trails board of directors approved the merger and the voting agreements, Section 203 by its terms would not apply to the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the merger, Thousand Trails stockholders should be aware that the directors and executive officers of Thousand Trails have interests in the merger that may be considered different from, or in addition to, their interests solely as stockholders of Thousand Trails. These are described below.

Treatment of Options

     At the time of the merger, each Thousand Trails stock option outstanding immediately prior to the effective time, whether or not then vested or unvested, will be canceled and converted into the right to receive a payment from the surviving corporation in cash, subject to any applicable withholding taxes, as the case may be, equal to the product of (i) the total number of shares of Thousand Trails common stock subject to such stock option and (ii) the excess of the per share merger consideration over the per share option exercise price for such stock option. As a result, if the merger is consummated with a merger consideration of $14.50 per share, the directors and the executive officers of Thousand Trails will receive an aggregate cash payment of $10,429,534, less applicable withholding taxes, in respect of the 1,016,368 Thousand Trails stock options held by such directors and officers, as described below.

Director or Executive Officer	Options	Cash Amount

Andrew M. Boas	36,700	$435,375
R. Gerald Gelinas	32,500	$388,125
Walter B. Jaccard	72,500	$941,900
William P. Kovacs	36,700	$435,325
Donald R. Leopold	26,700	$299,675
H. Sean Mathis	5,000	$42,750
Bryan D. Reed	20,000	$197,125
William J. Shaw	786,268	$7,689,259

Arrangements with Continuing Management

     CEO Employment Agreement

     Thousand Trails has an employment agreement with Mr. Shaw that provides for a payment of twice his annual base salary if a change in control occurs. The merger will constitute a change of control under this agreement. Under Mr. Shaw’s employment agreement, if the merger is consummated this payment would be $797,000. KTTI Holding has advised Thousand Trails of its intention to cause the surviving corporation to enter into a new employment agreement with Mr. Shaw upon consummation of the merger, which will provide for, among other things, a base salary equal to Mr. Shaw’s current base salary, the continuation of Mr. Shaw’s bonus arrangement for so long as Mr. Shaw remains the chief executive officer of the surviving corporation, a bonus equal to 50% of Mr. Shaw’s base salary if Mr. Shaw is employed by the surviving corporation on the one year anniversary of the closing of the merger and a bonus equal to 50% of Mr. Shaw’s base salary if the surviving corporation consummates agreed upon acquisition transactions. In addition, KTTI Holding has advised Thousand Trails that Mr. Shaw’s employment with the surviving corporation will be terminable by the surviving corporation at any time and that Mr. Shaw will not be entitled to severance upon such termination. KTTI Holding expects that Mr. Shaw will serve as the chief executive officer of the surviving corporation until such time as a new chief executive officer is hired and that the surviving corporation expects to hire a new chief executive officer within one year from the closing of the merger, at which time, Mr. Shaw is expected to become a consultant to the surviving corporation.

     Other Continuing Executive Officers

     KTTI Holding has advised that it desires that, in addition to Mr. Shaw, the current executive officers of Thousand Trails continue as executive officers of the surviving corporation following the merger. KTTI Holding has advised Thousand Trails that the existing employment agreements with such executive officers will not be terminated as a result of the merger. Each of these employment agreements provides for a payment to the executive officer in a lump sum equal to 12 months of base salary, if such executive officer’s employment is terminated without cause or if the surviving corporation does not expressly assume the obligations under the employment agreement in the event of a change of control.

     KTTI Holding Option Plan

     KTTI Holding has advised Thousand Trails of its intention to establish a stock option plan for the grant to members of the management of the surviving corporation of options to purchase common shares of KTTI Holding. KTTI Holding has also advised Thousand Trails that it does not intend to grant any such options to Mr. Shaw but does intend to grant options to purchase 0.5% of KTTI Holding’s total number of authorized shares to each of Messrs. Gelinas, Jaccard and Reed, each exercisable at the price affiliates of Kohlberg will pay for their shares. These options to be granted to these persons would constitute approximately 1.7% of the total number of issued and outstanding shares of KTTI Holding on a fully-diluted basis immediately after the closing of the merger if no further options or shares were granted.

Indemnification and Insurance

     The merger agreement provides that Thousand Trails’ directors and officers will continue to have rights to indemnification for acts or omissions occurring through the effective time and that KTTI Acquisition will cause to be purchased five-year, premiums prepaid, “tail-end” coverage under the directors’ and officers’ insurance policy of Thousand Trails, subject to a cost limitation, and will make funding arrangements to pay related deductible amounts, if any. See “The Merger Agreement — Director and Officer Indemnification.” The Securities and Exchange Commission advises that indemnification for securities law violations is against public policy and may be unenforceable.

INFORMATION ABOUT THOUSAND TRAILS

Selected Financial Data

     The following table presents Thousand Trails’ selected consolidated financial data as of the dates and the periods indicated. The selected consolidated financial data for the fiscal years 2002, 2001, 2000, 1999 and 1998 are derived from Thousand Trails’ audited consolidated financial statements. The selected consolidated financial data for the nine months ended March 31, 2003 and 2002 are derived from Thousand Trails’ unaudited consolidated financial statements. The information in the following table is only a summary and does not provide all of the information contained in Thousand Trails’ financial statements, which are contained in the reports Thousand Trails files with the SEC. See “Additional Information — Where You Can Find More Information” for where you can obtain a copy of Thousand Trails’ financial statements.

	For the nine months
	ended March 31,		For the year ended June 30,

	2003	2002	2002	2001	2000(1)	1999	1998

	(in thousands, except per share amounts and statistical data)
Statement of Operations Data:
Total revenue	$68,977	$64,979	$89,185	$79,396	$70,771	$67,925	$75,509
Membership dues	30,061	29,994	39,856	40,080	37,495	36,455	37,330
Other campground revenue	12,721	13,350	18,505	17,849	16,731	15,585	14,204
Membership contracts originated	19,102	19,234	27,434	22,903	13,912	5,480	3,867
Membership sales revenue	16,294	11,908	16,616	9,540	5,564	3,959	3,227
Interest income	2,073	1,662	2,383	1,951	1,509	2,008	2,635
Interest expense and amortization	13	27	32	1,013	1,427	2,957	4,599
Income from operations before taxes	11,445	9,228	13,145	6,429	5,458	7,915	15,716
Net income	7,033	6,029	8,326	4,276	9,249	5,571	24,879
Income per share — basic:
Net income	$1.01	$.74	$1.04	$.52	$1.16	$.73	$3.36
Weighted average number of shares	6,946	8,129	8,012	8,107	7,981	7,630	7,407
Income per share — diluted:
Net income	$.92	$.70	$.97	$.50	1.08	$.66	$2.96
Weighted average number of shares	7,650	8,638	8,585	8,598	8,594	8,475	8,398
Balance Sheet Data:
Cash and cash equivalents	$3,319	$5,623	$4,180	$9,016	$2,420	$2,197	$13,631
Marketable securities	17,536	11,700	5,343	—	—	—	—
Receivables, net	10,709	8,623	9,638	7,588	5,775	2,184	4,181
Campground properties	47,390	49,556	48,640	47,191	48,150	36,941	37,991
Properties at unrelated resorts	—	—	—	70	70	75	1,092
Total assets	101,942	96,584	92,240	83,949	74,515	56,804	74,262
PIK notes, including deferred gain(2)	—	—	—	—	—	—	32,973
Borrowings under Credit Agreement(2)	—	—	—	—	9,614	10,887	—
Long-term debt(2)	—	—	—	—	7,043	8,787	32,973
Shareholders’ equity	27,699	27,757	20,663	22,435	18,109	9,648	2,754
Statistical Data:
Number of operating campgrounds	59	59	59	59	63	53	53
Number of campsites	17,900	17,900	17,900	18,100	19,000	17,700	17,700
Number of members	110,000	113,000	112,000	117,000	119,000	106,000	111,000
Average annual dues per member	$377	$367	$369	$360	$355	$357	$351
Average cost per camper night	$21.31	$19.43	$20.41	$19.33	$18.72	$17.62	$18.23

(1)	The historical selected financial data for fiscal 2000 includes the operating results of Leisure Time from December 16, 1999, the date of acquisition.

(2)	Long-term debt includes only the long-term portions of the 12% senior subordinated pay-in-kind notes due 2003 (“PIK notes”) and indebtedness under a credit agreement.

Price Range of Thousand Trails Common Stock

     Thousand Trails common stock trades on the American Stock Exchange system under the symbol “TRV”. Historically, the common stock has not traded every day and the trading volume has often been small. The following table sets forth the high and low closing sale prices per share of Thousand Trails common stock for the fiscal quarters indicated below:

	High	Low

Fiscal 2001
First Quarter	$4.875	$4.500
Second Quarter	5.125	4.625
Third Quarter	6.100	4.800
Fourth Quarter	6.300	5.100
Fiscal 2002
First Quarter	$6.300	$5.240
Second Quarter	7.200	5.200
Third Quarter	10.990	6.600
Fourth Quarter	11.700	7.520
Fiscal 2003
First Quarter	$11.400	$9.000
Second Quarter	9.850	7.900
Third Quarter	9.680	8.600
Fourth Quarter (through May 19, 2003)	14.300	9.300

     On April 29, 2003, the last full day of trading before the public announcement of the signing of the merger agreement, the closing sales price was $9.35 per share. On May 19, 2003, the closing sales price was $14.22 per share. You should obtain current market price quotations for Thousand Trails common stock in connection with voting your shares.

Dividends

     Since inception, Thousand Trails has not paid any dividends and has no plans to pay any dividends. Moreover, under the merger agreement, Thousand Trails has agreed not to declare or pay any dividends on Thousand Trails common stock prior to the closing of the merger or the earlier termination of the merger agreement.

Principal Stockholders And Security Ownership Of Management

     The following table sets forth information as of May 19, 2003 regarding beneficial ownership of Thousand Trails common stock by each person known to Thousand Trails to have owned more than 5% of the outstanding shares of common stock, each of Thousand Trails’ directors and executive officers and all directors and executive officers as a group. The information with respect to holders of more than 5% of the outstanding shares of common stock is based solely on statements filed with the Securities and Exchange Commission or other information that Thousand Trails believes to be reliable. Each of the named stockholders has sole voting and investment power with respect to the shares shown, except in connection with the voting agreements with KTTI Holding and KTTI Acquisition and the other shared voting and investment arrangements, each as described below.

	Amount and Nature
Name and Address of	of Beneficial		Percentage of
Beneficial Owner	Ownership (1)		Outstanding Shares

Andrew M. Boas (2)	3,201,372	(2)(3)(6)	45.7	%(2)(3)(6)
Carl Marks Management Co., LP (2)	3,153,848	(2)(3)	45.2	%(2)(3)
Carl Marks Strategic Investments, LP (2)	3,153,848	(2)(3)	45.2	%(2)(3)
Robert C. Ruocco (2)	3,153,848	(2)(3)	45.2	%(2)(3)
James F. Wilson (2)	3,153,848	(2)(3)	45.2	%(2)(3)
IAT Reinsurance Syndicate, Ltd. (4)	1,160,000	(4)	16.8	%(4)
Peter R. Kellogg (4)	1,160,000	(4)	16.8	%(4)
William J. Shaw (5)	1,210,698	(3)(5)(6)	16.4	%(3)(5)(6)
R. Gerald Gelinas (8)	83,654	(6)(7)	1.2	%(6)(7)
Walter B. Jaccard (8)	66,667	(6)	*
William P. Kovacs (8)	81,700	(6)	1.2	%(6)
Donald R. Leopold (8)	23,367	(6)	*
H. Sean Mathis (8)	1,667	(6)	*
Bryan D. Reed (8)	12,500	(6)	*
All directors and executive officers as a group (8 individuals)	4,681,625		61.9%

(1)	To Thousand Trails’ knowledge, except as described below, the persons in this table have sole voting, investment, and dispositive power, either directly or through one or more entities controlled by such person, with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	The ownership of these shares of common stock includes multiple beneficial ownership of the same shares. Carl Marks Strategic Investments, LP (“CM Strategic”) owns 3,153,848 shares of common stock. Carl Marks Management Co., LP (“CM Management”) is the general partner of CM Strategic. CM Management, therefore, beneficially owns all of the shares of common stock that CM Strategic beneficially owns. Messrs. Boas, Ruocco and Wilson are each a general partner of CM Management. Messrs. Boas, Ruocco and Wilson, therefore, beneficially own all of the shares of common stock that CM Management beneficially owns. In addition, Mr. Boas (i) owns 11,569 shares of common stock, (ii) is deemed to own an additional 33,367 shares because he owns options exercisable within 60 days to acquire 5,000 shares at a price of $.79 per share, 5,000 shares at a price of $.80 per share, 10,000 shares at a price of $1.08 per share, 5,000 shares at a price of $3.71 per share, 4,200 shares at a price of $4.25 per share, 2,500 shares at a price of $4.75 per share and 1,667 shares at a price of $5.95 per share and (iii) beneficially owns 2,588 shares because he is a co-trustee of a trust that owns these shares. CM Strategic, CM Management, and Messrs. Boas, Ruocco and Wilson disclaim the existence of a group. The reported voting and investment power over these shares is as follows: (i) CM Strategic and CM Management — shared voting and investment power over 3,153,848 shares, (ii) Mr. Boas — sole voting and investment power over 44,936 shares and shared voting and investment power over 3,156,436 shares and (iii) Mr. Ruocco and Mr. Wilson — shared voting and investment power over 3,153,848 shares. The business address of each of these persons is c/o Carl Marks Management Co., LP, 135 East 57th Street, New York, New York 10022.

(3)	Simultaneously with the execution of the merger agreement, Mr. Shaw, the William J. Shaw Family Partnership, L.P. and CM Strategic each entered into voting agreements with KTTI Holding and KTTI Acquisition, in which such stockholders agreed, among other things, to vote their respective shares of Thousand Trails common stock in favor of the merger and against any competing transaction at any meeting of Thousand Trails stockholders held to consider and vote upon the merger and also granted KTTI Holding and KTTI Acquisition an irrevocable proxy to accomplish such actions. In addition, Mr. Shaw, the William J. Shaw Family Partnership and CM Strategic each agreed, with certain exceptions, not to transfer any shares of Thousand Trails common stock during the term of the voting agreement. As a consequence of entering into the voting agreements, Mr. Shaw, CM Strategic, CM Management, and Messrs. Boas, Ruocco and Wilson may each be deemed to share voting power with KTTI Holding and KTTI Acquisition with respect to the shares beneficially owned by Mr. Shaw, the William J. Shaw Family Partnership and CM Strategic, as applicable, with respect to the merger.

(4)	The ownership of these shares of common stock includes multiple beneficial ownership of the same shares. IAT Reinsurance Syndicate, Ltd. owns 1,160,000 shares of common stock. Peter Kellogg is the sole holder of the voting shares of IAT Reinsurance Syndicate, Ltd. and, therefore, beneficially owns all of the shares of common stock that IAT Reinsurance Syndicate, Ltd. beneficially owns. The business address of each of these persons is c/o Peter R. Kellogg, Spear, Leeds & Kellogg, 120 Broadway, New York, New York 10271.

(5)	The shares of common stock owned by Mr. Shaw include (i) stock options exercisable within 60 days of the record date for 179,568 shares at a price of $0.69 per share, 4,200 shares at a price of $4.25 per share, 2,500 shares at a price of $4.75 per share and 200,000 shares at a price of $5.93 per share and (ii) 781,038 shares held by the William J. Shaw Family Partnership. Mr. Shaw controls the sole general partner of the William J. Shaw Family Partnership, and trusts for the benefit of Mr. Shaw and his children and grandchildren are the limited partners. Mr. Shaw disclaims beneficial ownership of the shares held by the William J. Shaw Family Partnership except to the extent of his partnership interests therein.

(6)	The shares of common stock beneficially owned by the following individuals include stock options exercisable within 60 days of the record date for the number of shares following their name: Mr. Boas, 33,367; Mr. Gelinas, 26,667; Mr. Jaccard, 66,667; Mr. Kovacs, 33,367; Mr. Leopold, 23,367; Mr. Mathis, 1,667; Mr. Reed, 12,500; and Mr. Shaw, 386,268; and all directors and executive officers as a group, 583,868. Each option to purchase Thousand Trails common stock outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and each holder of an option will receive a cash payment equal to the product of (a) the excess of the per share merger consideration over the per share option exercise price multiplied by (b) the total number of shares subject to the option, less any applicable withholding taxes. The following individuals hold stock options that would accelerate and vest upon the closing of the merger: Mr. Boas, 3,333; Mr. Gelinas, 5,833; Mr. Jaccard, 5,833; Mr. Kovacs, 3,333; Mr. Leopold, 3,333; Mr. Mathis, 3,333; Mr. Reed, 7,500; and Mr. Shaw, 400,000; and all directors and executive officers as a group, 432,500.

(7)	Includes 2,400 shares held by Mr. Gelinas’ spouse.

(8)	The business address of each of these persons is c/o Thousand Trails, Inc., 3801 Parkwood Blvd., Suite 100, P.O. Box 2529, Frisco, Texas 75034.

*	Less than 1%.

ADDITIONAL INFORMATION

Stockholder Proposals For The Next Annual Meeting

     Thousand Trails’ 2003 Annual Meeting of Stockholders is scheduled to be held on November 20, 2003. To be considered for inclusion in the proxy statement for that meeting, stockholder proposals must be received at Thousand Trails’ principal executive offices no later than June 6, 2003. Notice of business proposed to be brought before the annual meeting must be given to Thousand Trails’ Corporate Secretary in writing in the form provided in the By-laws of Thousand Trails not less than 60 or more than 90 days prior to the date of such annual meeting, but if less than 60 days notice of the date of such annual meeting is given to the stockholders, notice of proposed business must be given not later than the tenth day following the day on which the notice of the date of the annual meeting is mailed.

Where You Can Find More Information

     Thousand Trails files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The annual reports include Thousand Trails’ audited financial statements and the quarterly reports include Thousand Trails’ unaudited financial statements. You may read and copy any reports, statements or other information that Thousand Trails files at the SEC’s public reference room, which is located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Stockholders may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such materials are also available from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of such materials may also be accessed through the SEC’s Internet web site at http://www.sec.gov. Once the merger is completed, Thousand Trails will no longer be subject to the reporting requirements of the Exchange Act.

     Thousand Trails will provide by first class mail, without charge, upon receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of its annual report on Form 10-K, including financial statements and the financial statement schedules, filed with the SEC for the fiscal year ended June 30, 2002. Requests for such copies should be directed to Thousand Trails, Inc., 3801 Parkwood Blvd., Suite 100, P.O. Box 2529, Frisco, Texas 75034, Attn: Investor Relations, telephone (214) 618-7200.

     You should rely only on the information contained in this proxy statement to vote your shares of Thousand Trails common stock at the special meeting. Neither Thousand Trails nor Kohlberg, KTTI Holding or KTTI Acquisition has authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated      , 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

BY ORDER OF THE BOARD OF DIRECTORS

William J. Shaw President and Chief Executive Officer

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
KTTI HOLDING COMPANY, INC.
KTTI ACQUISITION COMPANY, INC.
and
THOUSAND TRAILS, INC.

Dated as of April 29, 2003

A-i

A-ii

GLOSSARY OF DEFINED TERMS

Location of
Defined Term	Definition

Acquisition Agreement	Section 6.03(c)
Acquisition Proposal	Section 6.03(b)
Acquisition Transaction	Section 6.03(a)
Action	Section 3.11
Affiliate or affiliate	Section 9.03(a)
Affiliated Group	Section 3.17(e)
Agreement	Preamble
Appraisal Shares	Section 2.01(d)
Asset Sale Proceeds	Section 9.03(b)
Business Combination	Section 8.03(e)
business day	Section 9.03(c)
Buyer	Preamble
Buyer Common Stock	Section 2.01(c)
Buyer Material Adverse Effect	Section 4.01
Certificate of Merger	Section 1.02(b)
Certificate	Section 2.01(b)
Closing	Section 1.02(a)
Closing Date	Section 1.02(a)
Code	Section 2.02(h)
Commitment Letters	Section 4.07
Company	Preamble
Company Balance Sheet	Section 3.07(b)
Company Board	Recitals
Company By-Laws	Section 3.02
Company Capital Stock	Section 3.03(a)
Company Charter	Section 3.02
Company Common Stock	Recitals
Company Disclosure Schedule	Section 9.12
Company Intellectual Property	Section 3.16(b)
Company Material Contracts	Section 3.13(a)
Company Option Plans	Section 2.01(e)
Company Permits	Section 3.06(a)
Company Preferred Stock	Section 3.03(a)
Company SEC Reports	Section 3.07(a)
Company Stock Options	Section 2.01(e)
Company Stockholders	Recitals
Company Stockholder Approval	Section 3.04(a)
Company Stockholders Meeting	Section 6.01(b)
Company Subsidiary	Section 9.03(d)
Company Transaction Expenses	Section 3.23(b)
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)

A-iii

Location of
Defined Term	Definition

Contract	Section 3.06(b)
control	Section 9.03(e)
Debt Commitment Letters	Section 4.07
DGCL	Section 1.01
Effective Time	Section 1.02(b)
Employee Benefit Plan	Section 9.03(f)
Employee Pension Benefit Plan	Section 9.03(g)
Employee Welfare Benefit Plan	Section 9.03(h)
Environmental Laws	Section 9.03(i)
Environmental Permits	Section 3.14
ERISA	Section 3.12(a)
Equity Commitment Letter	Section 4.07
Exchange Act	Section 3.07
Expenses	Section 8.03(a)
Fiduciary	Section 9.03(j)
Filed Company SEC Documents	Section 3.10
Financing	Section 4.07
Foothill	Section 3.15(b)
Foothill Policies	Section 3.15(b)
Governmental Entity	Section 2.02(g)
Hazardous Substances	Section 9.03(k)
HSR Act	Section 3.05(b)
Insurance Policies	Section 3.18
Intellectual Property	Section 9.03(l)
Judgment	Section 3.05(a)
Key Employees	Section 3.10(f)
knowledge	Section 9.03(m)
Law	Section 1.02(b)
Liability	Section 9.03(n)
Licensed Intellectual Property	Section 3.16(c)
Liens	Section 3.01(b)
Material Adverse Effect	Section 9.03(o)
Maximum Premium	Section 6.04(b)
Membership Contracts	Section 9.03(p)
Merger	Recitals
Merger Consideration	Section 2.01(b)
Multiemployer Plan	Section 9.03(q)
Option Agreement	Section 2.02(c)
Option Consideration	Section 2.01(e)
Order	Section 7.01(b)
Parent	Preamble
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)

A-iv

Location of
Defined Term	Definition

PBGC	Section 9.03(r)
Person or person	Section 9.03(s)
Principal Stockholders	Recitals
Prohibited Transaction	Section 9.03(t)
Proxy Statement	Section 3.05(b)
Real Property	Section 3.15(b)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Stock Purchase Plan	Section 5.03
Subsequent Adverse Determination	Section 6.03(c)
subsidiary or subsidiaries	Section 9.03(u)
Superior Proposal	Section 6.03(b)
Surviving Corporation	Section 1.01
Tax or Taxes	Section 9.03(v)
Tax Return	Section 9.03(w)
Transactions	Recitals
Trademarks	Section 9.03(x)
Union Bank Loan Agreement	Section 5.01(b)
U.S. GAAP	Section 3.07(b)
Voting Agreements	Recitals
Voting Company Debt	Section 3.03(c)
Working Capital Adjustment Amount	Section 9.03(y)
Working Capital Amount	Section 9.03(z)

A-v

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER dated as of April 29, 2003 (this “Agreement”) is by and among KTTI HOLDING COMPANY, INC., a Delaware corporation (“Parent”), KTTI ACQUISITION COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”), and THOUSAND TRAILS, INC., a Delaware corporation (the “Company”). All terms not otherwise defined herein have the meanings ascribed to them in Section 9.03 hereof.

      WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has unanimously (i) determined that the merger (the “Merger”) of Buyer with and into the Company is advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby to which the Company is a party, and (iii) recommended approval and adoption by the Company Stockholders of this Agreement and the other transactions contemplated hereby to which the Company is a party;

      WHEREAS, the boards of directors of Parent and Buyer have unanimously approved this Agreement and the other transactions contemplated hereby to which Parent or Buyer, as the case may be, is a party;

      WHEREAS, Parent, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Buyer entering into this Agreement, each of Carl Marks Strategic Investments, L.P., William J. Shaw and the William J. Shaw Family Partnership, L.P. (collectively, the “Principal Stockholders”) has entered into a voting agreement, dated as of the date hereof and substantially in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”), pursuant to which, among other things, each of the Principal Stockholders has agreed to vote any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) owned by such Principal Stockholders in favor of the approval and adoption of this Agreement and the other transactions contemplated hereby (collectively, the “Transactions”).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.01     The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined below), Buyer will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer will cease and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware.

      SECTION 1.02     Closing; Effective Time.

      (a) The closing of the Merger (the “Closing”) will take place (i) at 10:00 a.m. (local time) at Ropes & Gray, One International Place, Boston, Massachusetts as soon as practicable, but in any event within three (3) business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) are fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Buyer and the Company may agree in writing (the “Closing Date”).

      (b) At the Closing, the Company and Buyer will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and make all other filings or recordings required by applicable statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign (collectively, the “Law”) in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

      SECTION 1.03     Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer will become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.04     Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Buyer or which are to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of each of the Company and Buyer, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Buyer or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

      SECTION 1.05     Certificate of Incorporation and By-Laws.

      (a) At the Effective Time, the Company Charter will, by virtue of the Merger, be amended and restated to be identical to the certificate of incorporation of Buyer, as in effect immediately prior to the Effective Time, except that Article I will state that the name of the Company is Thousand Trails, Inc.

      (b) At the Effective Time, the Company By-Laws will, by virtue of the Merger, be amended and restated to be identical to the by-laws of Buyer, as in effect immediately prior to the Effective Time, except that such by-laws, as so amended and restated, will state that the name of the Company is Thousand Trails, Inc.

      SECTION 1.06     Directors and Officers. The directors of Buyer immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; PAYMENT FOR SHARES

      SECTION 2.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Buyer:

      (a) Cancellation of Treasury Stock and Buyer-Owned Stock. Each share of Company Common Stock that is owned by the Company as treasury stock or is owned by Parent or Buyer will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and no other consideration will be delivered or deliverable in exchange therefor.

(b) Conversion of Company Common Stock. Except as otherwise set forth in Sections 2.01(a) and 2.01(d), each issued share of Company Common Stock (including shares held in employee stock accounts under the Stock Purchase Plan at the Effective Time) will be converted into the right to receive $14.50 minus the Working Capital Adjustment Amount, if any, in cash, subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time. The cash payable upon the conversion of each share of Company Common Stock pursuant to this Section 2.01(b) is referred to as the “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock will automatically be canceled and will cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02(b), without interest.

(c) Capital Stock of Buyer. Each issued and outstanding share of common stock, par value $.01 per share, of Buyer (“Buyer Common Stock”) will be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation and all such shares together will constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Appraisal Rights. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by any Person who has not voted such shares of Company Common Stock in favor of the Merger, who has delivered a written demand for appraisal of such shares of Company Common Stock in the manner provided by the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (the “Appraisal Shares”) will not be converted into a right to receive the Merger Consideration. The holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Appraisal Shares who becomes entitled to payment for such shares of Company Common Stock pursuant to Section 262 of the DGCL will receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Appraisal Shares fails to establish its entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Appraisal Shares effectively withdraws its demand for appraisal of such shares of Company Common Stock or loses its right to appraisal and payment for its shares of Company Common Stock under Section 262 of the DGCL, or (iii) if neither any holder of Appraisal Shares nor the Surviving Corporation files a petition demanding a determination of the value of all Appraisal Shares within the time provided in Section 262 of the DGCL, such holder will forfeit the right to appraisal of such shares of Company Common Stock and each such share of Company Common Stock will be treated as if such share of Company Common Stock had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.01(b). The Company will give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock, and, until the Effective Time, Buyer will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(e) Company Stock Options. As part of the Transactions, the Company and the Surviving Corporation will cause any outstanding options to purchase Company Common Stock (the “Company Stock Options”) granted pursuant to the Company’s 1991 Employee Stock Incentive Plan, 1993 Stock Option and Restricted Stock Purchase Plan, 1993 Director Stock Option Plan, 1999 Stock Option and Restricted Stock Purchase Plan, 2001 Stock Option and Restricted Stock Purchase Plan and the Stock Option Agreement dated as of August 1, 1996 between the Company and William J. Shaw (collectively the “Company Option Plans”) to be treated as follows:

(i) At the Effective Time, all then outstanding Company Stock Options will be canceled and in lieu thereof, each holder of a Company Stock Option will be entitled to receive from the Surviving Corporation, an amount in cash (if any) equal to the product of (i) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Company Stock Option, and (ii) the number of shares of Company Common Stock subject to such Company Stock Option as of the Effective Time, without interest, whether or not such Company Stock Option is then vested (the “Option Consideration”).

(ii) The Company will use its commercially reasonable efforts to obtain all necessary consents, waivers or releases from holders of Company Stock Options and will take such action as may be reasonably necessary to give effect to, and accomplish, the transactions contemplated by this Section 2.01(e), including without limitation obtaining an executed agreement from each holder of Company Stock Options confirming such holder’s agreement to the foregoing treatment of such holder’s Company Stock Options.

(iii) In accordance with Section 2.02(h), the Surviving Corporation will be entitled to deduct and withhold from the Option Consideration otherwise payable to any holder of Company Stock Options such amount that the Company is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. The Company will promptly pay or cause to be paid any amounts withheld pursuant to this Section 2.01(e) for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of Company Stock Options.

(iv) Except as otherwise provided herein or agreed to by the parties, the Company Option Plans will terminate effective as of the Effective Time and the Company will use its best efforts to cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary to be canceled as of the Effective Time.

      SECTION 2.02     Payment for Company Common Stock and Company Stock Options in the Merger.

      (a) Paying Agent. Prior to the Effective Time, Parent will select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates formerly representing Company Common Stock and, at the option of the Surviving Corporation, of the Option Consideration. Parent shall provide to the Paying Agent at the Effective Time cash necessary to pay for the shares of Company Common Stock, and, if the Surviving Corporation elects to use the Paying Agent for such payments, for the Company Stock Options converted into the right to receive cash, pursuant to Section 2.01 (such cash being herein referred to as the “Payment Fund”). The Payment Fund will not be used for any purpose except as expressly provided in this Agreement. The Paying Agent will invest the Payment Fund, as directed by the Surviving Corporation on a daily basis, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated A-1 or P-1 by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group, respectively, or certificates of deposit issued by a commercial bank having at least $25,000,000,000 in assets. Any net profit resulting from, or interest or income produced by, such investments will be paid to the Surviving Corporation.

      (b) Payment Procedures for Company Common Stock. Promptly after the Effective Time and in any event within five (5) business days thereof, the Surviving Corporation or Parent will cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent, will contain provisions consistent with this Section 2.02(b) and will be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Buyer and the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock previously represented by such Certificate were converted pursuant to Section 2.01, and the Certificate so surrendered will immediately thereafter be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise is in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Buyer that such tax has been paid or is not applicable. If any holder of shares of Company Common Stock is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation or Parent.

      (c) Procedures for Company Stock Options. Promptly after the Effective Time and in any event within five (5) business days thereof, the Surviving Corporation or Parent will or will cause the Paying Agent to mail to each holder of an option agreement (“Option Agreement”) that immediately prior to the Effective Time represented Company Stock Options, whose Company Stock Options were converted into the right to receive Option Consideration pursuant to Sections 2.01(e), appropriate materials and instructions for use in effecting the surrender of such Option Agreement in exchange for Option Consideration. Upon surrender of an Option Agreement to the Paying Agent or the Surviving Corporation, as the case may be, together with such other documents as may reasonably be required by the Paying Agent or the Surviving Corporation, the holder of such Option Agreement will be entitled to receive in exchange therefor the amount of cash into which the Company Stock Options previously represented by such Option Agreement have been converted pursuant to Section 2.01(e). If any holder of Company Stock Options is unable to surrender such holder’s Option Agreement because such Option Agreement has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

      (d) No Further Transfers of Company Common Stock or Exercises of Company Stock Options. After the Effective Time there will be no further registration on the stock transfer books of the Surviving Corporation (i) of transfers of shares of Company Common Stock or (ii) of the exercise of Company Stock Options that were outstanding immediately prior to the Effective Time.

      (e) Payment Fund for Appraisal Shares. Any portion of the Payment Fund made available to the Paying Agent pursuant to Section 2.02(a) to pay for shares of Company Common Stock that are Appraisal Shares will be returned to the Surviving Corporation upon demand.

      (f) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock or Company Stock Options six months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock or Company Stock Options who has not previously complied with this Article II will thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration or Option Consideration as the case may be, without interest.

      (g) No Liability. None of Buyer, the Company, the Surviving Corporation or the Paying Agent, nor any of their respective officers, directors, employees, agents or counsel, will be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Option Agreement has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or Option Consideration in respect of such Certificate or Option Agreement, as the case may be, would otherwise escheat to or become the property of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”)), any such Merger Consideration or Option Consideration in respect of such Certificate or Company Stock Option will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      (h) Withholdings. The Company, the Surviving Corporation or the Paying Agent, as applicable, will deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable holder of the shares of Company Common Stock or Company Stock Options.

      (i) Adjustments to Prevent Dilution. In the event that prior to the Effective Time, as a result of a reclassification, stock split (including a reverse split), or stock dividend or stock distribution, made on a pro rata basis to all holders of any class of stock of the Company, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable into or exercisable for shares of Company Common Stock then the Merger Consideration and Option Consideration will each be equitably adjusted to eliminate the effects of such event.

      (j) Payments at Closing. Buyer will cause the Paying Agent to pay, immediately following the Effective Time (or as soon thereafter as is practicable), to each Company Stockholder by wire transfer of immediately available funds the Merger Consideration and Option Consideration (subject to any applicable withholding taxes) payable pursuant to Section 2.01 to such Company Stockholder if such Company Stockholder (i) together with its Affiliates owns greater than 5% of the aggregate issued and outstanding Company Common Stock (calculated on a fully-diluted basis assuming the exercise or conversion of all outstanding Company Stock Options) or is a director or executive officer of the Company, and (ii) has delivered to the Paying Agent properly executed letters of transmittal (in the form required by this Section 2.02), wire transfer instructions and the Certificates or other certificates representing such Company Stockholder’s Company Common Stock and Company Stock Options together with such other documents as may reasonably be required by the Buyer or the Paying Agent. No later than two (2) business days prior to the Closing Date, Buyer will deliver to the Company a sufficient number of copies of the letter of transmittal (in the form required by Section 2.02) and such other documents (or requests for documents) required by Buyer or the Paying Agent so as to permit each applicable Company Stockholder to exercise its right to payment at Closing as provided in this Section 2.02(j).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Buyer that:

      SECTION 3.01     Organization and Qualification; Subsidiaries.

      (a) The Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or other entity power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such governmental approvals the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except as would not have, individually or in the aggregate, a Material Adverse Effect.

      (b) Section 3.01(b) of the Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of organization. All of the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 3.01(b) of the Company Disclosure Schedule, are owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). Except for its interests in the Company Subsidiaries and except for the ownership of interests set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, or have any outstanding contractual obligation to acquire, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any corporation, partnership, joint venture or other business association or entity.

      SECTION 3.02     Certificate of Incorporation and By-Laws. The Company has heretofore provided to Buyer a complete and correct copy of the Company’s certificate of incorporation, as amended to date (the “Company Charter”) and the Company’s by-laws, as amended to date (the “Company By-Laws”). The Company Charter and Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or the Company By-Laws. The Company has provided to Buyer complete copies of the certificate of incorporation, by-laws or other organizational documents of each Company Subsidiary and no Company Subsidiary is in material violation of such documents.

      SECTION 3.03     Capitalization.

      (a) The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock and (ii) 1,500,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock” and collectively with the Company Common Stock, the “Company Capital Stock”). At the close of business on April 9, 2003 (i) 6,973,943 shares of Company Common Stock were issued and outstanding (including shares held in the employee stock accounts under the Stock Purchase Plan), (ii) no shares of the Company Preferred Stock were issued and outstanding, (iii) 1,500,452 shares of Company Common Stock were held in the Company’s treasury, (iv) no shares of Company Preferred Stock were held in the Company’s treasury, and (v) 1,200,368 shares of Company Common Stock were subject to Company Stock Options granted pursuant to the Company Option Plans. Except as set forth above, at the close of business on April 9, 2003 no shares of Company Capital Stock or other securities of the Company were issued, reserved for issuance or outstanding.

      (b) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-Laws or any Contract to which the Company is a party or otherwise bound.

      (c) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company capital stock may vote (“Voting Company Debt”).

      (d) Except as set forth in Section 3.03(a) above or pursuant to the Stock Purchase Plan, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable into, or exercisable for, any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, stock appreciation right, stock-based performance unit, commitment, Contract, arrangement or undertaking. Section 3.03(d) of the Company Disclosure Schedule sets forth the total number of outstanding Company Stock Options as of April 9, 2003 and the exercise prices thereof. The Company has provided Buyer with a schedule of all of such Company Stock Options, as of such date, including the relevant vesting times, exercise prices and exercise periods, and copies of all Company Option Plans and forms of option agreements granted thereunder.

      (e) Except as set forth in Section 3.03(e) of the Company Disclosure Schedule or in the Filed Company SEC Documents, there are not any outstanding contractual obligations of the Company or of any Company Subsidiary, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Except as set forth in Section 3.03(e) of the Company Disclosure Schedule, there are no issued and outstanding shares of Company Capital Stock that are subject to a repurchase or redemption right in favor of the Company.

      (f) Each holder of a Company Stock Option that, by its terms, is not cancelable in the Merger in exchange for the Option Consideration has executed an agreement in accordance with Section 2.01(e) of this Agreement to exchange immediately prior to the Effective Time such holder’s Company Stock Options with the Company for an amount in cash, without interest, equal to the Option Consideration therefor.

      SECTION 3.04     Authority Relative to this Agreement.

      (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the holders of not less than a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), with respect to the Merger, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Company Stockholder Approval with respect to the Merger), enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

      (b) At a meeting duly called and held on April 29, 2003, the Company Board unanimously adopted resolutions in accordance with the DGCL (i) approving, authorizing and adopting this Agreement, the Merger (including to the extent required by Section 203 of the DGCL in order that the consummation of the Transactions is not limited or restricted by such Law) and the other Transactions to which the Company is a party, (ii) determining that the Merger is advisable and in the best interests of the Company and the Company Stockholders, and (iii) recommending that the Company Stockholders approve this Agreement and directing that this Agreement and the Merger be submitted for consideration by the Company Stockholders at the Company Stockholders Meeting.

      SECTION 3.05     No Conflict; Required Filings and Consents.

      (a) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-Laws or the comparable charter, by-law or other organizational documents of any Company Subsidiary, (ii) any Company Material Contract or Employee Benefit Plan, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign (“Judgment”), or Law, applicable to the Company or any Company Subsidiary or their respective properties or assets, except in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have a Material Adverse Effect.

      (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, no consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Governmental Entity or third party is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the approval of this Agreement by the Company Stockholders (the “Proxy Statement”) and such other related filings, statements, reports or documents as may be required, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Laws governing liquor licenses and collection agency licenses, (v) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, (vi) such approvals and other consents as may be required in connection with the Financing, (vii) such other items that, individually and in the aggregate, would not and would not reasonably be expected to have a Material Adverse Effect.

      SECTION 3.06     Permits; Compliance.

      (a) The Company and each Company Subsidiary has all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except for those the failure of which to have would not, individually or in the aggregate, result in a Material Adverse Effect. Except as disclosed in Section 3.06(a) of the Company Disclosure Schedule or in the Filed Company SEC Documents, no suspension or cancellation of any of the Company Permits is pending or, to the best of the Company’s knowledge, threatened and neither the Company nor any Company Subsidiary has received any written notices of violations with respect to any Company Permit that remains uncured.

      (b) Except as disclosed in Section 3.06(b) of the Company Disclosure Schedule or in the Filed Company SEC Documents or except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with each Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, and (ii) neither the Company nor any Company Subsidiary is in breach of, or in default or violation under (A) any contract, lease, license, indenture, note, bond, mortgage, agreement or other instrument or obligation (“Contract”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, or (B) any Company Permits.

      SECTION 3.07     SEC Filings; Financial Statements.

      (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 1998, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Reports on Form 8-K, (v) all other reports or registration statements, and (vi) all amendments, exhibits and supplements to all such reports and registration statements (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Company SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the published rules and regulations of the SEC thereunder, and (ii) did not as of the time they were filed, and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there is no unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC with respect to the Company SEC Reports.

      (b) Each of the consolidated financial statements (including any notes thereto) contained in the Company SEC Reports was prepared in accordance with the rules and regulations of the SEC and United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been and are not expected to be material, individually or in the aggregate).

The balance sheet of the Company contained in the Company SEC Reports as of June 30, 2002 is hereinafter referred to as the “Company Balance Sheet.”

      SECTION 3.08     Undisclosed Liabilities. Except (i) for Liabilities in the amounts set forth on the face of the Company Balance Sheet (or in the notes thereto) or in the Filed Company SEC Documents, or (ii) as set forth in Section 3.08 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has outstanding any Liability, except for (i) Liabilities which have been incurred in the ordinary course of business, consistent with past practice, (ii) Liabilities incurred under any Contract identified on the Company Disclosure Schedule or in the Filed Company SEC Documents resulting from the performance by the Company or any Company Subsidiary of such Contract (but excluding any Liability resulting from any breach, default or violation of such Contract), and (iii) other Liabilities (including those resulting from a breach, default or violation of a Contract), in each case which, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

      SECTION 3.09     Information Supplied. The Proxy Statement (i) will not, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Buyer specifically for inclusion or incorporation by reference therein.

      SECTION 3.10     Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed since June 30, 2001 and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed Company SEC Documents”) or in Section 3.10 of the Company Disclosure Schedule, from the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(a) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase or redemption for value by the Company of any Company Capital Stock;

(c) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(d) any issuance by the Company or any Company Subsidiary of any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of Company Common Stock pursuant to the exercise of any stock options outstanding on the date hereof pursuant to the Company Option Plans or the Stock Purchase Plan;

(e) any increase in indebtedness for borrowed money or issuance of any notes, bonds or other debt securities, other than indebtedness incurred under the Union Bank Loan Agreement in the ordinary course of business consistent with past practice;

(f) (i) any grant by the Company or any Company Subsidiary to any current or former director, officer or employee of the Company or any Company Subsidiary of any increase in their compensation, except to the extent required under employment agreements in effect as of the date of the Company Balance Sheet or disclosed in the Filed Company SEC Documents, or except with respect to employees (other than directors, officers or key employees identified as such in Section 3.10 of the Company Disclosure Schedule (the “Key Employees”)) in the ordinary course of business consistent with past practice and except for Company Stock Options that are reflected as outstanding in clause (v) of

Section 3.03(a), (ii) any grant by the Company or any Company Subsidiary to any current or former director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the Company Balance Sheet or disclosed in the Filed Company SEC Documents or (iii) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or Key Employees) that were entered into in the ordinary course of business consistent with past practice;

(g) any termination of employment or departure of any officer or other Key Employee of the Company or any Company Subsidiary, other than such terminations or departures as do not, individually or in the aggregate, materially disrupt the operation of the business of the Company and the Company Subsidiaries.

(h) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole, except for commitments or transactions entered into prior to the date hereof in the ordinary course of business consistent with past practice or after the date hereof in accordance with Section 5.01;

(i) any material revaluation by the Company of any material asset (including any writing off of notes or accounts receivable) in excess of the amounts reserved therefor on the Company Balance Sheet;

(j) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in U.S. GAAP;

(k) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax Liability or refund; or

(l) any agreement by the Company or any Company Subsidiary to take any action described in this Section 3.10 except as expressly contemplated by this Agreement;

      SECTION 3.11     Absence of Litigation. Except as specifically disclosed in the Filed Company SEC Documents or in Section 3.11 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, and (ii) there is no Judgment, consent decree or other Order outstanding against the Company or any Company Subsidiary.

      SECTION 3.12     Employee Benefit Matters.

      (a) Section 3.12(a) of the Company Disclosure Schedule lists each Employee Benefit Plan, other than those set forth in Section 3.13(a)(ii) of the Company Disclosure Schedule. The Company has delivered or made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service for each Employee Pension Benefit Plan or Welfare Benefit Plan trust, the Form 5500 Annual Reports and Form 990 Annual Reports that were filed for the last year, all related trust agreements, insurance contracts (including the stop loss policy and the fiduciary policy that covers activities related to the VEBA), and other funding agreements which implement each such Employee Benefit Plan, and, to the best of the Company’s knowledge, other than as required by Law, no promise or commitment to amend or improve any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of the Company or any Company Subsidiary which is not reflected in the documentation provided to Buyer has been made.

(i) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation with the applicable requirements of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”)), the Code, and other applicable Laws, except where failure to do so would not have a Material Adverse Effect.

(ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l’s, and Summary Plan Descriptions) have been timely and appropriately filed or distributed with respect to each Employee Benefit Plan, except where the failure to do so has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(iv) Each Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification and, to the best of the Company’s knowledge, has been operated in all material respects in accordance with the terms of such plan and the Code.

(v) All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan. Each trust holding assets used to fund an Employee Welfare Benefit Plan that is intended to be tax-exempt under Code Section 501(c)(9) has received an IRS opinion letter confirming its tax exemption and, to the best of the Company’s knowledge, has been administered in all material respects in accordance with the terms of such trust and plan and the Code. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such Part, except where failure to do so would not have a Material Adverse Effect.

      (b) No Employee Pension Benefit Plan is or ever has been subject to Title IV of ERISA and none of the Company or any Company Subsidiary has incurred or has any reason to expect that any of the Company or the Company Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

      (c) There have been no non-exempt Prohibited Transactions with respect to any Employee Benefit Plan which would have a Material Adverse Effect. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan which would have a Material Adverse Effect. No action, suit, proceeding, hearing, examination, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, no Employee Benefit Plan is, or in the last three years has been, the subject of a government sponsored voluntary correction, amnesty, or similar program.

      (d) None of the Company or any Company Subsidiary contributes to, has since December 31, 1991 contributed to, or since December 31, 1991 has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

      (e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary maintains or since December 31, 1991 has maintained or contributes, or since December 31, 1991 has contributed or has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

      (f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, the Transactions will not result in any payment or acceleration of, or vesting or increase in benefits under, any Employee Benefit Plan.

      SECTION 3.13     Material Contracts.

      (a) Section 3.13(a) of the Company Disclosure Schedule contains a list (organized by subsections corresponding to the subsections identified below) of the following contracts, agreements and arrangements (including all amendments thereto) to which the Company or a Company Subsidiary is a party as of the date hereof, other than those contracts, agreements and arrangements listed as exhibits in the Company’s Form 10-K for the fiscal year ended June 30, 2002 (such contracts, agreements and arrangements required to be set forth in Section 3.13(a) of the Company Disclosure Schedule or listed as exhibits in the Company’s Form 10-K for the fiscal year ended June 30, 2002, the “Company Material Contracts”):

(i) each contract and agreement or group of related agreements which (A) is likely to involve consideration of more than $250,000 in the aggregate, during the fiscal years ending June 30, 2003 or June 30, 2004, (B) is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of such contract, or (C) is likely to involve consideration of more than $75,000 and cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and on less than 60 days’ notice;

(ii) (A) all employment, consulting, severance or termination agreements between the Company or any Company Subsidiary and any director, officer or employee of the Company or any Company Subsidiary providing for annual compensation in excess of $25,000 (other than any such employment agreement with a member of the Company’s salesforce that is one of the Company’s standard form agreements for its salesforce), and (B) all indemnification agreements between the Company or any Company Subsidiary and any director, officer or employee of the Company or any Company Subsidiary;

(iii) all (A) management contracts (excluding contracts for employment) and (B) contracts with consultants which involve consideration of more than $100,000;

(iv) all contracts, credit agreements, indentures and other agreements evidencing indebtedness for borrowed money (including capitalized leases);

(v) all agreements under which the Company or any Company Subsidiary has advanced or loaned any funds, other than travel advances and advances to sales personnel in the ordinary course of business consistent with past practices or transfers of cash among the Company and the Company Subsidiaries pursuant to the Company’s existing cash management policies;

(vi) all guarantees of any obligations in excess of $100,000;

(vii) all joint venture or other similar agreements, other than joint marketing programs not involving payments by the Company and the Company Subsidiaries in excess of $25,000 per program;

(viii) all lease agreements with annual lease payments in excess of $50,000;

(ix) agreements under which the Company has granted any Person registration rights (including demand and piggy-back registration rights) or any other similar agreements with respect to the capital stock of the Company or any Company Subsidiary;

(x) all contracts and agreements that limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time with respect to any business currently conducted by the Company or any Company Subsidiary;

(xi) all contracts and other agreements with Affiliates; and

(xii) any other contracts or agreements that are material to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole.

      (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Company Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms and neither the Company nor any Company Subsidiary is in violation or default, or has received notice that it is in violation or default, under any Company Material Contract and to the best of the Company’s knowledge no other party is in default under any Company Material Contract. The Company has provided the Buyer with copies of all Company Material Contracts.

      SECTION 3.14     Environmental Matters. Except as described in Section 3.14 of the Company Disclosure Schedule or in the Filed Company SEC Documents or as has not had and would not reasonably be expected to have a Material Adverse Effect: (a) the Company and the Company Subsidiaries have not been and are not in violation of any Environmental Law applicable to any of them; (b) none of the properties currently or formerly owned, leased or operated by the Company or the Company Subsidiaries are contaminated with any Hazardous Substance; (c) neither the Company nor any of the Company Subsidiaries are liable for any off-site contamination by Hazardous Substances; (d) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (e) the Company and the Company Subsidiaries are in compliance in all material respects with their Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. Except as described in Section 3.14 of the Company Disclosure Schedule, none of the Company or the Company Subsidiaries has received notice of a violation of, or any Liability under, any Environmental Law (whether with respect to properties presently or previously owned or used) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have made available to Buyer all environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which have been prepared since June 30, 1995 and are in their possession or control. To the best of the Company’s knowledge, neither the Company nor any Company Subsidiary has arranged for the disposal or treatment of any substance at any off-site location that has been included in any published U.S. federal, state or local “superfund” site list or any similar list of hazardous or toxic waste sites published by any Governmental Entity.

      SECTION 3.15     Title to Properties; Absence of Liens and Encumbrances.

      (a) Except as described in Section 3.15(a) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal properties owned, used or held for use in its business. No such tangible personal property is subject to any Lien that can be discharged through the payment of a liquidated sum of money other than (i) Liens imposed by Law for Taxes that are not yet delinquent, (ii) as set forth in Section 3.15(a) of the Company Disclosure Schedule, or (iii) such Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property and improvements (collectively, the “Real Property”) owned or leased (as tenant or subtenant) by the Company or any Company Subsidiary. Except for the Membership Contracts, the Company’s extended vacation or stay programs, the Company’s storage programs, and other ordinary course arrangements with members and other campground users, in each case entered into in the ordinary course of business, or as set forth in Section 3.15(b) of the Company Disclosure Schedule, there are no leases, subleases or other occupancy agreements, either written or oral, granting any Person the right of use or occupancy of any Real Property (or portion thereof). Except for such usual and customary easements, licenses, rights-of-way, and other customary encumbrances that do not materially interfere with the use and operation of the Real Property in the conduct of the Company’s business, the Company (or such Company Subsidiary as the case may be) has good and insurable title to the Real Property and has furnished to Buyer true and complete copies of title insurance reports and title insurance policies with respect to the Real Property from and after 1996 as are in the Company’s possession or control. No Real Property is subject to any Lien that can be discharged through the payment of a liquidated sum of money other than (i) Liens imposed by Law for Taxes that are not yet delinquent, (ii) Liens in favor of materialmen, workmen, carriers, warehousepersons or laborers not in excess of $100,000 in the aggregate, (iii) as reflected in the Filed Company SEC Documents, and (iv) as set forth in Section 3.15(b) of the Company Disclosure Schedule. All title to the Real Property located in the United States is insurable by Chicago Title Insurance Company or another nationally recognized title insurance company selected by Buyer and reasonably acceptable to the Company, pursuant to title insurance policies that are substantially in the same form (including endorsements) as the title insurance policies issued by Chicago Title Insurance Company to Foothill Capital Corporation (“Foothill”) in connection with the loan facility, as amended, that Foothill provided to the Company and previously furnished to Parent (the “Foothill Policies”), except for (i) non-monetary Liens set forth in the Foothill Policies, (ii) Liens specified in clauses (i), (ii) and (iv) of the preceding sentence, and (iii) non-monetary Liens incurred in the ordinary course of business since the date of the applicable Foothill Policy that do not, individually or in the aggregate, materially affect the value of one or more campgrounds included in the Real Property or the operation of the business of the Company and the Company Subsidiaries. Except as set forth on Section 3.15(b) of the Company Disclosure Schedule or as set forth in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary leases (as tenant or subtenant) any real property. The real property listed in Section 3.15(b) of the Company Disclosure Schedule constitutes all of the real property used, leased or occupied by the Company or any Company Subsidiary as of the date hereof other than approximately 1,390 miscellaneous undeveloped lots that are reflected as having zero value on the Company Balance Sheet.

      (c) The Real Property and all present uses and operations of the Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property, except for such failures to comply as have not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Company Subsidiaries have obtained all approvals of Governmental Entities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property, except for such approvals as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any notice of, nor does the Company or any Company Subsidiary have any knowledge of, any pending or proposed condemnation proceeding, taking, lawsuit or administrative matter that would reasonably be expected to materially affect any campground included in the Real Property or the Company’s operation thereof.

      (d) All structures, facilities and improvements owned by the Company or any Company Subsidiary and all structural, mechanical and other physical systems that constitute a part thereof are in sufficient condition to permit the business of the Company and the Company Subsidiaries to continue to operate in substantially the same manner as such business and operations have been historically conducted, assuming the continuance of capital expenditures as contemplated by the Company’s current capital expenditure budget previously furnished to Buyer. No maintenance or repair to the Real Property or such structures, facilities and improvements (including any structural, mechanical or other physical system thereof) has been unreasonably deferred such that the Company or any Company Subsidiary is unable to conduct its business and continue its operations in substantially the same manner as such business and operations have been historically conducted, assuming the continuance of such capital expenditures.

      SECTION 3.16     Intellectual Property.

      (a) Except with respect to the items set forth in Section 3.16(a) of the Company Disclosure Schedule or as described in the Filed Company SEC Documents, the Company and the Company Subsidiaries own or possess adequate licenses or other valid enforceable rights to use all Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries, and the consummation of the Transactions will not conflict with, alter or impair the Company or any Company Subsidiary’s rights to any such Intellectual Property, in each case except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

      (b) Section 3.16(b) of the Company Disclosure Schedule sets forth the following Intellectual Property owned by the Company or any Company Subsidiary and the following Intellectual Property licensed by the Company for which the failure to license such Intellectual Property would, individually or in the aggregate, have a Material Adverse Effect: patents and patent applications, inventions that have been identified as active patent matters but for which applications have not yet been filed, Trademark registrations and applications for Trademark registrations, trade names and registered copyrights. To the best of the Company’s knowledge, all patents, Trademark registrations and copyright registrations set forth in Section 3.16(b) of the Company Disclosure Schedule are valid and in full force and effect. Neither the Company nor any Company Subsidiary has interfered with or infringed upon any Intellectual Property rights of third parties in connection with the business of the Company or any Company Subsidiary, except for such interferences or infringements as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, except as set forth in Section 3.16(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any charge, complaint, claim, demand, office action or notice (i) alleging any such interference or infringement, or (ii) challenging the legality, validity, enforceability, use or ownership of any Intellectual Property set forth in Section 3.16(b) of the Company Disclosure Schedule (“Company Intellectual Property”), except for any such charge, complaint, claim, demand, office action or notice that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no Person is infringing or otherwise violating the rights of the Company or any of the Company Subsidiaries with respect to any Company Intellectual Property, except for such infringements or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      (c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, the Company has timely paid, or caused to be timely paid, all required maintenance, renewal and other similar fees, and has timely met any applicable legal requirements, with respect to all Intellectual Property that is listed in Section 3.16(b) of the Company Disclosure Schedule as owned by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect . With respect to Intellectual Property licensed by the Company or any Company Subsidiary (“Licensed Intellectual Property”) that is listed in Section 3.16(b) of the Company Disclosure Schedule, the Company and each applicable Company Subsidiary is in compliance with any applicable license or similar agreement and each such license or agreement is legal, valid, binding and in full force and effect in accordance with its terms, except as would not have or would not reasonably be expected to have a Material Adverse Effect.

      (d) Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or any other conflict with respect to any Intellectual Property.

      (e) All of the Company’s information technology systems are adequate for the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted. The Company owns or possesses adequate licenses for all computer software used in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted, except for such the failure of which to obtain would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 3.17     Taxes.

      (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed on a timely basis all Tax Returns required to be filed by it and all such Tax Returns were correct and complete except to the extent any failure to file or any inaccuracy in any filed Tax Return would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) other than Taxes not yet delinquent have been timely paid in full except to the extent any failure to pay would not, individually or in the aggregate, have a Material Adverse Effect. The Company and the Company Subsidiaries currently are not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that they may be subject to taxation by that jurisdiction, except for such claims relating to Taxes other than income or sales Taxes that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      (b) Each of the Company and the Company Subsidiaries has complied with all reporting requirements and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except to the extent any failure to comply or withhold and pay would not, individually or in the aggregate, have a Material Adverse Effect.

      (c) There is no pending or unresolved dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Company or the Company Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based upon contact with any such authority, except for such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, none of the federal, state, local, and foreign income Tax Returns filed with respect to the Company and the Company Subsidiaries is currently the subject of audit. The Company delivered or made available to Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries for the last three taxable years.

      (d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries has waived any statue of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries is or since June 30, 1993 has been a party to any Tax allocation or sharing agreement or a member of an affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law (an “Affiliated Group”) filing a consolidated federal income Tax Return (other than the Affiliated Group the common parent of which is the Company). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person other than the Company and the Company Subsidiaries under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

      (f) None of the Company or any of the Company Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract (including this Agreement) that under certain circumstances could obligate it to make any payments that will not be deductible as a result of Code Sections 162 or 280G or that will be subject to an excise tax under Code Section 4999.

      (g) The unpaid Taxes of the Company and the Company Subsidiaries (1) did not, except as set forth in Section 3.17(g) of the Company Disclosure Schedule, as of June 30, 2002, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns, except to the extent an excess would not, individually or in the aggregate, have a Material Adverse Effect.

      (h) Since July 1, 1993, the Company has not had an “ownership change” within the meaning of Section 382(g) of the Code.

      SECTION 3.18     Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies in force on the date hereof (the “Insurance Policies”) naming the Company, any Company Subsidiary or directors or employees thereof as a loss payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. To the best of the Company’s knowledge, each of the Insurance Policies that expires on or before the Closing Date is renewable by the Company or Company Subsidiary, as applicable, on substantially similar terms but with increases in premiums, deductibles or retentions or reductions in scope of coverage that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect to the Insurance Policies that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and each of the Company and the Company Subsidiaries is in compliance with all material conditions contained in the Insurance Policies.

      SECTION 3.19     Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents or in Section 3.19 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are, and since June 30, 1995 have been, in compliance with all applicable Laws, including those relating to membership campgrounds, time-shares, labor and employment, occupational health and safety and the environment, except for such failures to be in compliance as have not, individually or in the aggregate, had a Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law, except for such allegations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 3.20     Membership Contracts.

      (a) Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, no Membership Contract provides any Person with any ownership interest in or to any campground or other Real Property or facility (or portion thereof) owned or used by the Company or any Company Subsidiary. Each Membership Contract contains all of the terms and provisions required to be included therein by applicable Law, except for such as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary is in compliance with all of the provisions of each Membership Contract applicable to it and has satisfied all of its material obligations thereunder required to be satisfied, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      (b) The reports attached to Section 3.20(b) of the Company Disclosure Schedule accurately present, in all material respects when considered as a whole, the information purported to be covered thereby.

      SECTION 3.21     Stockholder Rights Agreement. Except as specifically provided in the Company Charter, neither the Company nor any Company Subsidiary has adopted a stockholder rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any Company Subsidiary, other than any stockholder rights plan or stockholder rights agreement that (a) is adopted after the date of this Agreement, (b) does not impair the ability of the parties to consummate the Merger in accordance with the terms of this Agreement, and (c) otherwise does not have an adverse effect on Parent or Buyer or on the rights of Parent or Buyer under this Agreement or any of the Voting Agreements. The Company has taken such action as is necessary under the Company Charter to permit (i) the Company to execute and deliver this Agreement and consummate the Transactions, and (ii) the Principal Stockholders to execute and deliver the Voting Agreements and perform their obligations thereunder. The Stockholder Agreement dated as of April 5, 1999 between the Company and Carl Marks Management Company, L.P., Carl Marks Strategic Investments, L.P., Carl Marks Strategic Investments II, L.P., Andrew M. Boas and Robert C. Ruocco has expired by its terms prior to the date hereof and is of no further force or effect.

      SECTION 3.22     Opinion of Financial Advisor. The Company Board has received the written opinion of Stephens Inc. dated the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company Stockholders (other than Carl Marks Strategic Investments, L.P. and its Affiliates) is fair to such Company Stockholders from a financial point of view, and a copy of the signed opinion has been provided to Buyer.

      SECTION 3.23     Brokers.

      (a) No broker, investment banker, financial advisor or other Person, other than Stephens Inc., financial advisor to the Company, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has delivered to Buyer a complete and accurate copy of all agreements pursuant to which Stephens Inc. is entitled to any fees and expenses payable directly or indirectly by the Company or any Company Subsidiary in connection with any of the Transactions.

      (b) Section 3.23 of the Company Disclosure Schedule sets forth a list of the fees and expenses, estimated in good faith as of the date of this Agreement, incurred and to be incurred by the Company or any Company Subsidiary in connection with the Transactions (including without limitation the fees and expenses of Stephens Inc. and of the Company’s legal counsel and accountants) and noting which fees and expenses, if any, have been paid as of the date hereof or accrued as of the date hereof (the actual fees and expenses incurred and to be incurred by the Company or any Company Subsidiary in such connection being referred to as the “Company Transaction Expenses”).

      SECTION 3.24     Employees. Except as set forth in Section 3.24 of the Company Disclosure Schedule or except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, to the best of the Company’s knowledge, no executive, Key Employee, or group of employees has any plans to terminate employment with the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not experienced any material labor disputes or work stoppages due to labor disagreements. The Company and the Company Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment, except for such the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries are not, nor have any of them ever been, a party to any collective bargaining agreements and, to the knowledge of the Company, none of the Company or any of the Company Subsidiaries has been the subject of any organizational activity.

      SECTION 3.25     Transactions with Affiliates. Except as set forth in Section 3.25 of the Company Disclosure Schedule or in the Filed Company SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.25 of the Company Disclosure Schedule identifies each Person who is, to the best of the Company’s knowledge, an Affiliate of the Company or any Company Subsidiary. Without limiting the generality of the foregoing, there are no amounts due or payable by the Company or any Company Subsidiary to any of the Principal Stockholders or any of their Affiliates in connection with the Transactions or the Voting Agreements or otherwise, except for such amounts as may be payable under the Company’s Employee Benefit Plans as in effect on the date hereof and which are listed on the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

      Each of Parent and Buyer, jointly and severally, hereby represents and warrants to the Company that:

      SECTION 4.01     Organization and Qualification; Subsidiaries. Such Person is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be organized, existing, in good standing or to have such power, authority or governmental approvals would not reasonably be expected to prevent or materially delay the ability of Parent or Buyer to consummate the Transactions (a “Buyer Material Adverse Effect”). Such Person is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to have a Buyer Material Adverse Effect.

      SECTION 4.02     Ownership of Parent and Buyer; No Prior Activities. Such Person was formed solely for the purpose of engaging in the Transactions. Such Person (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities, except, in either case, in connection with the Transactions. As of the date hereof, no shares of Company Common Stock are held by Parent or Buyer. As of the date hereof, the authorized capital stock of Buyer, consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

      SECTION 4.03     Authority Relative to this Agreement. Such Person has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by such Person and the consummation by each such Person of the Transactions have been duly authorized by all necessary corporate action on the part of such Person. Such Person has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

      SECTION 4.04     No Conflict; Required Filings and Consents.

      (a) The execution and delivery by such Person of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of such Person under, any provision of (i) its charter, by-laws or other organizational documents, (ii) any Contract to which such Person is a party or by which any of its respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to such Person or any of its subsidiaries or respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

      (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Person in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) if required, compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Buyer is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that, individually and in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

      SECTION 4.05     Information Supplied. None of the information supplied or to be supplied in writing by Parent or Buyer specifically for inclusion or incorporation by reference in the Proxy Statement (including any amendment or supplement thereto) will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      SECTION 4.06     Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Buyer. Parent has previously provided to the Company a written list of the fees and expenses, estimated in good faith as of the date of this

Agreement, incurred and to be incurred by Parent and Buyer in connection with the Transactions (including without limitation the fees and expenses of Parent’s and Buyer’s legal counsel and accountants) and noting which fees and expenses, if any, have been paid as of the date hereof or accrued as of the date hereof.

      SECTION 4.07     Financing. Buyer has provided the Company with commitment letters from iStar Financial Inc., dated April 22, 2003 and Union Bank of California, N.A., dated April 11, 2003 (collectively, the “Debt Commitment Letters”). Buyer has provided the Company with a commitment letter from Kohlberg Management IV, L.L.C., dated April 25, 2003, (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Commitment Letters”). To the knowledge of Parent or Buyer, the Commitment Letters have been duly executed by all parties thereto and are in full force and effect as of the date hereof and have not been amended or modified in any material respect. Neither iStar Financial Inc. nor Union Bank of California, N.A. has notified Parent or Buyer of its intention to terminate such lender’s Debt Commitment Lender or not to provide the financing contemplated thereby. As of the date hereof, there are no facts or circumstances known to Parent or Buyer that in Parent’s or Buyer’s good faith estimation would reasonably be expected to cause the Financing not to be consummated. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. Assuming the satisfaction of the condition set forth in Section 7.02(i) of this Agreement, the aggregate proceeds of the financings contemplated by the Commitment Letters (the “Financing”), when taken together with the available cash of the Company and the Company Subsidiaries is sufficient to pay the aggregate Merger Consideration and Option Consideration and to pay the anticipated fees and expenses of Parent and Buyer related to the Merger and the Transactions and, to the knowledge of Parent or Buyer, to provide adequate liquidity for the continuation of the business of the Company and the Company Subsidiaries in a manner consistent with historical practice.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01     Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless Parent otherwise consents in writing (which consent will not be unreasonably withheld or delayed):

(a) the businesses of the Company and the Company Subsidiaries will be conducted only in, and the Company and the Company Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice (including without limitation with respect to (i) the timing and payment terms of accounts payable and other expenses, (ii) the billing and receipt of accounts receivable and membership dues, (iii) capital expenditures provided for in the Company’s budget, and (iv) the management of the Company’s working capital); and

(b) the Company will use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with members or other customers, employees, suppliers, licensors, licensees and other Persons with which the Company or any Company Subsidiary has significant business relations.

      By way of amplification and not limitation, except (x) as contemplated by this Agreement, (y) for transfers of cash among the Company and the Company Subsidiaries pursuant to the Company’s existing cash management policies or (z) as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary will, between the date of this Agreement (or in the case of clause (ii) below, April 9, 2003) and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

(i) amend or change its certificate of incorporation or by-laws or equivalent organizational documents (including without limitation the Company Charter and Company By-Laws);

(ii) issue or sell, or authorize for issuance or sale, any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock pursuant to the Company Stock Options outstanding on the date of this Agreement) or pursuant to the Stock Purchase Plan;

(iii) authorize, declare or set aside any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its stock or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock;

(v) acquire or agree to acquire or sell or agree to sell (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets constituting a business or a portion of a business (including a campground), provided that the Company will give Parent prompt notice of the sale (or agreement to sell) any campground or other asset specified on Section 5.01 of the Company Disclosure Schedule;

(vi) except for (a) Membership Contracts entered into in the ordinary course of business consistent with past practice, (b) the disposition of obsolete or worthless assets, sell, lease, license, encumber or subject to any Lien or otherwise dispose of any Real Property;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans or advances, except for revolving indebtedness under the Company’s existing Loan Agreement dated as of July 1, 2001 between the Company and Union Bank of California N.A., as amended and in effect (the “Union Bank Loan Agreement”), incurred in the ordinary course of business and consistent with past practice and for other indebtedness with a maturity of not more than one year and in a principal amount not, in the aggregate, in excess of $50,000;

(viii) enter into any contract or agreement that would be required to be listed on the Company Disclosure Schedule pursuant to Section 3.13(a)(i)(A), Section 3.13(a)(i)(B), Section 3.13(a)(ii) (but only with respect to officers, directors and Key Employees), Section 3.13(a)(iii), Section 3.13(a)(iv) (other than for renewal or substitution of the Company’s outstanding letter of credit issued under the Union Bank Loan Agreement and required by certain of the Insurance Policies or renewals thereof contemplated by Section 3.18), Section 3.13(a)(v), Section 3.13(a)(vi), Section 3.13(a)(vii) (other than joint marketing programs not involving payments by the Company and the Company Subsidiaries in excess of $50,000 per program), Section 3.13(a)(viii), Section 3.13(a)(ix), Section 3.13(a)(x) or Section 3.13(a)(xi), in each case if entered into prior to the date hereof, or modify, amend, renew, or waive any material provision of, breach in any material respect, or terminate any Company Material Contract;

(ix) make or authorize any capital expenditures, other than as set forth in Section 5.01(b)(ix) of the Company Disclosure Schedule, in excess of $100,000 in the aggregate;

(x) except for the acceleration of vesting of unvested Company Stock Options outstanding on the date hereof, waive any stock repurchase or acceleration rights, amend or change the terms of any options, warrants, or restricted stock, or reprice options granted under any Company Option Plan or warrants or authorize cash payments in exchange for any options, or warrants granted under any such plans;

(xi) except as required by Law or as specifically provided for in this Agreement and except for fiscal 2003 year-end bonuses not in excess of $700,000 in the aggregate and consistent with past practices, (a) increase the compensation payable or to become payable to the Company’s or any Company Subsidiary’s officers or employees (including without limitation any rights to severance or termination pay), except for increases in salaries or wages of employees (other than directors, officers or Key Employees) in accordance with past practices and consistent with current budgets as of the date hereof, (b) grant or amend any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or Key Employee of the Company or any Company Subsidiary, or (c) forgive any indebtedness of any employee of the Company or any Company Subsidiary other than forgiveness of advances to sales personnel consistent with past practice that is not, individually or in the aggregate, material in amount;

(xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $75,000 per claim, liability or obligation or $500,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in (or arising after the date of), the Company Balance Sheet, or cancel any indebtedness in excess of $75,000 in any one instance or $500,000 in the aggregate or waive any claims or rights with a value in excess of $75,000, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party (other than the confidentiality provisions contained in any employment agreement);

(xiii) settle any Action other than any settlement which involves only the payment of damages in an amount that does not exceed $75,000 and does not involve injunctive or other equitable relief, or commence any litigation or arbitration (other than in connection with a breach of this Agreement) involving a claim in excess of $75,000;

(xiv) make or revoke any material Tax elections, adopt or change any method of Tax accounting, request any ruling or similar determination, enter into any closing agreement or settle any Tax liabilities or take any similar action (including communications with a Governmental Entity) with respect to the computation of Taxes or the preparation of a Tax Return that is either inconsistent with past practice or is in excess of $75,000;

(xv) take any action, other than as required by U.S. GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, with respect to any revaluation of assets;

(xvi) except as provided in Sections 5.01(b)(x) and 5.03, (i) establish, adopt, enter into, amend, or terminate any collective bargaining agreement or Employee Benefit Plan, other than to the extent required to comply with applicable Law, (ii) take any action to accelerate any rights or benefits under any Employee Benefit Plan, or (iii) unless consistent with past practice, make any material determinations not in the ordinary course of business, under any collective bargaining agreement or Employee Benefit Plan;

(xvii) enter into or implement any “stockholder rights” plan or any similar anti-takeover plan or device in a manner that could prevent or delay the consummation of the Merger;

(xviii) enter into a binding agreement to take any of the actions described in clauses (i) through (xvii) above; or

(xix) except as specifically permitted by this Section 5.01, take any action (a) that would reasonably be expected to cause any of the Company’s representations and warranties set forth in Article III not to satisfy the conditions to closing set forth in Section 7.02(a), or (b) that would be reasonably expected to result in the inability of Company to satisfy the other conditions to closing set forth in Section 7.02.

      SECTION 5.02     Notification of Certain Matters. Buyer will give prompt notice to the Company, and the Company will give prompt notice to Buyer, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement made by such Person not to satisfy the conditions to closing set forth in Section 7.02(a) or 7.03(a), as applicable, or (B) any covenant, condition or agreement contained in this Agreement applicable to such Person not to be complied with or satisfied in any material respect and (ii) any failure of Buyer or the Company, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.02 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.03     Employee Stock Purchase Plan. The Company will take all necessary and appropriate actions with respect to the Thousand Trails, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”) so that (a) the offering period ending June 30, 2003 is the final offering period for which shares of Company Common Stock are issued under such plan, (b) all contractual restrictions on transfer applicable to any shares of Company Common Stock held in stock accounts of the Stock Purchase Plan are terminated immediately prior to the Effective Time, (c) such plan is terminated, in accordance with section 8.1 of such plan, immediately prior to the Effective Time, and (d) all balances deferred after June 30, 2003 under the Stock Purchase Plan are refunded to the plan participants promptly following the Effective Time.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.01     Preparation of Proxy Statement; Company Stockholders Meeting.

      (a) The Company will, as soon as practicable following the date of execution of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form (provided that Buyer and its counsel will be given reasonable opportunity to review and comment on the Proxy Statement and any amendments thereto prior to its filing with the SEC), and each of the Company and Buyer will use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will use reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. Subject to Section 6.03(c), (i) the Proxy Statement will contain the recommendation of the Company Board that the Company Stockholders vote to adopt and approve this Agreement and the Merger and (ii) if requested to do so by Buyer at any time prior to the Company Stockholders Meeting and subject to compliance with applicable Laws, if there has been publicly announced an alternative Acquisition Proposal, the Company Board will within fifteen business days following such public announcement (but in any event prior to the Company Stockholders Meeting) publicly reaffirm such recommendation and/or will publicly announce that it is not recommending that the Company Stockholders accept an alternative Acquisition Proposal.

      (b) Unless this Agreement has been terminated in accordance with its terms, the Company will, as soon as practicable following the date of execution of this Agreement (and without regard to the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval.

      SECTION 6.02     Access to Information; Confidentiality. The Company will, and will cause each Company Subsidiary to afford to Parent, Buyer, and to Parent’s and Buyer’s officers, employees, accountants, counsel, financial advisors, financing sources and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company will, and will cause each Company Subsidiary to, furnish promptly to Parent and Buyer such information concerning its business, properties, assets, customers, consultants and personnel as Parent or Buyer may reasonably request. The Company hereby consents, and will cause each Company Subsidiary to consent, to Parent and Buyer and Parent’s and Buyer’s officers, employees, accountants, counsel, financial advisors, financing sources and other representatives contacting, in a reasonable fashion, members, employees, lenders and landlords of the Company and such Company Subsidiary and will, upon reasonable notice from Parent or Buyer, request such members, employees, lenders and landlords to cooperate during normal business hours during the period prior to the Effective Time with any reasonable requests made by or on behalf of Parent or Buyer. Parent will, prior to the Effective Time, respond promptly to reasonable requests by the Company for information concerning the status of the Financing. Any confidential information provided to Parent, Buyer or the Company hereunder will be subject to the terms of the Confidentiality Agreement between the Company and Kohlberg Management IV, L.L.C. dated November 12, 2002 (“Confidentiality Agreement”).

      SECTION 6.03     No Solicitation of Transactions.

      (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, except as provided in clause (b) below, the Company will not, and will not permit any of the Company Subsidiaries to directly or indirectly, initiate, solicit, negotiate, encourage or provide nonpublic or confidential information to facilitate, and the Company will not, and will use its reasonable best efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of the Company Subsidiaries not to, directly or indirectly initiate, solicit, negotiate, encourage or provide nonpublic or confidential information to facilitate, any proposal or offer to acquire any part of the business or properties of the Company or any Company Subsidiary constituting 25% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, or a significant equity interest in any class of capital stock of the Company or any Company Subsidiary, whether by merger, consolidation, recapitalization, purchase of assets, tender offer or otherwise and whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an “Acquisition Transaction”). The Company immediately will cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any Acquisition Transaction, other than the Merger.

      (b) Notwithstanding the provisions of clause (a) above, the Company Board may respond to, furnish information to or engage in discussions or negotiations with any Person in response to an unsolicited written offer or proposal with respect to an Acquisition Transaction (an “Acquisition Proposal”) if and only to the extent that (I) the Company Board determines, in good faith after consultation with its independent financial advisor and legal counsel, that such Acquisition Proposal would (or reasonably could) constitute a Superior Proposal, (II) the Company Board determines, in good faith after consultation with legal counsel, that such action is required in order to comply with its fiduciary duties to the Company Stockholders under applicable Law, and (III) the Company Board receives, prior to furnishing any such information or entering into any discussions or negotiations with such Person, an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (including without limitation with respect to the standstill provisions thereof). For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal (A) made by a third party that the Company Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company Stockholders than the Merger, (B) that involves at least 51% of the outstanding shares of Company Common Stock or assets of the Company and the Company Subsidiaries, (C) that the Company Board determines in its good faith judgment is reasonably likely to be consummated, taking into account all legal and regulatory aspects of the proposal, and (D) for which financing, to the extent required, is then committed on terms as likely to be satisfied as the Commitment Letters. The Company Board may take and disclose to the Company Stockholders a position required by Rules 14d-9 and 14e-2 under the Exchange Act without violating this clause (b).

      (c) Neither the Company Board nor any committee thereof will, except as expressly permitted by this Section 6.03(c), (i) withdraw, amend, qualify or modify in any manner adverse to Parent or Buyer, the approval or recommendation of the Company Board or such committee of the Merger or this Agreement, (ii) endorse, approve, recommend or submit to the Company Stockholders any Acquisition Transaction (other than the Merger), or (iii) cause the Company to enter into any agreement related to or with respect to any Acquisition Transaction (each an “Acquisition Agreement”); provided, that the Company may enter into a confidentiality agreement to the extent required, and containing only the terms contemplated, by Section 6.03(b)(III). Notwithstanding the foregoing, if the Company Board determines in good faith, after it has received a Superior Proposal in compliance with this Section 6.03 and after taking into account advice from independent outside legal counsel with respect to its fiduciary duties to Company Stockholders under applicable Law, that such action is required for the Company Board to comply with its fiduciary obligations to the Company Stockholders under applicable Law, the Company Board may (subject to this and the following sentences), take any of the actions described in clauses (i) through (iii) of this Section 6.03(c) (each a “Subsequent Adverse Determination”), but only at a time that is after the fifth business day following Parent’s receipt of written notice advising Parent that the Company Board intends to make a Subsequent Adverse Determination. Such written notice will specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation), identify the Person making such Superior Proposal and state that the Company Board intends to make a Subsequent Adverse Determination. During such five business day period, Parent and Buyer may offer the Company adjustments to the terms and conditions of this Agreement that will permit the Company Board to determine that, with such adjustments, the Merger is at least as favorable to the Company Stockholders as such Superior Proposal.

      (d) The Company will notify Parent orally within 24 hours and in writing within 48 hours after receipt of any Acquisition Proposal, indication of interest or request for nonpublic information relating to the Company or a Company Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary by any Person or group that informs the Company Board or the board of directors of any Company Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent will indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact as well as the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group.

      The Company will use its reasonable efforts to keep Parent informed of the status and details (including any change to the material terms thereof) of any such Acquisition Proposal.

      SECTION 6.04     Directors’ and Officers’ Indemnification and Insurance.

      (a) Buyer will, to the fullest extent permitted by Law, cause the Surviving Corporation (from and after the Effective Time) to honor all of the Company’s obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and the Company Subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers in their capacities as such for their service to the Company and the Company Subsidiaries at and prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement. Without limiting the foregoing, the by-laws of the Surviving Corporation will contain the provisions that are set forth, as of the date of this Agreement, in Article XI of the Company By-Laws, which provisions will not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company with respect to actions taken or omissions to act in their capacities as such for their service to the Company and the Company Subsidiaries occurring at or prior to the Effective Time.

      (b) The Company will maintain, through the Effective Time, the Company’s existing directors’ and officers’ insurance in full force and effect without reduction of coverage. Not later than the Effective Time, Buyer (i) shall cause to be purchased (with all premiums prepaid) “tail-end” coverage under such insurance for a period of five years after the Effective Time, or substitute “tail-end” coverage with reputable and financially sound carriers having at least substantially the same coverage and amounts and containing terms and conditions which are in the aggregate substantially no less advantageous (provided the premium for such “tail-end” coverage does not exceed the Maximum Premium (as defined below)) with respect to claims arising from or related to acts or omissions by the current and former directors and officers of the Company and the Company Subsidiaries in their capacities as such for their service to the Company and the Company Subsidiaries at or before the Effective Time, and (ii) shall either cause the deductibles or retentions thereunder directly or indirectly payable by individual directors and officers to be reduced to zero or, if practicable, cause to be established and funded an irrevocable trust so as to eliminate such deductible or retention on terms reasonably satisfactory to the Company; provided, however, that Buyer will not be obligated to make a premium payment for such insurance coverage to the extent such premium exceeds 200% of the annual premiums paid as of the date hereof by the Company for such insurance multiplied by the five years of coverage (such 200% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at a premium in excess of the Maximum Premium, not later than the Effective Time Buyer will cause to be purchased (with all premiums prepaid) the most advantageous five-year policy of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Premium. The Company represents to Buyer that the last annual premium paid prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policy was $70,000.

      (c) If the Surviving Corporation (or any of its successors or assigns) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.04.

      SECTION 6.05     Further Action; Consents. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any, and including without limitation such filings as are referred to in Section 3.05(b)(iv)) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Without limiting the foregoing, the Company will give Buyer the opportunity to participate in (but not control) the defense of any stockholder litigation against the Company and/or its directors relating to this Agreement or the Transactions and no settlement will be agreed to without Buyer’s consent, which consent will not be unreasonably withheld.

      SECTION 6.06     Public Announcements. Parent and Buyer, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements (including any filings with any federal or state governmental or regulatory agency or with the American Stock Exchange) with respect to the Transactions and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement if such disclosure would result in a violation of applicable federal or state securities laws.

      SECTION 6.07     Financing. Parent and Buyer will use their commercially reasonable efforts to complete the Financing contemplated by the Debt Commitment Letters and will use best efforts to cause their Affiliates to satisfy their obligations under the Equity Commitment Letter. In the event that the Financing contemplated by the Commitment Letters is not made available to Parent and Buyer so as to enable Parent and Buyer to proceed with the Merger in a timely manner, Parent and Buyer will use commercially reasonable efforts to obtain alternate financing on terms no less favorable to Parent and Buyer than the Financing contemplated by the Debt Commitment Letters. Following the date hereof, Parent shall notify the Company (i) of any amendment, modification, termination or cancellation of any of the Commitment Letters promptly following such amendment, modification, termination or cancellation, and (ii) if Parent determines, based on Parent’s good faith estimation, that all or any portion of the Financing is not reasonably likely to be consummated.

ARTICLE VII

CONDITIONS TO THE MERGER

      SECTION 7.01     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Buyer to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval has been obtained;

(b) No Order. No Governmental Entity has enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, injunction, executive order or award (an “Order”) that is then in effect and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided that the party relying on a failure of this condition has complied in all material respects with its obligations under Section 6.05; and

(c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act has expired or been terminated.

      SECTION 7.02     Conditions to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (read without giving effect to any of the materiality, Material Adverse Effect or equivalent qualifications contained therein) are true and correct as of the Closing Date, as though made at and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date remain true and correct as of such date), except for any untruths or inaccuracies as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and Parent and Buyer have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect;

(b) Agreements and Covenants. The Company has performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Parent and Buyer have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect;

(c) Material Adverse Effect. Since the date of this Agreement, there have been no circumstances, events, occurrences, changes or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect;

(d) Actions. No Action has been brought, is pending or has been threatened by any Governmental Entity (or is pending by any other Person relating to the Merger) that (i) seeks to prevent or delay the consummation of the Transactions, (ii) seeks to restrain or prohibit Parent’s or Buyer’s full rights of ownership or operation of any portion of the business or assets of the Company, or to compel Parent or Buyer to dispose of or hold separate all or any portion of the business or assets of the Company, (iii) seeks to impose limitations on the ability of Parent or Buyer to exercise full rights of ownership of the shares of Company Common Stock acquired pursuant to the Merger, including, without limitation, the right to vote any shares of Company Common Stock acquired or owned by Parent or Buyer on all matters properly presented to the Company Stockholders, (iv) seeks to require divestiture by Parent or Buyer of any shares of Company Common Stock, or (v) that otherwise would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(e) Financing. The Financing contemplated by the Debt Commitment Letters (or alternative financing contemplated by Section 6.07 of this Agreement) has been consummated; provided that Parent and Buyer may not rely on this clause (e) as a basis for termination of this Agreement unless Parent and Buyer have complied in all material respects with their obligations under Section 6.07;

(f) Certified Copies. At the Closing, the Company will deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions (including without limitation the resolutions required by Section 9.2(d) of the Company Charter), (ii) Company Charter and Company By-Laws and (iii) the tabulation of the stockholder vote taken at the Company Stockholders Meeting;

(g) Director Resignations. At the Closing, the Company will deliver signed letters of resignation from each director of the Company and of each Company Subsidiary pursuant to which each such director resigns from his position as a director of the Company and of each Company Subsidiary and makes such resignation effective at or prior to the Effective Time;

(h) Union Bank Loan Agreement. All indebtedness and other obligations of the Company or any Company Subsidiary under the Union Bank Loan Agreement (other than those represented by an outstanding letter of credit in the aggregate amount of $1,100,000 or any replacement thereof permitted by Section 5.01(b)(viii)) have been fully paid off and discharged and, if Buyer has provided for a substitute letter of credit prior to the Effective Time, the Company has terminated the Union Bank Loan Agreement;

(i) Working Capital. The Working Capital Amount is equal to or greater than $24,000,000, as evidenced by an officers’ certificate of the Company delivered to Parent and Buyer; and

(j) Appraisal Shares. No more than 5% of the shares of Company Common Stock are Appraisal Shares.

      SECTION 7.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Buyer contained in this Agreement (read without giving effect to any of the materiality, Buyer Material Adverse Effect or equivalent qualifications contained therein) are true and correct as of the Closing Date, as though made at and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date remain true and correct as of such date), except for any untruths or inaccuracies as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, and the Company has received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent and Buyer to that effect;

(b) Agreements and Covenants. Each of Parent and Buyer has performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the Company has received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent and Buyer to that effect;

(c) Certified Copies. At the Closing, (A) Buyer will deliver certified copies of (i) the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) the resolutions duly adopted by Buyer’s stockholders approving this Agreement and the Transactions, and (iii) the certificate of incorporation and the by-laws of Buyer, and (B) Parent will deliver certified copies of (i) the resolutions duly adopted by Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, and (ii) Parent’s certificate of incorporation and by-laws; and

(d) Working Capital. The Working Capital Amount is equal to or greater than $24,000,000.

ARTICLE VIII

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

      SECTION 8.01     Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

(a) by mutual written consent duly authorized by the boards of directors of each of Buyer and the Company;

(b) by either Buyer or the Company, if there is any Law or Order of a Governmental Authority which is final and nonappealable preventing the consummation of the Merger; provided, however, that the provisions of this Section 8.01(b) will not be available to any party whose failure to fulfill its obligations hereunder is the cause of, or has resulted in, such Law or Order;

(c) by either Buyer or the Company, if the Effective Time has not occurred on or before August 29, 2003; provided, however, that the right to terminate this Agreement under this Section 8.01(c) will not be available to any party whose failure to fulfill its obligations hereunder has caused the failure of the Merger to occur on or before such date;

(d) by Buyer if (X) the Company Board (i) has made a Subsequent Adverse Determination, (ii) fails to recommend to the Company Stockholders in the Proxy Statement that they approve the Merger and give the Company Stockholder Approval, or (iii) fails to reconfirm the recommendation referred to in clause (ii) above if requested in accordance with the applicable provisions of Section 6.01(a), or fails to publicly announce (in accordance with the applicable provisions of Section 6.01(a)) that the Company Board is not recommending any alternative Acquisition Proposal, or (Y) the Company has breached in any material respect its obligations under Section 6.03;

(e) by either Buyer or the Company if this Agreement fails to receive the Company Stockholder Approval at the Company Stockholders Meeting duly called and held in accordance with Section 6.01(b);

(f) by Buyer upon (i) a breach of any representation or warranty on the part of the Company set forth in this Agreement, other than the representations and warranties contained in Section 3.20(b) of this Agreement, (in each case read without giving effect to any of the materiality, Material Adverse Effect or equivalent qualifications contained therein) that would reasonably be expected to have a Material Adverse Effect, or (ii) a material breach of any covenant or agreement on the part of the Company set forth in this Agreement (but in each case where such breach or untruth is capable of being cured, only following the fifteenth day after the giving of written notice thereof to the Company if such breach or untruth has not been cured);

(g) by the Company upon (i) a breach of any representation or warranty on the part of Buyer set forth in this Agreement (in each case read without giving effect to any of the materiality, Buyer Material Adverse Effect or equivalent qualifications contained therein) that would reasonably be expected to have a Buyer Material Adverse Effect, or (ii) a material breach of any covenant or agreement on the part of Buyer set forth in this Agreement (but in each case where such breach or untruth is capable of being cured, only following the fifteenth day after the giving of written notice thereof to Parent and Buyer if such breach or untruth has not been cured);

(h) prior to the Company Stockholders Meeting, by the Company (A) if the Company Board has authorized the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a Superior Proposal and the Company has notified Buyer in writing that it intends to enter into such an agreement (which notification will identify the offeror and detail the proposed terms of such Superior Proposal), and (B) Buyer has not made, within five business days of receipt of the Company’s written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the Company Stockholders as the

Superior Proposal; provided, however, that such termination pursuant to this clause (h) will not be effective unless and until the Company has paid to Buyer the amounts described in Section 8.03 hereof as applicable to this Section 8.01(h);

(i) prior to the Company Stockholders Meeting, by the Company if the Company Board has determined in good faith (after consultation with legal counsel) that not holding the Company Stockholders Meeting is required in order for the Company Board to comply with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that such termination pursuant to this clause (i) will not be effective unless and until the Company has paid to Buyer the amounts described in Section 8.03 hereof as applicable to this Section 8.01(i);

(j) by Buyer if the condition to closing set forth in Section 7.02(i) has not been satisfied or by the Company if the condition to closing set forth in Section 7.03(d) has not been satisfied; or

(k) by Buyer upon a breach of any representation or warranty on the part of the Company set forth in Section 3.20(b) of this Agreement.

      SECTION 8.02     Effect of Termination. Except as provided in Section 8.03, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement will immediately become void, there will be no liability under this Agreement on the part of Parent or Buyer or the Company or any of their respective stockholders, officers, directors or representatives, and all rights and obligations of each party hereto will cease; provided, however, that nothing herein will relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 8.03     Fees and Expenses.

      (a) Except as set forth below, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expenses. “Expenses” as used in this Agreement include all documented reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, financing sources, appraisers, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the due diligence review and analysis of the Company, the Merger and the other Transactions, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Company Stockholder Approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.

      (b) The Company will reimburse Buyer for all Expenses (up to an aggregate amount of $3,000,000) incurred by or on behalf of Parent or Buyer prior to termination of this Agreement in connection with this Agreement and the Transactions, upon the termination of this Agreement:

(i) by Buyer or the Company pursuant to Section 8.01(e) or Section 8.01(j);

(ii) by Buyer pursuant to Section 8.01(d) or Section 8.01(f); or

(iii) by the Company pursuant to Section 8.01(h) or Section 8.01(i).

      (c) In addition to any amount payable in accordance with Section 8.03(b), the Company agrees to pay to Buyer a non-refundable fee equal to $4,000,000 if:

(i) (A) Buyer or the Company terminates this Agreement pursuant to Section 8.01(e), and (B) the Company consummates, or enters into a definitive agreement with respect to, a Business Combination with any Person or group within 12 months of such termination;

(ii) Buyer terminates this Agreement pursuant to Section 8.01(d);

(iii) (A) Buyer terminates this Agreement pursuant to Section 8.01(f), and (B) the Company consummates, or enters into a definitive agreement with respect to, a Business Combination with any Person or group within 12 months of such termination with any Person with whom the Company had negotiations in connection with an Acquisition Proposal, to whom the Company furnished nonpublic or confidential information in connection with an Acquisition Proposal, or who submitted an Acquisition Proposal, in each case prior to such termination; or

(iv) The Company terminates this Agreement pursuant to Section 8.01(h) or Section 8.01(i).

      (d) Any payment required to be paid pursuant to this Section 8.03 will be made promptly by wire transfer of same day funds but in no event later than:

(i) in the case of termination by Buyer, two business days following such termination pursuant to Section 8.01; provided, however, that any fee payable pursuant to Section 8.03(c)(i) or (iii) will be payable no later than two business days prior to the closing of the Business Combination referred to in clauses (i)(B) and (iii)(B) of Section 8.03(c); and

(ii) in the case of termination by the Company, prior to the date of such termination; provided, however, that any fee payable pursuant to Section 8.03(c)(i) will be payable prior to the occurrence of the first to occur of the events described in Section 8.03(c)(i)(B).

      (e) For purposes of this Section 8.03, “Business Combination” means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company or a recapitalization of the Company for the purpose of distributing cash to the Company Stockholders (whether through a dividend, issuer tender offer or similar transaction) (A) that is financed, or for which financing is syndicated or arranged, by iStar Financial Inc. or any of its Affiliates, or (B) as a result of which the Company’s stockholders prior to such transaction cease to own at least 65% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) with Carl Marks Strategic Investments, L.P. and its Affiliates owning substantially the proportion of such voting securities they owned prior to such transaction, (ii) a sale, lease, exchange, transfer, or other disposition of more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, in a single transaction or a series of related transactions, or (iii) the acquisition, by a Person, group or entity (other than (I) Buyer or any Affiliate thereof, or (II) Carl Marks Strategic Investments, L.P., or any Affiliate thereof, so long as such acquisition by Carl Marks Strategic Investments, L.P., or any Affiliate thereof, is not part of a “Rule 13e-3 transaction” as defined in Rule 13e-3(a)(3) under the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding Company Common Stock, whether by tender or exchange offer or otherwise; provided, however, that a recapitalization of the Company for the purpose of distributing cash to the Company Stockholders (whether through a dividend, issuer tender offer or similar transaction), which (A) is not financed (and for which financing is not syndicated or arranged) by iStar Financial Inc. or any of its Affiliates, and (B) does not result in any Person that is not a Company Stockholder on the date hereof owning any securities of the Company (or any successor entity thereto), shall be deemed not to be a Business Combination.

      (f) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, Parent and Buyer would not enter into this Agreement; accordingly, if the Company fails to pay the amounts due pursuant to this Section 8.03, and, in order to obtain any such payment, Parent or Buyer commences a legal proceeding which results in a judgment against the Company for the amounts set forth in this Section 8.03, the Company will pay to Parent and Buyer their respective costs and reasonable expenses (including reasonable attorneys’ fees) in connection with such proceeding, together with interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank N.A. in effect on the date any such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.01     Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto will terminate at the Effective Time. The covenants and agreements in this Agreement to be performed after the Effective Time will survive the Effective Time in accordance with their terms.

      SECTION 9.02     Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed given (i) when delivered after mailing by certified mail (postage prepaid, return receipt requested), (ii) when delivered by hand, (iii) upon confirmation of receipt by facsimile or (iv) one business day after sending by overnight delivery service to the respective parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 9.02):

      if to Parent or Buyer:

KTTI Holding Company, Inc.
KTTI Acquisition Company, Inc.
c/o Kohlberg & Company
258 High Street, Suite 100
Palo Alto, CA 94301
Facsimile No.: (650) 463-1481
Attention: John S. Eastburn Jr.

      with a copy to:

Ropes & Gray
One International Place
Boston, MA 02110
Facsimile No.: (617) 951-7050
Attention: Daniel S. Evans, Esq.

      if to the Company:

Thousand Trails, Inc.
3801 Parkwood Boulevard, Suite 100 (for overnight delivery)
P.O. Box 2529 (for certified mail)
Frisco, TX 75034
Facsimile No.: (214) 618-7285
Attention: William J. Shaw

      with a copy to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, TX 75201
Facsimile No.: (214) 698-3400
Attention: Irwin F. Sentilles III, Esq.

      SECTION 9.03     Certain Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person.

(b) “Asset Sale Proceeds” means the net cash proceeds after payment of the direct expenses of sale, the payment or accrual of Taxes incurred as a result of such sale and, if accrued, included in the Company’s “accounts payable” or “other accrued liabilities” referred to in Section 9.03(z)(c)(iv) below, and the reservation for retained liabilities reserved in accordance with U.S. GAAP and consistent with the Company’s past practices and included in the Company’s “accounts payable” or “other accrued liabilities” referred to in Section 9.03(z)(c)(iv) below, in each case from (i) the sale or disposition (including by way of merger) of any real property owned by the Company or any Company Subsidiary, and (ii) any insurance payments or condemnation awards on account of the destruction or loss of such property, in each case received by the Company or any Company Subsidiary since January 1, 2003.

(c) “business day” means any day on which both the principal offices of the SEC in Washington, D.C. are open to accept filings, and, in the case of determining a date when any payment is due, any day

(other than a Saturday or a Sunday) on which banks are not required or authorized to close in The City of New York.

(d) “Company Subsidiary” means any subsidiary of the Company.

(e) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(f) “Employee Benefit Plan” means any current or terminated (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, material fringe benefit plan or program, or (e) profit sharing, stock option, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, severance plan or other benefit plan, which covers any current or former employees, officers, directors, independent contractors (or their dependents or beneficiaries) of the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may have any Liability.

(g) “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

(h) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(l).

(i) “Environmental Laws” means any federal, state, local or foreign Laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment.

(j) “Fiduciary” has the meaning set forth in ERISA Section 3(21).

(k) “Hazardous Substances” means (i) those substances defined as such in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

(l) “Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including without limitation all rights and interests pertaining to or deriving from:

(i) patents, copyrights, technology, know-how, processes, trade secrets, inventions, domain names, works (whether published or unpublished and whether registered or not), proprietary data, customer data, databases, pricing and cost information, business, sales and marketing methods and plans, formulae, research and development data and computer software programs;

(ii) all Trademarks;

(iii) all registrations, applications, recordings, licenses, common-law rights and Contracts relating thereto; and

(iv) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing.

(m) “knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry of employees of the Company or any Company Subsidiary reasonably expected to have the relevant knowledge, of each executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of the Company, and with respect to Parent or Buyer, the actual knowledge, after reasonable inquiry, of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of Parent or Buyer, as the case may be.

(n) “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due).

(o) “Material Adverse Effect” means any one or more circumstances, events, occurrences, changes or effects that, individually or in the aggregate materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole, other than circumstances, events, occurrences, changes or effects affecting the campground industry generally (unless the Company is disproportionately affected by such circumstances, events, occurrences, changes or effects).

(p) “Membership Contract” means any membership or similar agreement entered into between the Company or any Company Subsidiary and any Person entitling such Person to use, or providing an ownership interest in, any of the Company’s or any Company Subsidiary’s campgrounds or other facilities.

(q) “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

(r) “PBGC” means the Pension Benefit Guaranty Corporation.

(s) “person” or “Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(t) “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

(u) “subsidiary” or “subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(v) “Tax” or “Taxes” means all taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local, or foreign authority, whether disputed or not, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers’ compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code section 59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever, and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto.

(w) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment thereto.

(x) “Trademarks” means all trademarks, service marks, trade names, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

(y) “Working Capital Adjustment Amount” equals (i) if the Working Capital Amount is less than $26,000,000 (A) $26,000,000 minus the Working Capital Amount, divided by (B) the aggregate number of shares of Company Common Stock outstanding on the measurement date for the determination of the Working Capital Amount plus the aggregate number of shares of Company Common Stock subject to Company Stock Options as of such measurement date, or (ii) zero, if the Working Capital Amount is equal to or greater than $26,000,000.

(z) “Working Capital Amount” means (a) the “cash and equivalents,” plus (b)(i) “gross contracts receivable,” (ii) “other current assets,” and (iii) Company Transaction Expenses paid prior to the date of determination of the Working Capital Amount, minus (c)(i) the aggregate cash proceeds received by the Company since January 1, 2003 upon the exercise, conversion or exchange of any options or other derivative securities convertible or exchangeable into, or exercisable for, shares of Company Common Stock, (ii) Asset Sale Proceeds, (iii) the aggregate outstanding indebtedness for money borrowed ((A) including capitalized leases other than the one capitalized lease that is in place on the date hereof and represents outstanding indebtedness of approximately $38,000, but (B) excluding undrawn letters of credit and a promissory note with an unpaid balance of approximately $130,000 associated with the purchase of shares of capital stock of Leisure Time Resorts of America, Inc.), and (iv) “accounts payable” and “other accrued liabilities” (other than any Company Transaction Expenses included therein and not paid prior to the date of determination of the Working Capital Amount), in each case as of the last day of the last completed month prior to the Closing Date and all as determined for the Company on a consolidated basis in accordance with the internal format and accounting policies and practices used by the Company, consistent with past practice, as reflected, in the case of clauses (a), (b)(i), (b)(ii), and (c)(iv) above, in the Company’s Forecast by Month for Fiscal 2003 prepared by the Company’s management for distribution to the Company Board and previously furnished to Buyer.

      SECTION 9.04     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after this Agreement is adopted by the Company Stockholders, no such amendment will be made that reduces the amount or changes the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger or that otherwise by applicable Law requires the approval of the Company Stockholders without the further approval of the Company Stockholders. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

      SECTION 9.05     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement will not constitute a waiver of such rights.

      SECTION 9.06     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.07     Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, however, that each of Parent and Buyer will be entitled to assign this Agreement and any rights, interests or obligations hereunder to any of its Affiliates or, at or after the Effective Time, iStar Financial Inc. without the consent of the Company; provided further, however, that no such assignment shall relieve Parent or Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.04, notwithstanding anything else contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      SECTION 9.08     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

      SECTION 9.09     Governing Law; Forum. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles that would apply any other Law. Each of the parties submits to the jurisdiction of any state or federal court sitting in the state of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum or any other objection to the laying of venue or to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

      SECTION 9.10     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.11     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement.

      SECTION 9.12     Entire Agreement. This Agreement (including the exhibits hereto and the disclosure schedule called for hereunder and furnished by the Company to Parent and Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”)) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties hereto with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

      SECTION 9.13     Waiver of Jury Trial. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, Parent, Buyer and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KTTI HOLDING COMPANY, INC.

By:	/s/ JOHN S. EASTBURN

Name: John S. Eastburn, Jr.
Title:

KTTI ACQUISITION COMPANY, INC.

By:	/s/ JOHN S. EASTBURN

Name: John S. Eastburn, Jr.
Title:

THOUSAND TRAILS, INC.

By:	/s/ WILLIAM J. SHAW

Name: William J. Shaw
Title: President

ANNEX B

OPINION OF STEPHENS INC.

April 29, 2003

Board of Directors
Thousand Trails, Inc.
3801 Parkwood Blvd.
Suite 100
Frisco, TX 75034

Gentlemen:

     Thousand Trails, Inc. has received a cash merger proposal from a newly formed affiliate of Kohlberg Management IV, LLC (the “Transaction”). The Transaction will allow shareholders of Thousand Trails, Inc. to receive the consideration of $14.50 in cash per share. The terms and conditions of the Transaction are more fully set forth in the merger agreement.

     You have requested our opinion as to the fairness to the shareholders of Thousand Trails, Inc. (the “Company”), other than Carl Marks Strategic Investments, L.P. and its affiliates and Kohlberg Management IV, LLC and its affiliates, from a financial point of view of the consideration to be received by such shareholders in the Transaction.

     In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements regarding the Company;

(ii)	analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

(iv)	reviewed the reported prices and trading activity for the Common stock;

(v)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other publicly-traded companies engaged in similar or related lines of business and their securities;

(vi)	reviewed the financial terms, to the extent publicly available, of certain transactions involving similar or related lines of business;

(vii)	performed discounted cash flow analyses using financial projections prepared by the management of the Company;

(viii)	reviewed the merger agreement and related documents;

(ix)	discussed with management of the Company the operations of and future business prospects for the Company and the anticipated financial consequences of the Transaction to the Company; and

(x)	performed such other analyses and provided such other services as we have deemed appropriate.

     We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With

B-1

respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.

     As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion.

     Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the shareholders of the Company, other than Carl Marks Strategic Investments, L.P. and its affiliates and Kohlberg Management IV, LLC and its affiliates is fair to them from a financial point of view.

     Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission.

     This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company’s shareholders provided that we approve of such disclosures prior to publication.

Very truly yours,

STEPHENS INC.

By:	/s/ Michael R. Nicolais

Michael R. Nicolais

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

     (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving company as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Copy
Form of Proxy

☒    Please mark your votes as in this example.

1.	Approval of the Agreement and Plan of Merger, dated as of April 29, 2003, by and among Thousand Trails, Inc., KTTI Holding Company, Inc. and KTTI Acquisition Company, Inc., and the merger contemplated thereby.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion the proxies are authorized vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof, including matters incident to the conduct of the meeting.

Please indicate by checking the box at right if you plan to attend the meeting	☐

This proxy must be signed exactly as the stockholder name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	SIGNATURE(S)	DATE

o FOLD AND DETACH HERE o

THOUSAND TRAILS, INC.
PROXY VOTING INSTRUCTION CARD

Dear Thousand Trails Stockholder:

     Your vote is important. Please consider the proposal to approve an Agreement and Plan of Merger under which KTTI Acquisition Company, Inc., a wholly owned subsidiary of KTTI Holding Company, Inc., will merge with and into Thousand Trails, discussed in the enclosed Proxy Statement of Thousand Trails, Inc., and cast your vote by:

o	Completing, dating, signing and mailing the proxy card in the enclosed postage-paid envelope; or

o	If the envelope is missing send the proxy card to:

Thousand Trails, Inc., 3801 Parkwood Blvd., Suite 100, P.O. Box 2529, Frisco, Texas 75034, Attn: Corporate Secretary

     If you receive more than one set of proxy materials from Thousand, Inc. please act promptly on each set you receive because each set of proxy materials may represent separate shares. If you return multiple cards, you may use the same return envelope.

     If you wish to revoke your proxy you may do so at any time before your proxy is voted at the special meeting. You can do this in one of three ways: (1) delivering written notice that the proxy is revoked to the Corporate Secretary of Thousand Trails prior to the special meeting; (2) submitting a subsequently dated proxy to the Corporate Secretary prior to the special meeting or to the inspector of elections at the special meeting; or (3) attending the special meeting, delivering written notice that the proxy is revoked to the inspector of elections, and voting in person. You must submit your notice of revocation or a new proxy card to Thousand Trails, Inc. at the address set forth above. For further instructions on how to revoke your proxy please see the enclosed Proxy Statement.

Preliminary Copy
THOUSAND TRAILS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR THE SPECIAL MEETING ON                  , 2003

     The undersigned, a stockholder of Thousand Trails, Inc., a Delaware corporation (“Thousand Trails “), acknowledges receipt of a copy of the Proxy Statement of Thousand Trails; and, revoking any proxy previously given, hereby constitutes and appoints William J. Shaw and Walter B. Jaccard, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to vote the shares of common stock of Thousand Trails standing in the name of the undersigned at the special meeting of stockholders of Thousand Trails to be held on                   , 2003 at                  , local time and at any postponement or adjournment thereof, on all matters coming before such meeting as set forth on the reverse hereof.

     THE BOARD OF DIRECTORS OF THOUSAND TRAILS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER CONTEMPLATED THEREBY. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER CONTEMPLATED THEREBY.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS VERY IMPORTANT.

—————— SEE REVERSE SIDE ——————

o FOLD AND DETACH HERE o

THE SPECIAL MEETING OF STOCKHOLDERS OF
THOUSAND TRAILS, INC.
WILL BE HELD AT:

Thousand Trails, Inc., 3801 Parkwood Blvd., Suite 100, P.O. Box 2529, Frisco, Texas 75034 on , 2003 at , Local Time.

     For your vote to count your proxy card must be received prior to the special meeting on           , 2003. Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Please complete, sign, date and return this proxy card. Returning this proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. If you fail to return the proxy card or vote in person at the special meeting, it will have the same effect as a vote against the merger.